As filed with the Securities and Exchange Commission on November 6, 2018.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

INDEPENDENT BANK CORP.

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation or organization)

6022

(Primary Standard Industrial Classification Code Number)

04-2870273

(IRS Employer Identification Number)

Office Address: 2036 Washington Street, Hanover, Massachusetts 02339

Mailing Address: 288 Union Street, Rockland, Massachusetts 02370

(781) 878-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward H. Seksay, Esq.

General Counsel

Independent Bank Corp.

2036 Washington Street, Hanover, Massachusetts 02339

(781) 982-6158

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael T. Rave, Esq. Day Pitney LLP One Jefferson Road Parsippany, New Jersey 07054 (973) 966-6300	Lawrence M.F. Spaccasi, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 (202) 274-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the completion of the arrangement as described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place and X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)     ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	6,835,690	N/A	$531,335,690	$64,398

(1)

Represents the maximum number of shares of Independent Bank Corp. (NasdaqGSM: INDB) common stock (“Independent common stock”) estimated to be issuable upon the consummation of the merger of Blue Hills Bancorp, Inc. with and into Independent Bank Corp., based on the following calculation: (a) the estimated maximum number of shares of Blue Hills Bancorp, Inc. common stock, $0.01 par value per share (the “BHB common stock”), outstanding immediately prior to the merger, assuming that all outstanding stock options granted by Blue Hills Bancorp, Inc. on the date hereof are exercised and all outstanding shares of restricted stock on the date hereof vest in accordance with their terms, that are to be exchanged in connection with the merger (calculated as the estimated maximum number of shares of 29,617,374 multiplied by (b) 0.2308 of a share of Independent common stock). Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Independent common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is based upon the aggregate market value on November 1, 2018 of the estimated maximum number of shares of BHB common stock outstanding immediately prior to the merger, assuming that all outstanding stock options granted by Blue Hills Bancorp, Inc. on the date hereof are exercised and all outstanding shares of restricted stock on the date hereof vest in accordance with their terms, that are to be exchanged in connection with the merger (calculated by multiplying (x) the average of the high and low sale prices of BHB common stock as reported on the Nasdaq Global Select Market on November 1, 2018 (i.e., $23.19) by (y) the estimated maximum number of shares of BHB common stock to be exchanged in connection with the merger and (z) deducting the amount of cash payable by Independent in the merger (calculated by multiplying (a) the cash consideration of $5.25 per share of BHB common stock by (b) the estimated maximum number of shares of BHB common stock to be exchanged in connection with the merger)).

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation, or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Dear Blue Hills Bancorp, Inc. Stockholders and Independent Bank Corp. Shareholders:

We are pleased to report that the Boards of Directors of Blue Hills Bancorp, Inc. (“BHB”) and Independent Bank Corp. (“Independent”) have approved an Agreement and Plan of Merger, which is referred to as the merger agreement. Under the merger agreement, BHB will merge with and into Independent, with Independent as the surviving company in the merger. Independent and BHB cannot complete the merger transaction without the approval of both Independent shareholders and BHB stockholders.

BHB will be holding a special meeting of its common stockholders to vote on certain matters in connection with the merger and Independent will be holding a special meeting of its common shareholders to vote on certain matters in connection with the merger. Holders of shares of BHB common stock will vote at a special meeting of BHB stockholders to be held on [●] to approve the merger agreement and to vote on a related proposal. Holders of shares of Independent common stock will vote at a special meeting of Independent common shareholders to be held on [●] to approve the merger agreement, including the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger, which is necessary to allow the merger to close, and to vote on a related proposal. The 6,835,690 shares of Independent common stock represent the maximum number of shares that would be issuable in the transaction, based on the estimated maximum number of shares of BHB common stock outstanding immediately prior to the merger, assuming that all outstanding stock options granted by BHB on the date hereof are exercised and all outstanding shares of restricted stock on the date hereof vest in accordance with their terms.

If the proposed merger is completed, BHB’s stockholders will receive in exchange for each share of BHB common stock, (i) $5.25 in cash and (ii) 0.2308 of a share of Independent common stock in accordance with the terms and conditions of the merger agreement. Independent’s and BHB’s common stock are each listed on the Nasdaq Global Select Market under the trading symbols “INDB” and “BHBK,” respectively. The closing sales prices of Independent common stock and BHB common stock on [●], the last practicable trading day prior to the mailing of this document, were $[●] and $[●], respectively. The equivalent value of the consideration to be paid in the merger for each share of BHB, calculated by (i) adding $5.25 to (ii) the product obtained by multiplying the closing sales price of Independent common stock of $[●] on [●] by the 0.2308 exchange ratio, would be $[●]. The market prices for both Independent common stock and BHB common stock will fluctuate prior to the merger, and the market price for Independent common stock will fluctuate subsequent to the merger. We urge you to obtain current market quotations for both Independent common stock and BHB common stock.

If the market price of Independent common stock falls substantially, both in absolute terms (that is, a volume weighted average trading price below $77.07) and by comparison to a market capitalization-weighted index of the stock of banking companies that comprise the Nasdaq Bank Stock Index, BHB may terminate the merger agreement. However, if BHB seeks to exercise that termination right, Independent may negate the termination by increasing the exchange ratio from 0.2308 of a share to a formula amount determined in accordance with the merger agreement, as described in this joint proxy statement/prospectus.

We generally expect the merger to be tax-free solely with respect to the Independent common stock that BHB common stockholders receive.

Assuming the exchange ratio is 0.2308 of a share, if the merger is completed and all outstanding stock options granted by BHB on the date hereof are exercised and all outstanding shares of restricted stock on the date hereof vest in accordance with their terms prior to the closing of the merger, BHB common stockholders will own approximately 6.8 million shares, or approximately 20%, of Independent’s outstanding common stock. Independent expects substantially fewer shares of Independent common stock will be issued in the merger because not all outstanding stock options granted by BHB will be exercised before the closing of the merger. If no stock options are exercised, BHB stockholders would own approximately 18% of Independent’s common stock upon completion of the merger.

Independent and BHB cannot complete the proposed merger unless, among other conditions, BHB’s stockholders approve the merger agreement and the merger at the BHB special meeting and Independent’s shareholders approve the merger agreement and the merger at the Independent special meeting. This letter is accompanied by BHB’s proxy statement, which BHB is providing to BHB stockholders to solicit their proxy to vote for approval of the merger agreement and the merger at the BHB special meeting, and by Independent’s proxy statement, which Independent is providing to Independent shareholders to solicit their proxy to vote for approval of the merger agreement and the merger at the Independent special meeting. The accompanying document is also being delivered to BHB’s stockholders as Independent’s prospectus for its offering of Independent common stock to BHB’s stockholders in the merger.

BHB’s board of directors has unanimously recommended that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the BHB special meeting and “FOR” approval of the authorization of the board of directors of BHB to adjourn the BHB special meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and to vote on other matters properly before the BHB special meeting.

Independent’s board of directors has unanimously recommended that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger, at the Independent special meeting, which is necessary to allow the merger to close, and “FOR” approval of the authorization of the board of directors of Independent to adjourn the Independent special meeting if necessary to permit further solicitation of proxies on the proposals to approve the agreement and plan of merger and to vote on other matters properly before the Independent special meeting.

This joint proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about Independent and BHB and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page [19] for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Your vote is very important. Approval of the BHB merger agreement proposal will require the affirmative vote of the holders of a majority of the shares of BHB common stock outstanding and entitled to vote. Approval of the Independent merger agreement proposal will require the affirmative vote of the holders of at least two-thirds of the shares of Independent common stock outstanding and entitled to vote. Whether or not you plan to attend the BHB special meeting or Independent special meeting, as applicable, please take the time to vote by completing and mailing the enclosed proxy card. If BHB stockholders and Independent shareholders do not vote in person or by proxy, it will have the same effect as a vote against the proposal to approve the merger at the BHB special meeting or the Independent special meeting, as applicable.

Sincerely,	Sincerely,

William M. Parent	Christopher Oddleifson
President and Chief Executive Officer	President and Chief Executive Officer
Blue Hills Bancorp, Inc.	Independent Bank Corp.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed merger, including the issuance of Independent common stock to be issued in connection with the merger, or the other transactions described in this joint proxy statement/prospectus, or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Independent common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or by any other federal or state governmental agency.

This joint proxy statement/prospectus is dated [●] and is first being mailed or otherwise delivered to stockholders of BHB and shareholders of Independent on or about [●].

BLUE HILLS BANCORP, INC.

500 River Ridge Drive

Norwood, Massachusetts 02062

(617) 360-6520

Notice of Special Meeting of Stockholders

to be held [●]

To the Stockholders of Blue Hills Bancorp, Inc.:

A special meeting of stockholders of Blue Hills Bancorp, Inc. (“BHB”) will be held at [●], local time, on [●] at [●]. Any adjournment or postponement of the special meeting will be held at the same location.

The purpose of the special meeting is to:

1.

Approve the Agreement and Plan of Merger, dated as of September 20, 2018 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, BHB and Blue Hills Bank, and to approve the transactions contemplated by the merger agreement, including the merger of BHB with and into Independent (the “merger”); and

2.

Authorize the board of directors of BHB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the special meeting.

You may vote at the special meeting if you were a stockholder of record at the close of business on [●].

The BHB board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and “FOR” approval of the authorization of the board of directors of BHB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the special meeting.

Under the provisions of the Maryland General Corporation Law, as amended, the holders of BHB common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

Your vote is very important. Your vote is important regardless of how many shares you own. Whether you plan to attend the BHB special meeting or not, please promptly vote your shares. Voting procedures are described in the accompanying joint proxy statement/prospectus and on the proxy card for the BHB special meeting.

By Order of the Board of Directors,

Lauren B. Messmore

Corporate Secretary

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, [●], AT [●].

INDEPENDENT BANK CORP.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

Notice of Special Meeting of Shareholders

to be held [●]

To the Shareholders of Independent Bank Corp.:

A special meeting of shareholders of Independent Bank Corp. (“Independent”) will be held at [●], local time, on [●] at [●]. Any adjournment or postponement of the special meeting will be held at the same location.

The purpose of the special meeting is to:

1.

Approve the Agreement and Plan of Merger, dated as of September 20, 2018 (the “merger agreement”), by and among Independent, Rockland Trust Company, Blue Hills Bancorp, Inc. (“BHB”) and Blue Hills Bank, and to approve the transactions contemplated by the merger agreement, including the merger of BHB with and into Independent (the “merger”) and the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger; and

2.

Authorize the board of directors of Independent to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to vote on other matters properly before the special meeting.

You may vote at the special meeting if you were a shareholder of record at the close of business on [●].

The Independent board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger, and “FOR” approval of the authorization of the board of directors of Independent to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to vote on other matters properly before the special meeting.

Under the provisions of the Massachusetts Business Corporation Act, as amended, the holders of Independent common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

Your vote is very important. Your vote is important regardless of how many shares you own. Whether you plan to attend the Independent special meeting or not, please promptly vote your shares. Voting procedures are described in the accompanying joint proxy statement/prospectus and on the proxy card for the Independent special meeting.

By Order of the Board of Directors,

Edward H. Seksay

General Counsel and Corporate Secretary

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, [●], AT [●].

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about BHB and Independent from other documents that are not included in, or delivered with, this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page [●] of this joint proxy statement/prospectus. You can obtain copies of these documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from BHB or Independent at the following addresses:

For business and financial information about BHB, please contact:

Blue Hills Bancorp, Inc.

500 River Ridge Drive

Norwood, Massachusetts 02062

Attention: Lauren B. Messmore, Corporate Secretary

(617) 361-6900

For business and financial information about Independent, please contact:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

If BHB stockholders would like to request documents, they must do so no later than [●] in order to receive them before BHB’s special meeting. If Independent shareholders would like to request documents, they must do so no later than [●] in order to receive them before Independent’s special meeting. Neither BHB stockholders nor Independent shareholders will be charged for any of these documents that they request.

For additional information regarding where you can find information about Independent and BHB, please see the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Independent and its subsidiaries was provided by Independent and the information contained in this joint proxy statement/prospectus with respect to BHB and its subsidiaries was provided by BHB.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card for the BHB special meeting or on the enclosed proxy card for the Independent special meeting, as applicable.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE BLUE HILLS BANCORP, INC. SPECIAL MEETING AND THE INDEPENDENT BANK CORP. SPECIAL MEETING

Questions and Answers About the Merger

Q.	Why am I receiving this document?

A.

Independent Bank Corp. (“Independent”) and Blue Hills Bancorp, Inc. (“BHB”) have agreed to the acquisition of BHB by Independent under the terms of a merger agreement that is described in this document, a copy of which is attached as Annex A. In order to complete the merger, both BHB’s stockholders and Independent’s shareholders must approve the merger agreement and the merger. BHB will hold a special meeting of its stockholders and Independent will hold a special meeting of its shareholders to obtain this approval. This document contains important information about the merger, the shares of Independent common stock to be issued in connection with the merger, the merger agreement, and other related matters, and you should read it carefully. The enclosed voting materials for the BHB special meeting allow you to vote your shares of BHB common stock without attending the BHB special meeting, and the enclosed voting materials for the Independent special meeting allow you to vote your shares of Independent common stock without attending the Independent special meeting.

Q.	What will BHB’s stockholders receive in the merger?

A.	BHB’s stockholders will be entitled to receive in the merger (i) $5.25 in cash and (ii) 0.2308 of a share of Independent common stock for each share of BHB common stock they own.

Independent’s common stock is listed on the Nasdaq Global Select Market under the trading symbol “INDB.” Independent will not issue fractional shares of its common stock in the merger, but will instead pay cash for any fractional shares at a price determined by the volume weighted average closing price of Independent common stock on the Nasdaq Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger, which is referred to herein as the Closing VWAP.

Q.	What will Independent’s shareholders receive in the merger?

A.

Independent shareholders will not be entitled to receive any merger consideration and will continue to hold the shares of Independent common stock that they held immediately prior to the completion of the merger. Following the merger, shares of Independent common stock will continue to be listed on the Nasdaq Global Select Market under the trading symbol “INDB.”

Q.	What will happen to BHB and Blue Hills Bank as a result of the merger?

A.

If the merger is completed, BHB will merge with and into Independent and Independent will be the surviving entity. Immediately following the merger, Blue Hills Bank (“Blue Hills”), the wholly owned subsidiary of BHB, will merge with and into Rockland Trust Company (“Rockland Trust”), the wholly owned subsidiary of Independent, and Rockland Trust will be the surviving entity.

Q.	How will the merger affect BHB equity awards?

A.	The BHB equity awards will be affected as follows:

Stock Options: Each stock option granted by BHB will become fully vested immediately prior to the effective time of the merger. BHB stock options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon cancellation of the BHB stock option equal to the product of (i) the number of shares of BHB common stock provided for by such stock option and (ii) the excess, if any, of $26.25 over the exercise price of such stock option. Any BHB stock option with an exercise price in excess of $26.25 will be cancelled as of the effective time of the merger without payment.

Restricted Stock: Each restricted share of BHB common stock will become fully vested immediately prior to the effective time of the merger. All restricted shares of BHB common stock will be treated as outstanding shares of BHB common stock for all purposes under the merger agreement, and each holder will have the right to receive the merger consideration.

Q.	How will the merger affect the BHB ESOP?

A.

The Blue Hills Bank Employee Stock Ownership Plan (which we refer to as the BHB ESOP) will be terminated as of or as soon as practicable following the effective time of the merger. As a result of the merger, BHB shares held in each participant account will be exchanged for the merger consideration. In 2014, the BHB ESOP was funded through a 30-year loan to purchase BHB stock, which is allocated as the loan is repaid. The unallocated shares are held in a separate unallocated stock fund. Following the repayment of the BHB ESOP loan from the merger consideration, the remaining merger consideration in the unallocated stock fund will be allocated on a pro rata basis to all participants with an account balance under the BHB ESOP based on the size of each participant’s account balance on the termination date. The amount allocated to each participant will be determined based on the value of the merger consideration at closing. Pursuant to the terms of the BHB ESOP, all participants with an account balance in the BHB ESOP at the termination date will become fully vested in their account upon consummation of the merger. If you are a participant in the BHB ESOP, you will receive separate instructions about how to receive the merger consideration and your share of the unallocated stock fund.

Q.	Are BHB’s stockholders or Independent’s shareholders entitled to dissenters’ rights?

A.

No. Under the provisions of the Maryland General Corporation Law, as amended, BHB stockholders are not entitled to dissenters’ rights in the merger. Under the provisions of the Massachusetts Business Corporation Act, Chapter 156D, Section 13, Independent shareholders are not entitled to dissenters’ rights in the merger.

Q.	Are there any risks that BHB stockholders or Independent shareholders should consider in deciding whether to vote for approval of the merger?

A.	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page [●].

Q.	Should BHB’s stockholders send in their stock certificates now?

A.

No. BHB’s stockholders should not send in any stock certificates now. If the merger is consummated, Independent will send BHB’s stockholders written instructions on how to exchange their stock certificates for the merger consideration.

Q.	What are the material U.S. federal income tax consequences of the merger to U.S. holders of BHB common stock?

A.

The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the Code. BHB’s stockholders should not recognize gain or loss with respect to the Independent common stock that they receive in the merger, except with respect to any cash they receive in lieu of receiving a fractional share of Independent common stock, and will generally recognize gain (but not loss) with respect to the cash portion of the merger consideration that they receive. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●]. This tax treatment may not apply to all BHB stockholders. Determining the actual tax consequences of the merger to BHB stockholders can be complicated and will depend on the particular circumstances of each BHB stockholder. BHB stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

Q.	What are the interests of BHB’s executive officers and directors in the merger, if any?

A.

Some of the directors and executive officers of BHB have financial interests in the merger that are different from, or in addition to, the interests of BHB’s other stockholders generally. These interests include rights of executive officers under their existing employment agreements and change in control agreements; rights under employment agreements with Independent executed in connection with the merger agreement; rights under BHB’s equity-based benefit programs and awards, including the acceleration of vesting of stock options and restricted stock; rights under the BHB ESOP; and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger. In addition, as of the effective time of the merger, Independent will elect, from among those directors serving on BHB’s board of directors as of the date of the merger agreement, three individuals to become directors of Independent and Rockland Trust. The boards of directors of BHB and Independent were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Q.	When will the merger be completed?

A.

The merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and/or waivers and the expiration of any statutory waiting periods and the approval of the merger agreement and the merger by both BHB’s stockholders and Independent’s shareholders. We currently expect to complete the merger in the first half of 2019. However, because fulfillment of some of the conditions to completion of the merger, such as receiving required regulatory approvals and/or waivers, are not entirely within our control, we cannot predict the actual timing.

Q.	Where can I find more information about the companies?

A.	You can find more information about Independent and BHB from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page [●].

Questions and Answers About the Special Meeting of BHB Stockholders

Q.	When and where will BHB’s stockholders meet?

A.	BHB will hold its special meeting of stockholders on [●] at [●], local time, at [●] located at [●].

Q.	What matters are BHB’s stockholders being asked to approve at the BHB special meeting pursuant to this joint proxy statement/prospectus?

A.

BHB’s stockholders are being asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. We refer to this proposal as the BHB merger agreement proposal.

BHB’s stockholders are also being asked to authorize the board of directors of BHB to adjourn or postpone the BHB special meeting if necessary to permit further solicitation of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the BHB special meeting. We refer to this proposal as the BHB adjournment proposal.

Q.	What does BHB’s board of directors recommend with respect to the two proposals?

A.

BHB’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to, and advisable to, BHB and its stockholders and unanimously recommends that BHB’s stockholders vote “FOR” the BHB merger agreement proposal.

BHB’s board of directors also unanimously recommends that BHB’s stockholders vote “FOR” the BHB adjournment proposal.

Q.	Who is eligible to vote at the BHB special meeting of stockholders?

A.	Only holders of record of BHB common stock at the close of business on [●], which is the record date for the BHB special meeting of stockholders, are entitled to vote at the BHB special meeting.

Q.	How many votes must be represented in person or by proxy at the BHB special meeting to have a quorum?

A.

The holders of a majority of the shares of BHB common stock outstanding and entitled to vote at the BHB special meeting of stockholders, present in person or represented by proxy, will constitute a quorum at the BHB special meeting.

Q.	What vote by BHB’s stockholders is required to approve the BHB special meeting proposals?

A.

Approval of the BHB merger agreement proposal will require the affirmative vote of the holders of a majority of the shares of BHB common stock outstanding and entitled to vote. Abstentions and broker non-votes will have the same effect as shares voted against the BHB merger agreement proposal.

Approval of the BHB adjournment proposal will require the affirmative vote of a majority of the shares voted on the BHB adjournment proposal. Abstentions and broker non-votes will not affect whether the BHB adjournment proposal is approved.

Q.	Are any BHB stockholders already committed to vote in favor of any of the BHB special meeting proposals?

A.

Under voting agreements with Independent, each of BHB’s directors and executive officers who individually or jointly owns shares of BHB common stock, acting solely in his or her capacity as a stockholder, has agreed to vote all of his or her BHB common stock in favor of the BHB merger agreement proposal. As of the record date for the BHB special meeting of stockholders, the BHB stockholders who are parties to the voting agreements with Independent collectively owned (with sole or shared voting power) approximately [●]% of the BHB common stock outstanding and entitled to vote at the BHB special meeting.

Q.	How may BHB’s stockholders vote their shares for the BHB special meeting proposals presented in this joint proxy statement/prospectus?

A.	Shares Held of Record: If you are a stockholder of record of BHB common stock as of the BHB record date, you may submit your proxy before the BHB special meeting in one of the following ways:

•	by signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	by calling toll-free [●] and following the instructions; or

•	by accessing the web page at [●] and following the on-screen instructions.

Proxies submitted by mail must be received by the close of business on [●]. Proxies submitted by telephone or through the Internet must be received by [●] a.m., Eastern Time, on [●].

Shares Held in Brokerage Accounts: If you hold your shares of BHB common stock in street name (that is, you hold your shares of BHB common stock through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares of BHB common stock. You may receive more than one proxy card if your shares of BHB common stock are registered in different names or are held in more than one account. A broker, bank or other holder of record will not be able to vote your shares at the BHB special meeting without first receiving instructions from you on how to vote.

Shares Held in the BHB 401(k) Plan: If you are a participant in the Blue Hills Bancorp, Inc. Stock Fund of the Blue Hills Bank 401(k) Retirement Plan (which we refer to as the BHB 401(k) Plan) and indirectly hold shares of BHB common stock through the BHB 401(k) Plan, you may vote any shares of BHB common stock held in your BHB 401(k) Plan account as of the BHB record date ONLY by following the separate voting instructions provided by the BHB 401(k) Plan trustee. Your 401(k) vote authorization form must be received by [●] p.m., Eastern Time, on [●]. The telephonic and internet voting cutoff for providing your 401(k) vote authorization is [●] p.m., Eastern Time, on [●]. Blue Hills, as the BHB 401(k) Plan administrator, has instructed the BHB 401(k) Plan trustee to vote any shares in the BHB 401(k) Plan trustee for which participants have not issued timely voting instructions in the same proportion as the votes received on shares that participants have provided voting instructions.

Shares Held in the BHB ESOP Plan: If you are a participant in the BHB ESOP and indirectly hold shares of BHB common stock through the BHB ESOP, you may vote any shares of BHB common stock held in your BHB ESOP account as of the BHB record date ONLY by following the separate voting instructions provided by the BHB ESOP trustee. Your ESOP vote authorization form must be received by [●] p.m., Eastern Time, on [●]. The telephonic and internet voting cutoff for providing your ESOP vote authorization is [●] p.m., Eastern Time, on [●]. Under the terms of the BHB ESOP, the BHB ESOP trustee votes all shares held by the BHB ESOP, but each BHB ESOP participant may direct the trustee how to vote the shares of BHB common stock allocated to his or her account. The BHB ESOP trustee will vote all unallocated shares of BHB common stock held by the BHB ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions, so long as such vote is solely in the interests of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

Q.	Will BHB’s stockholders be able to vote their shares in person at the BHB special meeting?

A.

Yes. Submitting a proxy will not affect the right of any BHB stockholder to vote in person at the BHB special meeting of stockholders. If a BHB stockholder holds shares in “street name”, the BHB stockholder must request a proxy from his, her or its broker, bank or other holder of record in order to vote those shares in person at the BHB special meeting. Participants in the BHB 401(k) Plan or the BHB ESOP will not be able to vote their applicable shares by proxy or by ballot at the BHB special meeting.

Q.	May a BHB stockholder change its vote after submitting a proxy?

A.

Yes. A BHB stockholder may change a vote at any time before the BHB stockholder’s proxy is voted at the BHB special meeting. A proxy may be revoked by executing and timely submitting a later-dated proxy card, or by attending the BHB special meeting and voting in person.

A BHB stockholder executing a BHB proxy card may also revoke the proxy at any time before it is voted by giving written notice revoking the proxy to BHB’s Corporate Secretary, by timely filing another BHB proxy card bearing a later date or by attending the BHB special meeting and voting in person. Attending the BHB special meeting will not automatically revoke a BHB stockholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Blue Hills Bancorp, Inc.

500 River Ridge Drive

Norwood, Massachusetts 02062

(617) 360-6520

Attention: Lauren B. Messmore, Corporate Secretary

Participants in the BHB 401(k) Plan may revoke their instructions to the BHB 401(k) Plan trustee with respect to voting of the shares of BHB common stock held in their BHB 401(k) Plan account by submitting to the BHB 401(k) Plan trustee a signed instruction card bearing a later date, provided that such new instruction card must be received by the BHB 401(k) Plan trustee on or prior to the last date for submission of such instructions with respect to the BHB special meeting designated in the separate voting instructions provided by the BHB 401(k) Plan trustee.

Participants in the BHB ESOP may revoke their instructions to the BHB ESOP trustee with respect to voting of the shares of BHB common stock held in their BHB ESOP account by submitting to the BHB ESOP trustee a signed instruction card bearing a later date, provided that such new instruction card must be received by the BHB ESOP trustee on or prior to the last date for submission of such instructions with respect to the BHB special meeting designated in the separate voting instructions provided by the BHB ESOP trustee.

Q.	What should BHB stockholders do if they receive more than one set of voting materials?

A.

BHB stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of BHB common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold these shares. If you are a holder of record of BHB common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both BHB common stock and Independent common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of BHB common stock and/or Independent common stock that you own.

Q.	What do BHB’s stockholders need to do now?

A.

After carefully reading and considering the information contained in this joint proxy statement/prospectus, BHB’s stockholders are requested to complete and return their respective proxies as soon as possible.

The BHB proxy card will instruct the persons named on the BHB proxy card to vote the BHB stockholder’s shares of BHB common stock at the BHB special meeting as the stockholder directs. If a BHB stockholder signs, dates and sends in a BHB proxy card and does not indicate how the stockholder wishes to vote, the proxy will be voted “FOR” both of the BHB special meeting proposals.

Q.	If I am a BHB stockholder, who can help answer my questions?

A.

If you have any questions about the merger or the BHB special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed BHB proxy card, you should contact BHB’s proxy solicitor at the following address or phone number:

[●]

[●]

[●]

[●]

Questions and Answers About the Special Meeting of Independent Shareholders

Q.	When and where will Independent’s shareholders meet?

A.	Independent will hold its special meeting of shareholders on [●] at [●], local time, at [●] located at [●].

Q.	What matters are Independent’s shareholders being asked to approve at the Independent special meeting pursuant to this joint proxy statement/prospectus?

A.

Independent’s shareholders are being asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of up to 6,835,690 shares of Independent common stock to be issued in connection with the merger. We refer to this proposal as the Independent merger agreement proposal.

Independent’s shareholders are also being asked to authorize the board of directors of Independent to adjourn or postpone the Independent special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to vote on other matters properly before the Independent special meeting. We refer to this proposal as the Independent adjournment proposal.

Q.	What does Independent’s board of directors recommend with respect to the two proposals?

A.

Independent’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are in the best interest of, and advisable to, Independent and its shareholders and unanimously recommends that Independent’s shareholders vote “FOR” the Independent merger agreement proposal.

Independent’s board of directors also recommends that Independent’s shareholders vote “FOR” the Independent adjournment proposal.

Q.	Who is eligible to vote at the Independent special meeting of shareholders?

A.

Only holders of record of Independent common stock at the close of business on [●], which is the record date for the Independent special meeting of shareholders, are entitled to vote at the Independent special meeting.

Q.	How many votes must be represented in person or by proxy at the Independent special meeting to have a quorum?

A.

The holders of a majority of the shares of Independent common stock outstanding and entitled to vote at the Independent special meeting of shareholders, present in person or represented by proxy, will constitute a quorum at the Independent special meeting.

Q.	What vote by Independent’s shareholders is required to approve the Independent special meeting proposals?

A.

Approval of the Independent merger agreement proposal will require the affirmative vote of the holders of at least two-thirds of the shares of Independent common stock outstanding and entitled to vote. Abstentions and broker non-votes will have the same effect as shares voted against the Independent merger agreement proposal.

Approval of the Independent adjournment proposal will require the affirmative vote of a majority of the shares voted on the Independent adjournment proposal. Abstentions and broker non-votes will not affect whether the Independent adjournment proposal is approved.

Q.	Are any Independent shareholders already committed to vote in favor of any of the Independent special meeting proposals?

A.	No, none of Independent’s shareholders have committed to vote any their shares of Independent common stock in favor of any of the Independent special meeting proposals.

Q.	How may Independent’s shareholders vote their shares for the Independent special meeting proposals presented in this joint proxy statement/prospectus?

A.

Shares Held of Record: If you are a shareholder of record of Independent common stock as of the Independent record date, you may submit your proxy before the Independent special meeting in one of the following ways:

•	by signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	by calling toll-free [●] and following the instructions; or

•	by accessing the web page at [●] and following the on-screen instructions.

Proxies submitted by mail must be received by the close of business on [●]. Proxies submitted by telephone or through the Internet must be received by [●] a.m., Eastern Time, on [●].

Shares Held in Brokerage Accounts: If you hold your shares of Independent common stock in street name (that is, you hold your shares of Independent common stock through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares of Independent common stock. You may receive more than one proxy card if your shares of BHB common stock are registered in different names or are held in more than one account. A broker, bank or other holder of record will not be able to vote your shares at the Independent special meeting without first receiving instructions from you on how to vote.

Shares Held in the Independent 401(k) Plan: If you are a participant in the Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan (which we refer to as the Independent 401(k) Plan) and indirectly hold shares of Independent common stock through the Independent 401(k) Plan, you may vote any shares of Independent common stock held in your Independent 401(k) Plan account as of the Independent record date only by following the separate voting instructions provided by the Independent 401(k) Plan administrator.

Q.	Will Independent’s shareholders be able to vote their shares in person at the Independent special meeting?

A.

Yes. Submitting a proxy will not affect the right of any Independent shareholder to vote in person at the Independent special meeting of shareholders. If an Independent shareholder holds shares in “street name,” the Independent shareholder must request a proxy from his, her or its broker, bank or other holder of record in order to vote those shares in person at the Independent special meeting. Participants in the Independent 401(k) Plan will not be able to vote their applicable shares by proxy or by ballot at the Independent special meeting.

Q.	May an Independent shareholder change its vote after submitting a proxy?

A.

Yes. An Independent shareholder may change a vote at any time before the Independent shareholder’s proxy is voted at the Independent special meeting. A proxy may be revoked by executing a later-dated proxy card or by attending the Independent special meeting and voting in person.

An Independent shareholder executing an Independent proxy card may also revoke the proxy at any time before it is voted by giving written notice revoking the proxy to Independent’s General Counsel and Corporate Secretary, by subsequently filing another Independent proxy card bearing a later date or by attending the Independent special meeting and voting in person. Attending the Independent special meeting will not automatically revoke an Independent shareholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

Attention: Edward H. Seksay, General Counsel and Corporate Secretary

Participants in the Independent 401(k) Plan may revoke their instructions to the Independent 401(k) Plan administrator with respect to voting of the shares of Independent common stock held in their Independent 401(k) Plan account by submitting to the Independent 401(k) Plan administrator a signed instruction card bearing a later date, provided that such new instruction card must be received by the Independent 401(k) Plan administrator on or prior to the last date for submission of such instructions with respect to the Independent special meeting designated in the separate voting instructions provided by the Independent 401(k) Plan administrator.

Q.	What should Independent shareholders do if they receive more than one set of voting materials?

A.

Independent shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Independent common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold these shares. If you are a holder of record of Independent common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both BHB common stock and Independent common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of BHB common stock and/or Independent common stock that you own.

Q.	What do Independent shareholders need to do now?

A.

After carefully reading and considering the information contained in this joint proxy statement/prospectus, Independent’s shareholders are requested to complete and return their respective proxies as soon as possible.

The Independent proxy card will instruct the persons named on the Independent proxy card to vote the Independent shareholder’s shares of Independent common stock at the Independent special meeting as the shareholder directs. If an Independent shareholder signs, dates and sends in an Independent proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” both of the Independent special meeting proposals.

Q.	If I am an Independent shareholder, who can help answer my questions?

A.

If you have any questions about the merger or the Independent special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed Independent proxy card, you should contact Independent’s proxy solicitor at the following address or phone number:

[●]

[●]

[●]

[●]

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and all other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page [●] of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Independent” refers to Independent Bank Corp., “BHB” refers to Blue Hills Bancorp, Inc., “Rockland Trust” refers to Rockland Trust Company, and “Blue Hills” refers to Blue Hills Bank; and “we,” “us” and “our” refers to Independent and BHB. Also, we refer to the merger between Independent and BHB as the “merger,” and the Agreement and Plan of Merger, dated as of September 20, 2018, by and among Independent, Rockland Trust, BHB, and Blue Hills as the “merger agreement.”

The Companies (see page [●])

Independent

Independent is a Massachusetts chartered bank holding company headquartered in Rockland, Massachusetts that was incorporated under Massachusetts law in 1985. Independent is the sole shareholder of Rockland Trust, a Massachusetts trust company chartered in 1907. Through its subsidiary, Rockland Trust, Independent offers a full range of banking services through a network of approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Martha’s Vineyard, and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses, and charitable institutions throughout eastern Massachusetts and Rhode Island.

At September 30, 2018, Independent had total consolidated assets of approximately $8.4 billion, net loans of approximately $6.5 billion, total deposits of approximately $7.0 billion, and total shareholders’ equity of approximately $998.3 million.

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

BHB

BHB is a Maryland corporation headquartered in Norwood, Massachusetts that owns 100% of the common stock of Blue Hills and Blue Hills Funding Corporation. BHB was incorporated in February 2014 to become the holding company of Blue Hills in connection with the mutual-to-stock conversion of Hyde Park Bancorp, MHC, Blue Hills’ former holding company. Through its subsidiary, Blue Hills, which is a Massachusetts-chartered savings bank organized in 1871 and headquartered in Hyde Park, Massachusetts, BHB provides financial services to individuals, families, small to mid-size businesses and government and non-profit organizations online and through eleven full-service branch offices located in Boston, Dedham, Hyde Park, Milton, Nantucket, Norwood, West Roxbury, and Westwood, Massachusetts. The three branches in Nantucket were acquired in January 2014 and operate under the name Nantucket Bank, a division of Blue Hills. Blue Hills also operates loan production offices in Boston, Concord, Dorchester, Franklin, Hingham, Lowell, Marblehead, Plymouth, Watertown, and Winchester, Massachusetts.

At September 30, 2018, BHB had total consolidated assets of approximately $2.8 billion, net loans of approximately $2.3 billion, total deposits of approximately $2.2 billion, and total stockholders’ equity of approximately $403.1 million.

Blue Hills Bancorp, Inc.

500 River Ridge Drive

Norwood, Massachusetts 02062

(617) 360-6520

The Merger and the Merger Agreement (see pages [●] and [●])

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the merger. Under the terms of the merger agreement, BHB will merge with and into Independent and Independent will survive the merger.

What Holders of BHB Common Stock Will Receive in the Merger (see page [●])

Upon completion of the merger, each share of BHB common stock will be converted into the right to receive (i) $5.25 in cash and (ii) 0.2308 of a share of Independent common stock.

What Holders of BHB Stock Options and Restricted Stock Will Receive in the Merger (see page [●])

All outstanding unvested BHB stock options and restricted shares of BHB common stock will become fully vested immediately prior to the effective time of the merger. BHB stock options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon cancellation of the BHB stock option equal to the product of (i) the number of shares of BHB common stock provided for by such stock option and (ii) the excess, if any, of $26.25 over the exercise price of such stock option. Any BHB stock option with an exercise price in excess of $26.25 will be cancelled as of the effective time of the merger without payment. All restricted shares of BHB common stock will be treated as outstanding shares of BHB common stock for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration.

BHB’s Reasons for the Merger (see page [●])

In determining whether to approve the merger agreement, BHB’s board of directors evaluated the merger and the merger agreement in consultation with certain of its senior management and with BHB’s legal and financial advisors. In arriving at its determination, BHB’s board of directors also considered the factors described under “The Merger – BHB’s Reasons for the Merger.”

Opinion of BHB’s Financial Advisor (see pages [●] and B-1)

In connection with the merger, BHB’s financial advisor, Keefe, Bruyette & Woods, Inc., which is referred to in this document as KBW, delivered a written opinion, dated September 19, 2018, to the BHB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of BHB common stock of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the BHB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of BHB to engage in the merger or enter into the merger agreement or constitute a recommendation to the BHB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of BHB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Interests of BHB’s Executive Officers and Directors in the Merger (see page [●])

Some of the directors and executive officers of BHB have financial interests in the merger that are different from, or in addition to, the interests of BHB’s other stockholders generally. These interests include rights of executive officers under their existing employment agreements and change in control agreements; rights under employment agreements with Independent executed in connection with the merger agreement; rights under BHB’s equity-based benefit programs and awards, including the acceleration of vesting of stock options and restricted stock; and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger.

In addition, as of the effective time of the merger, Independent will elect, from among those directors serving on BHB’s board of directors as of the date of the merger agreement, three individuals to become directors of Independent and Rockland Trust.

The boards of directors of BHB and Independent were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Special Meeting of BHB’s Stockholders; Required Vote (see page [●])

BHB will hold a special meeting of stockholders at [●], located at [●] on [●] at [●], local time. BHB’s stockholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger; and

•

authorize the board of directors of BHB to adjourn or postpone the BHB special meeting, if necessary, to permit further solicitation of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the BHB special meeting.

BHB’s stockholders can vote at the BHB special meeting if they owned BHB common stock at the close of business on [●]. On that date, there were [●] shares of BHB common stock entitled to vote, approximately [●]% of which were beneficially owned and entitled to be voted by BHB directors and executive officers. BHB’s stockholders can cast one vote for each share of BHB common stock they owned on that date. In order to approve the merger agreement and the transactions it contemplates, the holders of at least a majority of the shares of BHB common stock outstanding and entitled to vote must vote in favor of the proposal. Approval of the BHB adjournment proposal will require the affirmative vote of a majority of the shares voted on the BHB adjournment proposal. Abstentions and broker non-votes will not affect whether the BHB adjournment proposal is approved.

Recommendation of BHB’s Board of Directors (see pages [●] and [●])

BHB’s board of directors has unanimously determined that the merger agreement and the merger are fair to, and advisable to, BHB and its stockholders and, accordingly, unanimously recommends that BHB stockholders vote “FOR” the proposal to approve the merger agreement and the transactions it contemplates and “FOR” the proposal to approve the authorization of the board of directors of BHB to adjourn or postpone the BHB special meeting, if necessary, to permit further solicitation of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the BHB special meeting.

BHB’s Directors and Executive Officers Have Agreed to Vote in Favor of the Merger Agreement (see page [●])

On the record date of [●], the BHB’s directors and executive officers individually or jointly owned an aggregate of [●] shares, or approximately [●]% of the outstanding shares of BHB common stock. Each of these directors and executive officers has agreed with Independent to vote his or her shares of BHB common stock in favor of the merger agreement and the transactions it contemplates.

Non-Solicitation (see page [●])

BHB has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. BHB may respond to unsolicited proposals in certain circumstances if required by BHB’s board of directors’ fiduciary duties. BHB must promptly notify Independent if it receives any acquisition proposals.

Independent’s Reasons for the Merger and Issuance of Shares of Independent Common Stock (see page [●])

In determining whether to approve the merger agreement, including the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger, Independent’s board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, Independent’s board of directors also considered the factors described under “The Merger – Independent’s Reasons for the Merger.”

Fairness Opinion Rendered to the Independent Board of Directors (see pages [●] and C-1)

Sandler O’Neill & Partners, L.P., which we refer to as Sandler, has provided an opinion to Independent’s board of directors, dated September 20, 2018, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to Independent. The full text of Sandler’s opinion is attached to this joint proxy statement/prospectus as Annex C, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Sandler in connection with its opinion. Independent shareholders should read the opinion carefully in its entirety.

Sandler’s opinion speaks only as of the date of the opinion. Sandler’s opinion was addressed to Independent’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any Independent shareholder as to how that Independent shareholder should vote on the merger agreement. In addition, Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration and does not address the underlying business decision of Independent to engage in the merger, the form or structure of the merger, any other transactions contemplated by the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Independent, or the effect of any other transactions in which Independent might engage. Pursuant to an engagement letter between Independent and Sandler, Independent has paid a fee to Sandler for rendering its opinion. For a description of the opinion that Independent received from its financial advisor, see “The Merger – Opinion of Independent’s Financial Advisor,” beginning on page [●].

Special Meeting of Independent’s Shareholders; Required Vote (see page [●])

Independent will hold a special meeting of shareholders at [●], located at [●] on [●] at [●], local time. Independent’s shareholders will be asked to:

•

approve the merger agreement and the transactions it contemplates, including the merger and the issuance of up to 6,835,690 shares of Independent common stock to be issued in connection with the merger; and

•

authorize the board of directors of Independent to adjourn or postpone the Independent special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to vote on other matters properly before the Independent special meeting.

Independent shareholders can vote at the Independent special meeting if they owned Independent common stock at the close of business on [●]. On that date, there were [●] shares of Independent common stock entitled to vote, approximately [●]% of which were beneficially owned and entitled to be voted by Independent directors and executive officers. Independent shareholders can cast one vote for each share of Independent common stock they owned on that date. In order to approve the merger agreement and the transactions it contemplates, the holders of at least two-thirds of the shares of Independent common stock outstanding and entitled to vote must vote in favor of the proposal. The vote required to approve the merger agreement and the transactions it contemplates will also satisfy the Nasdaq shareholder approval requirement for the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger. Approval of the Independent adjournment proposal will require the affirmative vote of a majority of the shares voted on the Independent adjournment proposal. Abstentions and broker non-votes will not affect whether the Independent adjournment proposal is approved.

Recommendation of Independent’s Board of Directors (see pages [●] and [●])

Independent’s board of directors has unanimously determined that the merger agreement and the merger are advisable to Independent and its shareholders and, accordingly, unanimously recommends that Independent’s shareholders vote “FOR” the proposal to approve the merger agreement and the transactions it contemplates and “FOR” the proposal to approve the authorization of the board of directors of Independent to adjourn or postpone the Independent special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to vote on other matters properly before the Independent special meeting.

Conditions to Complete the Merger (see page [●])

Each of Independent’s and BHB’s obligations to complete the merger is subject to the satisfaction or waiver to the extent legally permitted of a number of mutual conditions, including:

•

the approval of the merger agreement and the transactions it contemplates, including the merger, by BHB’s stockholders at the BHB special meeting and by Independent’s shareholders at the Independent special meeting, each as described in this joint proxy statement/prospectus;

•

the receipt of all regulatory approvals, waivers, and consents (none of which shall contain a burdensome condition, as defined in the merger agreement), and the expiration of all statutory waiting periods required to complete the merger;

•

the effectiveness of the registration statement with respect to the Independent common stock to be issued in the merger under the Securities Act of 1933, as amended (which we refer to as the Securities Act), and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose;

•	the listing of the shares of Independent common stock issuable pursuant to the merger on the Nasdaq Global Select Market, subject to official notice of issuance; and

•

the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Independent’s and BHB’s obligations to complete the merger is also separately subject to the satisfaction or waiver (except for the condition set forth in the first bullet below, which may not be waived in any circumstance) of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger; and

•

the other party’s representations and warranties in the merger agreement being true and correct, in all material respects, and the performance by the other party in all material respects of its covenants and other obligations under the merger agreement.

BHB’s obligation to complete the merger is also subject to the condition that Independent and Rockland Trust increase the size of their respective board of directors by three directors and elect three current directors of BHB to the boards of directors of Independent and Rockland Trust.

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of BHB common stock not exceed 26,899,594, except to the extent increased as a result of the exercise of BHB stock options previously disclosed to Independent; and that no burdensome condition exists with respect to regulatory approvals required for consummation of the merger and the bank merger.

Termination of the Merger Agreement (see page [●])

Independent and BHB may mutually agree at any time to terminate the merger agreement without completing the merger, even if BHB stockholders have approved the merger. Also, either Independent or BHB can terminate the merger agreement in various circumstances, including the following:

•	if any regulatory approval and/or waiver necessary for consummation of the transactions contemplated by the merger agreement is not obtained;

•	if the merger is not completed by July 31, 2019;

•

if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice (unless it is not possible due to the nature of the breach for the breaching party to cure the breach); or

•	if either BHB stockholders or Independent shareholders do not approve the merger agreement and the transactions it contemplates.

Additionally, Independent may terminate the merger agreement at any time prior to the BHB stockholder meeting if:

•	BHB has materially breached its “non-solicitation” obligations described under “The Merger Agreement – No Solicitation of Alternative Transactions” beginning on page [●];

•	BHB’s board of directors fails to recommend in this joint proxy statement/prospectus the approval of the merger agreement or changes its initial recommendation to approve the merger agreement;

•

BHB’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an “Acquisition Transaction” with any party other than Independent or a subsidiary of Independent;

•	BHB fails to publicly recommend against a tender or exchange offer for 20% or more of the BHB common stock; or

•	BHB breaches its obligation to call, give notice of, convene and hold a meeting of stockholders for the purpose of approving the merger agreement and the transactions it contemplates.

Additionally, BHB may terminate the merger agreement:

•	if it enters into a “Superior Proposal” as described under “The Merger Agreement – No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $26,200,000 to Independent; or

•

pursuant to a “walk away” right that is subject to a “top up” option, if (a) the ten-day volume weighted average closing price (which we refer to as the VWAP) of Independent’s common stock as of a measurement date prior to closing is less than $77.07, which would be more than 15% below the ten-day VWAP of Independent’s common stock for the trading period ended September 19, 2018 ($90.67) the decrease in the ten day VWAP of Independent’s common stock for the trading period ending on September 19, 2018 compared to the ten day VWAP of Independent common stock ending on the measurement date is more than 15% greater than the decrease in the ten day average price of the Nasdaq Bank Stock Index during the same time periods, (c) BHB elects to terminate the agreement by a majority vote of BHB’s directors, and (d) following notice to Independent by BHB of the exercise of its “walk away” right, Independent does not exercise its option under the merger agreement to increase the exchange ratio to a number that would compensate BHB stockholders for the extent of the decrease in Independent’s common stock price below the lowest price per share at which the “walk away” right would not have been triggered. If Independent exercises its “top up” option, then no termination will occur.

Termination Fee (see page [●])

BHB has agreed to pay a termination fee of $26,200,000 to Independent and/or reimburse Independent for certain expenses up to $750,000 if the merger agreement is terminated under any of the circumstances described in “The Merger Agreement – Termination Fee” beginning on page [●].

Regulatory Approvals Required for the Merger (see page [●])

Completion of the transactions contemplated by the merger agreement is subject to regulatory approvals and/or waivers from the Federal Reserve Board, the Federal Deposit Insurance Corporation (which we refer to in this joint proxy statement/prospectus as the FDIC), and the Massachusetts Division of Banks. Independent and BHB have filed or will file all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Material U.S. Federal Income Tax Consequences of the Merger (see page [●])

The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the Code. BHB’s stockholders should not recognize gain or loss with respect to the Independent common stock that they receive in the merger, except with respect to any cash they receive in lieu of receiving a fractional share of Independent common stock, and will generally recognize gain (but not loss) with respect to the cash portion of the merger consideration they receive.

This tax treatment may not apply to all of BHB’s stockholders. Determining the actual tax consequences of the merger to BHB stockholders can be complicated and will depend upon their particular circumstances. BHB’s stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each BHB stockholder.

To review the tax consequences of the merger to BHB’s stockholders in greater detail, please see the section “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●].

Rights of Independent Shareholders Differ from Those of BHB Stockholders (see page [●])

When the merger is completed, BHB stockholders will receive Independent common stock as approximately 80% of the consideration in the merger and become Independent shareholders. The rights of Independent shareholders differ from the rights of BHB stockholders in important ways. Many of these differences relate to provisions in Independent’s articles of organization and bylaws that differ from those of BHB. See “Comparison of Rights of Shareholders of Independent and Stockholders of BHB” beginning on page [●] for a summary of the material differences between the respective rights of BHB and Independent stockholders.

Dividend Policy of Independent; Dividends from BHB (see page [●])

The holders of Independent common stock receive dividends as and when declared by Independent’s board of directors. Independent declared cash dividends of $0.38 per share of common stock in the first, second and third quarters of 2018, cash dividends of $0.32 per share of common stock for each quarter of 2017, and $0.29 per share of common stock for each quarter of 2016. After completion of the merger, the timing and amount of the payment of dividends will be at the discretion of Independent’s board of directors and will be determined after consideration of various factors, including level of earnings, cash requirements and financial condition.

Prior to completion of the merger, BHB’s stockholders will continue to receive any regular quarterly dividends declared and paid by BHB, at a rate not to exceed $0.20 per share of BHB common stock.

Dissenters’ Rights of Appraisal

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Maryland General Corporation Law, as amended (which is referred to in this document as the MGCL), and the Massachusetts Business Corporation Act, as amended (which is referred to in this document as the MBCA). Under the provisions of the MGCL and the MCBA, neither BHB stockholders nor Independent shareholders are entitled to dissenters’ rights in the merger.

Comparative Per Share Market Price Information of Independent Common Stock and BHB Common Stock (see page [●])

Independent common stock and BHB common stock each trades on the Nasdaq Global Select Market under the symbols “INDB” and “BHBK,” respectively. The following presents the closing sale prices of Independent common stock and BHB common stock on September 20, 2018, the last trading day before we announced the merger agreement, and [●], the last practicable trading day prior to mailing this document. The table also sets forth the equivalent value of the consideration to be paid in the merger per share of BHB common stock on those dates, calculated by adding $5.25 to the product obtained by multiplying the closing price of Independent common stock on those dates by an exchange ratio of 0.2308, which represents the fraction of a share of

Independent common stock that BHB’s stockholders will receive in the merger for each share of BHB common stock.

Date	Independent Closing Price		BHB Closing Price		Exchange Ratio	Cash Consideration	Equivalent Per Share Value
Sept. 20, 2018		$89.95		$23.55	0.2308	$5.25		$26.01
[●]	$	[●]	$	[●]	0.2308	$5.25	$	[●]

The market prices of both Independent common stock and BHB common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Independent common stock and BHB common stock.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Forward-Looking Statements,” BHB’s stockholders and Independent’s shareholders should carefully consider the following risks before deciding whether to vote for approval of the merger agreement. In addition, stockholders of BHB should read and consider the risks associated with the business of Independent because these risks will relate to the combined company. Certain of these risks with respect to the business of Independent can be found in Independent’s annual report on Form 10-K for the fiscal year ended December 31, 2017, and quarterly reports on Form 10-Q for each of the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, which reports are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page [●].

Risks Related to the Merger

Absent an exercise by BHB of its “walk away” right and a subsequent “top up” election by Independent, the exchange ratio used to determine the stock portion of the consideration in the merger will be 0.2308 and will not change due to changes in the market value of Independent common stock before the completion of the merger, regardless of how significant such changes might be.

Upon completion of the merger, each share of BHB common stock will be converted into the right to receive (i) $5.25 in cash and (2) 0.2308 of a share of Independent common stock. The exchange ratio used to determine the stock portion of the merger consideration will not increase based on fluctuations in the market price of Independent common stock regardless of how far the price of Independent common stock falls, except in the event Independent’s stock drops below certain levels and BHB exercises its “walk away” right and Independent subsequently exercises its right to “top up” the stock consideration to void the “walk away” right. The market value of Independent common stock has varied since Independent and BHB entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Independent, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Independent. Therefore, at the time of the BHB special meeting, BHB’s stockholders will not know or be able to calculate the market value of the Independent common stock they will receive upon completion of the merger. For example, based on the range of closing prices of Independent common stock during the period from September 20, 2018, the last trading day before public announcement of the merger, through [●], the last practicable date before the date of this document, the exchange ratio for the stock portion of the merger consideration plus the cash portion of the merger consideration represented a market value ranging from a low of $[●] to a high of $[●] for each share of BHB common stock exchanged for the merger consideration.

Because the market price of Independent common stock will fluctuate, BHB stockholders cannot be sure of the trading price of the stock portion of the merger consideration they will receive and the price of Independent common stock might decrease after the merger.

Upon completion of the merger, each share of BHB common stock will be converted into the right to receive merger consideration consisting of (i) $5.25 in cash and (2) 0.2308 of a share of Independent common stock. BHB does not have the right under the merger agreement to increase the exchange ratio in the merger agreement in the event of any decline in the stock price of Independent prior to the merger. There also will be a period of time between the date when BHB stockholders vote on the merger agreement and the date when the merger is completed. The market price of Independent common stock may vary between the date of this joint proxy statement/prospectus, the date of the BHB special meeting, and the date of completion of the merger. For example, during the twelve-month period ending on [●] (the last practicable date before the date of this document), the closing price of Independent common stock varied from a low of  $[●] to a high of  $[●] and ended that period at $[●]. The market value of Independent common stock fluctuates based upon general market economic conditions, Independent’s business and prospects and other factors. Many of these factors are beyond the control of Independent and are not necessarily related to a change in the financial performance or condition of Independent. As the market price for shares of Independent will fluctuate, based on numerous factors, the value of the shares of Independent common stock that a BHB stockholder will receive in the merger will correspondingly fluctuate. It is impossible to know the market price of Independent common stock after completion of the merger. Accordingly, the price of Independent common stock on the date of the BHB special meeting may not be indicative of the price of Independent common stock immediately prior to completion of the merger and the price of Independent common stock after the merger is completed. Independent’s common stock is listed on the Nasdaq Global Select Market under the symbol “INDB.” We urge BHB stockholders to obtain current market quotations for Independent common stock on a regular basis.

Independent intends to incur debt to fund cash payments required in connection with the merger.

Independent will be required to pay cash consideration in connection with the closing of the merger of up to approximately $171.7 million, not including transaction costs and expenses incurred by Independent in connection with the merger. Although the merger agreement does not include a financing contingency, Independent does not currently believe that it will have sufficient cash at closing at the holding company level to pay the cash portion of the merger consideration and other transaction costs and expenses required to complete the merger. Accordingly, Independent intends to issue debt in order to raise cash to complete the merger. If Independent is unable to issue debt on attractive terms or at all, Rockland Trust may have to pay a special dividend to Independent to supply Independent with the cash needed to complete the merger. However, any special dividend is subject to regulatory approval and the cash reserves and regulatory capital of Rockland Trust may be materially adversely affected by the special cash dividend. Independent has not entered into any definitive agreement for debt financing, and its ability to obtain debt financing is subject to various factors, including market conditions, Independent’s operating performance and financial condition and third party credit ratings. Independent cannot assure you that it will be able to secure debt financing in a sufficient amount, on acceptable terms, in a timely manner or at all, and Independent further cannot assure you that in the event it is unable to secure debt financing, Rockland Trust will receive regulatory approval to pay a special dividend to Independent.

The fairness opinions rendered to the boards of directors of BHB and Independent by the parties’ respective financial advisors prior to the signing of the merger agreement do not reflect changes in events or circumstances occurring after the respective dates of the opinions.

The opinions of KBW, financial advisor to BHB, and of Sandler, financial advisor to Independent, were delivered on and dated September 19, 2018 and September 20, 2018, respectively. Neither opinion reflects changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of BHB or Independent, changes in general market and economic conditions or other changes. Any of these changes may alter the relative value of BHB or Independent or the prices of shares of BHB common stock or Independent common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the dates of the respective opinions, and neither BHB nor Independent expects to request updated fairness opinions from their respective financial advisors. For a description of the opinion of BHB’s financial advisor, please see “The Merger – Opinion of BHB’s Financial Advisor.” For a description of the opinion of Independent’s financial advisor, please see “The Merger – Opinion of Independent’s Financial Advisor.”

BHB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on BHB and, consequently, on Independent. These uncertainties may impair BHB’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with BHB to seek to change existing business relationships with BHB. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Independent. If key employees depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with Independent, Independent’s business following the merger could be harmed. In addition, the merger agreement restricts BHB from taking certain actions without the consent of Independent until the merger occurs. These restrictions may prevent BHB from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement – Conduct of Business Pending the Merger” of this joint proxy statement/prospectus for a description of the restrictive covenants to which BHB is subject.

Independent may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Independent’s and BHB’s businesses is more difficult than expected.

The success of the merger will depend, in part, on our ability to successfully combine the businesses of Independent and BHB. Independent may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of BHB or Independent may cause us to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect Independent, BHB or both during the transition period, resulting in adverse effects on Independent following the merger. As a result, revenues may be lower than expected or costs may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

Some of the directors and executive officers of BHB may have interests and arrangements that may have influenced their decisions to support and recommend that you approve the merger.

The interests of some of the directors and executive officers of BHB may be different from those of BHB stockholders, and certain directors and executive officers of BHB may be participants in arrangements that are different from, or are in addition to, those of BHB stockholders, including agreements in settlement of obligations to such officers under pre-existing employment and change in control agreements, employment agreements with Rockland Trust, and provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of BHB for events occurring before the merger. These interests are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger – Interests of BHB’s Executive Officers and Directors in the Merger” beginning on page [●].

The merger agreement limits BHB’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit BHB’s ability to solicit, initiate, encourage or take any actions to facilitate competing third-party proposals to acquire all or substantially all of BHB. These provisions, which include a $26,200,000 termination fee and/or the reimbursement of up to $750,000 in Independent’s expenses, payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of BHB from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire BHB than it might otherwise have proposed to pay.

Regulatory approvals may not be received, may take longer to receive than expected or may impose burdensome conditions that are not presently anticipated.

Before the merger may be completed, certain approvals or consents must be obtained from the various bank regulatory and other authorities of the United States and the Commonwealth of Massachusetts. These

governmental entities, including the Federal Reserve Board, the FDIC and the Massachusetts Division of Banks, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Independent and BHB do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Independent following the merger, any of which might have a material adverse effect on Independent following the merger. Independent is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “Burdensome Condition” as defined in the merger agreement.

There can be no assurance as to whether the regulatory approvals will be received or the timing of the approvals. For more information, see the section entitled “The Merger – Regulatory Approvals Required to Complete the Merger” of this joint proxy statement/prospectus beginning on page [●].

If the merger is not consummated by July 31, 2019, either Independent or BHB may choose not to proceed with the merger.

Either Independent or BHB may terminate the merger agreement if the merger has not been completed by July 31, 2019, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The shares of Independent common stock to be received by BHB stockholders as a result of the merger will have different rights from the shares of BHB common stock.

The rights associated with BHB common stock are different from the rights associated with Independent common stock. See the section of this joint proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Independent and Stockholders of BHB” beginning on page [●] for a discussion of the different rights associated with Independent common stock.

Stockholders of BHB will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

As a result of the merger, the percentage ownership of every BHB stockholder in the combined company will be smaller than the BHB stockholder’s percentage ownership of BHB prior to the merger. Independent estimates that upon completion of the merger, current BHB stockholders will own approximately 18% of the outstanding shares of Independent common stock, and current Independent shareholders will own approximately 82% of the outstanding shares of Independent common stock.

Failure to complete the merger could negatively impact the future business and financial results of BHB.

If the merger is not completed, the ongoing business of BHB may be adversely affected and BHB will be subject to several risks, including the following:

•	BHB may be required, under certain circumstances, to pay Independent a termination fee of $26,200,000 and/or the reimbursement of up to $750,000 in Independent’s expenses under the merger agreement;

•	BHB will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, BHB is subject to certain restrictions on the conduct of its business prior to completion of the merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by BHB’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to BHB as an independent company.

In addition, if the merger is not completed, BHB may experience negative reactions from its customers and employees. BHB also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against BHB to perform its obligations under the merger agreement. If the merger is not completed, BHB cannot assure its stockholders that the risks described above will not materialize and will not materially affect the business and financial results of BHB.

BHB stockholders will not have dissenters’ rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the Maryland General Corporation Law, a stockholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon the agreement of merger or consolidation.

Because BHB common stock is listed on the Nasdaq Global Select Market, a national securities exchange, and is expected to continue to be so listed on the record date, and because the merger otherwise satisfies the foregoing requirements of the Maryland General Corporation Law, holders of BHB common stock will not be entitled to dissenters’ rights in the merger with respect to their shares of BHB common stock.

Independent will be able to issue additional shares of its common stock in the future, which may adversely affect the market price of Independent common stock and dilute the holdings of existing shareholders.

In the future, Independent may issue additional shares of Independent common stock in connection with another acquisition, to increase its capital resources or if Independent’s or Rockland Trust’s capital ratios fall below or near the Basel III regulatory required minimums. Additional common stock offerings may dilute the holdings of Independent’s existing shareholders or reduce the market price of Independent common stock, or both. Independent may also issue shares of Independent preferred stock, which may be viewed as having adverse effects upon the holders of common stock.

Risks Related to Independent’s Business

Independent and Rockland Trust will have over $10 billion in total consolidated assets as a result of the merger, which will lead to increased regulation.

Upon consummation of the merger, and as of September 30, 2018 on a pro forma basis giving effect to the merger, Independent and Rockland Trust will each have approximately $11.5 billion in total consolidated assets. Accordingly, Independent and Rockland Trust will become subject to certain regulations that apply only to depository institution holding companies or depository institutions with total consolidated assets of $10 billion or more.

Debit card interchange fee restrictions set forth in Section 1075 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which is known as the Durbin Amendment, as implemented by regulations of the Federal Reserve Board, cap the maximum debit interchange fee that a debit card issuer may receive per transaction at the sum of $0.21 plus five basis points. A debit card issuer that adopts certain fraud prevention procedures may charge an additional $0.01 per transaction. Debit card issuers with total consolidated assets of less than $10 billion, which currently includes Rockland Trust and Blue Hills, are exempt from these interchange fee restrictions. The exemption for small issuers ceases to apply as of July 1st of the year following the calendar year in which the debit card issuer has total consolidated assets of $10 billion or more at calendar year-end. As a result, if the bank merger is consummated in 2019, Rockland Trust will become subject to the interchange restrictions of the Durbin Amendment beginning July 1, 2020.

In addition, an insured depository institution with total assets of $10 billion or more is subject to supervision, examination, and enforcement with respect to consumer protection laws by the Consumer Financial Protection Bureau, which we refer to as the CFPB. Under its current policies, the CFPB will assert jurisdiction in the first quarter after the call reports of merging insured depository institutions, on a combined basis, show total consolidated assets of $10 billion or more for four consecutive quarters, including quarters ended prior to the merger. As a result, Independent expects Rockland Trust to become subject to CFPB supervision, examination and enforcement at the beginning of the quarter following consummation of the bank merger.

There are other regulatory requirements that apply to insured depository institution holding companies and insured depository institutions with total consolidated assets of $10 billion or more. These include, but are not limited to, (i) the establishment by publicly traded depository institution holding companies with $10 billion or more in assets of a risk committee responsible for oversight of enterprise-wide risk management practices that are commensurate with the entity’s structure, risk profile, complexity, activities and size and (ii) an institution with total consolidated assets of $10 billion or more no longer being entitled to benefit from the FDIC’s offset of the effect of the increase in the statutory minimum Deposit Insurance Fund reserve ratio to 1.35% from the former statutory minimum of 1.15% that is required for institutions with assets of less than $10 billion by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

In addition, Congress and/or regulatory agencies may impose new requirements or surcharges on these institutions in the future. The Economic Growth, Regulatory Reform, and Consumer Protection Act, which was enacted on May 24, 2018, includes provisions that, as they are implemented, relieve banking organizations with total consolidated assets of less than $10 billion (and that satisfy certain other conditions) from risk-based capital requirements, restrictions on proprietary trading and investment and sponsorship in hedge funds and private equity funds known as the Volcker Rule, and certain other regulatory requirements. Once Independent and Rockland Trust have total consolidated assets of $10 billion or more, Independent and Rockland Trust will no longer qualify for any of the foregoing relief.

There can be no assurance that the benefits of the merger will outweigh the regulatory costs resulting from Independent and Rockland Trust having total consolidated assets of $10 billion or more.

You should read and consider other risk factors specific to Independent’s business that will also affect the combined company after the merger is consummated. These risks are described in the sections entitled “Risk Factors” in Independent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Independent, BHB and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for forward-looking terminology such as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms.

The forward-looking statements involve certain assumptions, risks, and uncertainties. In particular, the ability of either Independent or BHB to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You are therefore cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this joint proxy statement/prospectus under “Risk Factors”, as well as the following:

•	those risks and uncertainties Independent discusses or identifies in its public filings with the Securities and Exchange Commission (which is referred to in this document as the SEC);

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the risk that BHB’s stockholders may not adopt the merger agreement;

•	the risk that Independent’s shareholders may not adopt the merger agreement, including the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger;

•	the risk that the necessary regulatory approvals may not be obtained, may be delayed, or may be obtained subject to conditions that are not anticipated;

•	the risk that Independent is required to issue debt on terms that are less than attractive in order to raise cash to complete the merger;

•	delays in closing the merger or other risks that any of the closing conditions to the merger may not be satisfied in a timely manner or at all;

•	the diversion of management’s time from existing business operations due to time spent related to the merger or integration efforts;

•	the risk that the businesses of Independent and BHB will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue and other synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	expenses related to the merger and costs following the merger may be higher than expected;

•	competitive pressure among financial services companies may increase significantly;

•

general economic or business conditions, either nationally, regionally, or in the markets in which Independent and BHB do business, may be affected by unexpected material adverse changes or be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

•	legislation or regulatory environments, requirements or changes, including changes in accounting methods, may adversely affect businesses in which either company is engaged;

•	potential litigation in connection with the merger and litigation liabilities, including costs, expenses, settlements and judgments, that may adversely affect either company or its businesses; and

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Independent or BHB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Independent and BHB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statements/prospectus or to reflect the occurrence of unanticipated events.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Comparative Per Share Market Price Information

Independent common stock and BHB common stock each trades on the Nasdaq Global Select Market under the symbols “INDB” and “BHBK,” respectively. The following presents the closing sale prices of Independent common stock and BHB common stock on September 20, 2018, the last trading day before we announced the merger agreement, and [●], the last practicable trading day prior to mailing this document. The table also sets forth the equivalent value of the consideration to be paid in the merger per share of BHB common stock on those dates, calculated by adding $5.25 to the product obtained by multiplying the closing price of Independent common stock on those dates by an exchange ratio of 0.2308, which represents the fraction of a share of Independent common stock that BHB’s stockholders will receive in the merger for each share of BHB common stock.

Date	Independent Closing Price		BHB Closing Price		Exchange Ratio	Cash Consideration	Equivalent Per Share Value
Sept. 20, 2018		$89.95		$23.55	0.2308	$5.25		$26.01
[●]	$	[●]	$	[●]	0.2308	$5.25	$	[●]

The above table shows only historical comparisons. These comparisons may not provide meaningful information to BHB stockholders in determining whether to approve the merger agreement. The market prices of both Independent common stock and BHB common stock will fluctuate prior to the merger. BHB stockholders are urged to obtain current stock price quotations for Independent common stock and BHB common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Comparative Stock Prices and Dividends

The following table sets forth, for the periods indicated, the high and low closing prices per share of Independent common stock as reported by the Nasdaq Global Select Market and the high and low closing prices per share of BHB common stock as reported by the Nasdaq Global Select Market. The table also provides information as to dividends paid per share of Independent common stock and BHB common stock. As of November 1, 2018, there were 27,551,581 shares of Independent common stock issued and outstanding and approximately [●] shareholders of record and 26,857,884 shares of BHB common stock issued and outstanding and approximately [●] stockholders of record.

	Independent
	Closing Price		Dividend per Share
	High	Low
2016
Quarter Ended March 31,	$47.66	$41.35	$0.29
Quarter Ended June 30,	49.81	42.60	0.29
Quarter ended September 30,	54.09	44.26	0.29
Quarter Ended December 31,	70.95	52.21	0.29

2017
Quarter Ended March 31,	$71.45	$60.35	$0.32
Quarter Ended June 30,	67.35	60.45	0.32
Quarter Ended September 30,	74.65	66.15	0.32
Quarter Ended December 31,	76.15	67.90	0.32

2018
Quarter Ended March 31,	$75.55	$68.60	$0.38
Quarter Ended June 30,	82.90	70.10	0.38
Quarter Ended September 30,	92.40	78.50	0.38
Quarter Ending December 31, (through November 1)	84.39	73.96	[●]

	BHB
	Closing Price		Dividend per Share
	High	Low
2016
Quarter Ended March 31,	$14.94	$13.32	$0.02
Quarter Ended June 30,	14.90	13.42	0.03
Quarter ended September 30,	15.02	13.89	0.03
Quarter Ended December 31,	18.90	14.54	0.03

2017
Quarter Ended March 31,	$19.50	$16.60	$0.05
Quarter Ended June 30,	19.10	17.40	0.25	(1)
Quarter Ended September 30,	19.60	17.75	0.15
Quarter Ended December 31,	22.00	19.35	0.15

2018
Quarter Ended March 31,	$21.25	$18.80	$0.45	(2)
Quarter Ended June 30,	22.60	20.20	0.15
Quarter Ended September 30,	25.25	21.70	0.20
Quarter Ending December 31, (through November 1)	24.49	22.08	[●]

(1)	Includes a $0.05 regular quarterly cash dividend and a $0.20 special cash dividend
(2)	Includes a $0.15 regular quarterly cash dividend and a $0.30 special cash dividend

After completion of the merger, the timing and amount of the payment of dividends, if any, will be at the discretion of Independent’s board of directors and will be determined after consideration of various factors, including level of earnings, cash requirements and financial condition.

BHB expects to continue to declare regular quarterly cash dividends on BHB common stock until the merger is completed, subject to the terms and conditions of the merger agreement, which prohibits BHB from declaring or paying any cash dividends other than regular quarterly cash dividends of no more than $0.20 per share of BHB common stock during the time period between the signing of the merger agreement and the closing of the merger. Accordingly, special dividends consistent with 2018 and 2017 may not be paid by BHB without the prior consent of Independent and are not expected to be paid. Holders of BHB common stock will stop receiving cash dividends with respect to shares of BHB common stock upon completion of the merger, when the separate corporate existence of BHB will cease.

Independent Selected Historical Financial and Operating Data

The following table provides summary historical consolidated financial condition data for Independent as of the end of each of the fiscal years in the five-year period ended December 31, 2017, and operating and per share data and operating ratios for each of the corresponding fiscal years and as of the end of each of the nine months ended September 30, 2018 and September 30, 2017, and for the corresponding fiscal periods. The annual historical consolidated financial condition, operating and per share data and operating ratios have been derived in part from Independent’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial condition, operating and per share data, and operating ratios as of the end of each of the nine months ended September 30, 2018 and September 30, 2017 and for the corresponding fiscal periods have been derived from Independent’s unaudited financial statements and related notes incorporated by reference into this document and are not necessarily indicative of the results that may be expected for the full year. The following information is only a summary and you should read it in conjunction with Independent’s financial statements and related notes incorporated by reference into this document.

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2018 (unaudited)	2017 (unaudited)	2017	2016	2015	2014	2013
	(Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
Securities	$1,011,577	$909,221	$946,510	$851,524	$845,112	$724,007	$707,514
Loans	6,527,402	6,289,902	6,355,553	5,999,605	5,547,721	4,970,733	4,718,307
Allowance for loan losses	(63,235)	(59,710)	(60,643)	(61,566)	(55,825)	(55,100)	(53,239)
Goodwill and core deposit intangibles	239,185	242,105	241,147	231,374	212,909	180,306	182,642
Total assets	8,375,497	8,052,919	8,082,029	7,709,375	7,209,469	6,364,318	6,098,869
Total deposits	6,976,239	6,682,942	6,729,253	6,412,253	5,990,703	5,210,466	4,986,418
Total borrowings	299,738	340,683	323,698	335,474	343,933	406,061	448,123
Stockholders’ equity	998,305	931,224	943,809	864,690	771,463	640,527	591,540
Nonperforming loans	45,394	50,277	49,638	57,407	27,690	27,512	34,659
Nonperforming assets	45,584	53,175	50,250	61,580	29,849	38,894	43,833
Shares outstanding	27,540,843	27,437,791	27,450,190	27,005,813	26,236,352	23,998,738	23,805,984

OPERATING DATA:
Interest income	$235,791	$204,318	$277,194	$246,637	$235,545	$216,459	$205,914
Interest expense	17,918	13,290	18,334	18,793	20,617	20,417	23,336
Net interest income	217,873	191,028	258,860	227,844	214,928	196,042	182,578
Provision (benefit) for loan losses	3,575	1,650	2,950	6,075	1,500	10,403	10,200
Noninterest income	65,014	61,080	82,994	82,428	75,888	69,943	68,009
Noninterest expenses	161,578	152,892	204,359	192,122	197,138	171,838	173,649
Net income	91,688	65,140	87,204	76,648	64,960	59,845	50,254

PER SHARE DATA:
Net income-basic	$3.33	$2.39	$3.19	$2.90	$2.51	$2.50	$2.18
Net income-diluted	3.32	2.38	3.19	2.90	2.50	2.49	2.18
Cash dividends declared	1.14	0.96	1.28	1.16	1.04	0.96	0.88
Book value	36.25	33.94	34.38	32.02	29.40	26.69	24.85

OPERATING RATIOS:
Return on average assets	1.49%	1.11%	1.11%	1.04%	0.93%	0.95%	0.87%
Return on average common equity	12.60%	9.65%	9.55%	9.43%	8.79%	9.66%	9.09%
Net interest margin (on a fully tax equivalent basis)	3.87%	3.59%	3.60%	3.40%	3.42%	3.45%	3.51%
Equity to assets	11.92%	11.56%	11.68%	11.22%	10.70%	10.06%	9.70%
Dividend payout ratio	32.39%	38.79%	39.04%	38.76%	40.29%	37.50%	30.09%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.70%	0.80%	0.78%	0.96%	0.50%	0.55%	0.73%
Nonperforming assets as a percent of total assets	0.54%	0.66%	0.62%	0.80%	0.41%	0.61%	0.72%
Allowance for loan losses as a percent of total loans	0.97%	0.95%	0.95%	1.03%	1.01%	1.11%	1.13%
Allowance for loan losses as a percent of nonperforming loans	139.30%	118.76%	122.17%	107.24%	201.61%	200.28%	153.61%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	10.49%	10.03%	10.04%	9.77%	9.33%	8.84%	8.64%
Common equity Tier 1 capital ratio	11.98%	11.13%	11.20%	10.82%	10.44%	N/A	N/A
Tier 1 risk-based capital ratio	13.07%	12.24%	12.31%	11.99%	11.71%	10.88%	10.78%
Total risk-based capital ratio	14.58%	13.75%	13.82%	13.60%	13.36%	13.15%	12.58%

BHB Selected Historical Consolidated Financial Data

The following table provides summary historical consolidated financial condition data for BHB as of the end of each of the fiscal years in the five-year period ended December 31, 2017, and operating and per share data and operating ratios for each of the corresponding fiscal years and as of the end of each of the nine months ended September 30, 2018 and September 30, 2017, and for the corresponding fiscal periods. The annual historical consolidated financial condition, operating and per share data and operating ratios have been derived in part from BHB’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial condition, operating and per share data and operating ratios as of the end of each of the nine months ended September 30, 2018 and September 30, 2017, and for the corresponding fiscal periods, have been derived from BHB’s unaudited financial statements and related notes incorporated by reference into this document and are not necessarily indicative of the results that may be expected for the full year. The following information is only a summary and you should read it in conjunction with BHB’s financial statements and related notes incorporated by reference into this document.

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31, (audited)
	2018 (unaudited)	2017 (unaudited)	2017	2016	2015	2014		2013
	(Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
Securities	$311,205	$312,776	$313,436	$405,863	$431,831		$416,447		$442,056
Loans (Net)	2,286,796	2,067,287	2,186,147	1,912,871	1,523,275		1,132,914		764,582
Allowance for loan losses(1)	(19,920)	(20,248)	20,877	18,750	17,102		12,973		9,671
Goodwill and core deposit intangibles	9,335	9,892	9,717	10,560	11,785		13,392		—
Total assets	2,782,554	2,545,416	2,668,520	2,469,692	2,114,343		1,728,148		1,314,287
Total deposits	2,166,007	1,985,553	2,039,869	1,808,687	1,433,849		1,212,716		915,223
Total borrowings	178,000	130,000	205,000	251,000	260,000		75,000		215,000
Stockholders’ equity	403,076	399,034	397,806	386,907	398,829		411,606		171,534
Nonperforming loans	11,784	11,338	11,523	8,983	10,744		4,481		1,742
Nonperforming assets	15,433	11,540	11,523	8,983	10,744		4,481		1,742
Shares outstanding (Common)	26,899,594	26,869,088	26,827,660	26,759,953	28,492,732		28,446,813		—

OPERATING DATA:
Interest income	$75,706	$61,900	$84,775	$69,538	$58,301		$49,275		$33,092
Interest expense	18,901	12,657	17,738	12,576	8,744		6,898		7,971
Net interest income	56,805	49,243	67,037	56,962	49,557		42,377		25,121
Provision (credit) for loan losses	(541)	1,417	2,098	4,885	4,090		3,381		4,094
Noninterest income	11,385	14,152	17,082	12,127	8,679		9,607		13,011
Noninterest expenses	43,085	40,121	54,306	51,746	44,082		49,408		31,659
Net income (loss)	18,829	15,196	16,489	8,653	7,227		(183)		2,663
Preferred stock dividend	N/A	N/A	N/A	N/A	N/A		N/A		N/A
Net income (loss) available to common shareholders	18,829	15,196	16,489	8,653	7,227		(183)		2,663

PER SHARE DATA:
Net income-basic	$0.78	$0.63	$0.69	$0.35	$0.28	$	N/A	$	N/A
Net income-diluted	0.75	0.62	0.67	0.35	0.28		N/A		N/A
Cash dividends declared	0.80	0.45	0.60	0.11	0.04		—		—
Book value	14.98	14.85	14.83	14.46	14.00		14.46

OPERATING RATIOS:
Return on average assets	0.94%	0.81%	0.65%	0.39%	0.39%		(0.01)%		0.22%
Return on average common equity	6.28%	5.11%	4.14%	2.20%	1.76%		(0.07)%		1.52%
Net interest margin (on a fully tax equivalent basis)	2.95%	2.75%	2.77%	2.68%	2.83%		2.81%		2.24%
Equity to assets	14.93%	15.88%	15.75%	17.53%	22.20%		17.41%		14.68%
Dividend payout ratio	106.67%	72.58%	89.55%	31.43%	14.29%		N/A		N/A

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.51%	0.54%	0.52%	0.47%	0.70%		0.39%		0.23%
Nonperforming assets as a percent of total assets	0.55%	0.45%	0.43%	0.36%	0.51%		0.26%		0.13%
Allowance for loan losses as a percent of total loans	0.86%	0.97%	0.95%	0.97%	1.11%		1.13%		1.25%
Allowance for loan losses as a percent of nonperforming loans	169%	179%	181%	209%	159%		290%		555%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	14.43%	15.50%	14.90%	16.00%	19.60%		23.30%		13.20%
Common equity Tier 1 capital ratio	17.38%	19.60%	18.70%	19.50%	23.80%		N/A		N/A
Tier 1 risk-based capital ratio	17.38%	19.60%	18.70%	19.50%	23.80%		31.50%		18.50%
Total risk-based capital ratio	18.26%	20.60%	19.70%	20.50%	24.80%		32.60%		19.80%

PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Independent and BHB and has been prepared to illustrate the financial effect of the merger of BHB with and into Independent. The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Independent and its subsidiaries and BHB and its subsidiaries, as an acquisition by Independent of BHB using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of BHB will be recorded by Independent at their respective fair values as of the date the merger is completed.

The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on September 30, 2018. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the transaction as if the transaction had become effective at January 1, 2017.

These unaudited pro forma condensed combined financial statements reflect the merger of BHB with and into Independent based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Independent, which have been separately filed by Independent with the SEC and are incorporated by reference in this joint proxy statement/prospectus, and BHB, which have been separately filed by BHB with the SEC and are incorporated by reference in this joint proxy statement/prospectus.

INDEPENDENT BANK CORP.

CONSOLIDATED PRO FORMA STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands)

	September 30, 2018
	Independent Historical	BHB Historical	Adjustments(1)(2)		Pro Forma
Assets
Cash and short-term investments	$250,847	$47,749	$21,116	(3)	$319,712
Securities	1,011,577	311,205	(10,800	)(4)	1,311,982
Net loans	6,464,167	2,286,796	(29,857	)(5)	8,721,106
Bank premises and equipment	95,941	19,882	(974	)(6)	114,849
Goodwill	231,806	9,160	278,145	(7)	519,111
Identifiable intangible assets	7,379	175	32,707	(8)	40,261
Other assets	313,780	107,587	13,982	(9)	435,349

Total Assets	$8,375,497	$2,782,554	$304,319		$11,462,370

Liabilities
Total Deposits	$6,976,239	$2,166,007	$2,936	(10)	$9,145,182
Borrowings	299,738	178,000	171,111	(11)	648,849
Other liabilities	101,215	35,471			136,686
Shareholders’ Equity	998,305	403,076	130,272	(12)	1,531,653

Total Liabilities and Shareholders’ Equity	$8,375,497	$2,782,554	$304,319		$11,462,370

INDEPENDENT BANK CORP.

CONSOLIDATED PRO FORMA STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Nine Months Ended September 30, 2018
	Independent Historical	BHB Historical	Adjustments(1)(2)		Pro Forma
Interest Income
Interest on loans	$214,596	$69,345	$3,919	(13)	$287,860
Interest and dividends on securities	19,427	6,129	1,620	(14)	27,176
Other interest income	1,768	232	—		2,000

Total interest income	235,791	75,706	5,539		317,036

Interest Expense
Interest on deposits	13,773	16,384	(1,101	)(15)	29,056
Interest on borrowings	4,145	2,517	3,245	(16)	9,907

Total interest expense	17,918	18,901	2,144		38,963

Net Interest Income	217,873	56,805	3,396		278,074
Less provision (credit) for loan losses	3,575	(541)	—		3,034

Net Interest Income After Provision (Credit) for loan Losses	214,298	57,346	3,396		275,040

Non-Interest Income
Deposit account fees	13,640	1,250	—		14,890
Interchange and ATM fees	13,889	1,316	—		15,205
Investment management	19,528	—	—		19,528
Mortgage banking income	3,130	2,747	—		5,877
Increase in cash surrender value of life insurance policies	2,929	811	—		3,740
Other	11,898	5,261	—		17,159

Total non-interest income	65,014	11,385	—		76,399

Non-Interest Expense
Salary and employee benefits expense	92,483	25,520	—		118,003
Net occupancy and equipment expense	20,215	6,204	(146	)(17)	26,273
Data processing and facilities management expense	3,837	3,160	—		6,997
FDIC insurance assessment	2,214	684	—		2,898
Other	42,829	7,517	4,484	(18)	54,830

Total non-interest expense	161,578	43,085	4,337		209,000

Income Before Income Taxes	117,734	25,646	(942)		142,438
Income tax expense	26,046	6,817	(265	)(19)	32,598

Net Income	$91,688	$18,829	$(677)		$109,840

Earnings Per Common Share:
Basic	$3.33	$0.78	—		$3.26
Diluted	$3.32	$0.75	—		$3.25
Weighted Average Number of Common Shares Outstanding:
Basic	27,517,210	24,220,055	(18,011,629)		33,725,636
Diluted	27,579,806	25,021,158	(18,812,732)		33,788,232

INDEPENDENT BANK CORP.

CONSOLIDATED PRO FORMA STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Year Ended December 31, 2017
	Independent Historical	BHB Historical	Adjustments(1)(2)		Pro Forma
Interest Income
Interest on loans	$253,223	$76,701	$5,225	(13)	$335,149
Interest and dividends on investment securities	22,553	7,843	2,160	(14)	32,556
Other interest income	1,418	231	—		1,649

Total interest income	277,194	84,775	7,385		369,354

Interest Expense
Interest on deposits	12,702	15,215	(1,468	)(15)	26,449
Interest on borrowings	5,632	2,523	4,326	(16)	12,481

Total interest expense	18,334	17,738	2,858		38,930

Net Interest Income	258,860	67,037	4,527		330,424
Less provision (credit) for loan losses	2,950	2,098	—		5,048

Net Interest Income After Provision (Credit) for loan Losses	255,910	64,939	4,527		325,376

Non-Interest Income
Deposit account fees	17,822	1,418	—		19,240
Interchange and ATM fees	17,291	1,609	—		18,900
Investment management	23,802	—	—		23,802
Mortgage banking income	4,960	3,657	—		8,617
Increase in cash surrender value of life insurance policies	4,127	1,063	—		5,190
Other	14,992	9,335	—		24,327

Total non-interest income	82,994	17,082	—		100,076

Non-Interest Expense
Salary and employee benefits expense	116,600	31,278	—		147,878
Net occupancy and equipment expense	24,693	8,393	(195	)(17)	32,891
Data processing and facilities management expense	4,988	4,149	—		9,137
FDIC insurance assessment	3,068	881	—		3,949
Other	55,010	9,605	5,978	(18)	70,593

Total non-interest expense	204,359	54,306	5,783		264,448

Income Before Income Taxes	134,545	27,715	(1,256)		161,004
Income tax expense	47,341	11,226	(353	)(19)	58,214

Net Income	$87,204	$16,489	$(903)		$102,790

Earnings Per Common Share:
Basic	$3.19	$0.69	—		$3.07
Diluted	$3.19	$0.67	—		$3.06
Weighted Average Number of Common Shares Outstanding:
Basic	27,294,028	23,985,822	(17,777,396)		33,502,454
Diluted	27,372,104	24,482,414	(18,273,988)		33,580,530

Notes to Pro Forma Combined Condensed Consolidated Financial Statements (Unaudited)

1.

Estimated merger costs of $28.4 million (net of $7.6 million of taxes) are excluded from the pro forma financial statements. It is expected that these costs will be recognized over time. These cost estimates for both Independent and BHB are forward-looking. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. The current estimates of the merger costs, primarily comprised of anticipated cash charges, are as follows:

Change in control and severance payments	$13,007
Vendor and system contracts terminations	6,447
Facilities terminations	4,485
Professional and legal fees	8,263
Other acquisition related expenses	3,805

Pre-tax merger costs	36,007
Taxes	7,572

Total merger costs	$28,435

2.

Estimated expenses associated with the termination and final allocation of the Blue Hills Bank Employee Stock Ownership Plan, which is referred to in this document as the BHB ESOP, are excluded from the pro forma financial statements as the amounts are expected to result in no change to capital. Expenses of approximately $26.1 million (based on the stock price of $82.60 on September 30, 2018) will be recognized with an equal offsetting benefit to unearned compensation and additional paid in capital within retained earnings.

3.	Includes cash estimated to be received from termination of the BHB ESOP and additional borrowings, net of cash paid.
4.	Adjustment to reflect the estimated fair value of acquired investment securities.
5.	Adjustment to reflect acquired loans at their estimated fair value.
6.	Adjustment to reflect bank premises and equipment values at their estimated fair value.
7.	Adjustment to reflect approximately $278.1 million of preliminary estimated goodwill from this business transactions and to eliminate BHB’s goodwill.
8.	Adjustment to reflect approximately $32.8 million of core deposit intangibles at the preliminary estimated fair value and to eliminate BHB’s intangible assets.
9.	Adjustment to net deferred tax assets due to the business combination.
10.	Adjustment to reflect the preliminary estimate of fair value on time deposits.
11.	Calculated to reflect the fair value adjustment of borrowings at current market rates ($889,000) and to adjust for additional borrowings expected to be used to fund the transactions ($172 million).
12.	Adjustment primarily reflects the elimination of BHB’s stockholders’ equity and the issuance of Independent common stock in the merger.
13.	Adjustment reflects the yield adjustment for interest income on loans.
14.	Adjustment reflects the yield adjustment for interest income on investment securities.
15.	Adjustment reflects the yield adjustment for interest income on deposits.
16.	Adjustment reflects the yield adjustment for interest income on borrowings.
17.	Adjustment reflects the estimated net increase associated with the fair value adjustment for the acquired bank premises and equipment.
18.	Adjustment reflects the net increase in amortization of other intangible assets from the acquired other intangible assets.
19.	Adjustment represents income tax expense on the pro forma adjustments at the estimated rate of 28.12%.

Unaudited Comparative Per Share Data

The table that follows presents, for both Independent and BHB, historical information with respect to earnings, dividends and book value on a per share basis. The table also presents preliminary pro forma information for both companies on a per share basis.

The preliminary pro forma information as of and for the year ended December 31, 2017 assumes that the merger became effective on January 1, 2017 and assumes total merger consideration of approximately $603.8 million, consisting of approximately $171.3 million in cash and 6,191,824 shares of Independent common stock to be paid or issued to holders of BHB common stock upon completion of the merger. The number of shares of Independent common stock was calculated based on 26,827,660 shares of BHB common stock outstanding on December 31, 2017.

The preliminary pro forma information as of and for the nine months ended September 30, 2018 assumes that the merger became effective on January 1, 2018 and assumes total merger consideration of approximately $684.5 million, consisting of approximately $171.7 million in cash and 6,208,427 shares of Independent common stock to be paid or issued to holders of BHB common stock upon completion of the merger. The number of shares of Independent common stock was calculated based on 26,899,594 shares of BHB common stock outstanding on September 30, 2018.

The preliminary pro forma equivalent per share information shown for BHB in the following table was obtained by multiplying the pro forma per share amounts shown for Independent by the exchange ratio of 0.2308. The actual number of shares to be issued by Independent in the merger will also depend on the number of shares of BHB common stock outstanding immediately prior to the effective date of the merger.

The preliminary pro forma financial information includes estimated adjustments to record BHB’s assets and liabilities at their respective fair values based on Independent’s management’s best estimate using the information available at this time. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of BHB’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments. Increases or decreases in the fair value of certain balance sheet amounts and other items of BHB as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide Independent with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information. As required, the preliminary pro forma financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable. As a result, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed completion date of the merger have not been included.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any interim or full-year period.

The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and the notes thereto for Independent contained in this proxy statement/prospectus or incorporated into this document by reference.

Summary Financial Information

	At or for the Year Ended December 31, 2017	At or for the Nine Months Ended September 30, 2018
Book value per share:
Independent historical	$34.38	$36.25
BHB historical	14.83	14.98
Pro forma combined	41.52	45.38
BHB pro forma equivalent	11.98	13.09
Tangible book value per share:
Independent historical	$25.60	$27.56
BHB historical	14.47	14.64
Pro forma combined	27.07	28.81
BHB pro forma equivalent	7.81	8.31
Cash dividends declared per share:
Independent historical	$1.28	$1.14
BHB historical	0.60	0.80
Pro forma combined	1.28	1.14
BHB pro forma equivalent	0.37	0.33
Basic net income per share:
Independent historical	$3.19	$3.33
BHB historical	0.69	0.78
Pro forma combined	3.07	3.26
BHB pro forma equivalent	0.89	0.94
Diluted net income per share:
Independent historical	$3.19	$3.32
BHB historical	0.67	0.75
Pro forma combined	3.06	3.25
BHB pro forma equivalent	0.88	0.94

THE SPECIAL MEETING OF BHB STOCKHOLDERS

This joint proxy statement/prospectus is being provided to holders of BHB common stock as BHB’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of BHB stockholders to be held on [●], and at any adjournment or postponement of the BHB special meeting. This joint proxy statement/prospectus is also being provided to BHB stockholders as Independent’s prospectus in connection with the offer and sale by Independent of its shares of common stock as a result of the proposed merger.

Date, Time and Place of the BHB Special Meeting

The special meeting is scheduled to be held as follows:

Date: [●]

Time: [●], Local Time

Place: [●]

Purpose of the BHB Special Meeting

At the BHB special meeting, BHB stockholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger; and

•

authorize the board of directors of BHB to adjourn or postpone the BHB special meeting, if necessary, to permit further solicitation of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the special meeting.

Recommendation of BHB’s Board of Directors

BHB’s board of directors unanimously recommends a vote “FOR” approval and adoption of the merger agreement and “FOR” approval of the proposal to authorize the board of directors of BHB to adjourn or postpone the BHB special meeting, if necessary, to permit further solicitation of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the BHB special meeting.

Record Date; Shares Entitled to Vote

BHB stockholders are entitled to vote if the records of BHB show that they held shares of BHB common stock as of the close of business on [●]. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, [●] shares of BHB common stock were outstanding. Each share of BHB common stock has one vote on each matter presented to BHB stockholders. If you are a beneficial owner of shares of BHB common stock held in “street name” and you want to vote your shares in person at the BHB special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

BHB will have a quorum and will be able to conduct the business of the BHB special meeting only if a majority of the shares of BHB common stock outstanding and entitled to vote is represented in person or by proxy at the BHB special meeting. If you return a valid proxy card or attend the BHB meeting in person, your shares will be counted for determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of BHB common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the BHB merger agreement proposal will require the affirmative vote of at least a majority of the shares of BHB common stock outstanding and entitled to vote at the BHB special meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the proposal. Broker non-votes and abstentions from voting will have the same effect as voting against the proposal.

The affirmative vote of a majority of the shares voted on the BHB adjournment proposal is required to approve the BHB adjournment proposal. Broker non-votes and abstentions from voting will have no effect on the proposal.

BHB Voting Agreements

As of the record date of [●], the directors and executive officers of BHB beneficially owned an aggregate of [●] shares of BHB common stock. This equals approximately [●]% of the outstanding shares of BHB common stock. All of BHB’s directors and executive officers entered into voting agreements with Independent pursuant to which they agreed to vote these shares of BHB common stock in favor of the BHB merger agreement proposal. As of the same date, neither Independent nor any its subsidiaries, directors or executive officers owned any shares of BHB common stock. For more information about the BHB voting agreements, see “BHB Voting Agreements” beginning on page [●].

Voting of Proxies

BHB stockholders may vote in person at the BHB special meeting or by proxy. To ensure your representation at the BHB special meeting, BHB recommends that you vote by proxy even if you plan to attend the BHB special meeting. You can always change your vote at the BHB special meeting.

BHB stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain a “legal proxy” from your record holder entitling you to vote at the BHB special meeting.

Voting instructions are included on your BHB proxy form. If you properly complete and timely submit your BHB proxy, your shares will be voted as you have directed. If you are the record holder of your shares of BHB common stock and submit your BHB proxy without specifying a voting instruction, your shares of BHB common stock will be voted “FOR” the BHB merger agreement proposal and “FOR” the BHB adjournment proposal. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.

How to Revoke Your Proxy

BHB stockholders may revoke their proxy at any time before it is voted by:

•	filing with the Corporate Secretary of BHB a duly executed revocation of proxy;

•	submitting a new executed proxy with a later date; or

•	voting in person at the BHB special meeting.

Attendance at the BHB special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Blue Hills Bancorp, Inc.

500 River Ridge Drive

Norwood, Massachusetts 02062

Attention: Lauren B. Messmore, Corporate Secretary

Voting in Person

If you plan to attend the BHB special meeting and wish to vote in person, you will be given a ballot at the BHB special meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the BHB special meeting, you must bring additional documentation from the broker, bank, or other nominee in order to vote your shares. Whether or not you plan to attend the BHB special meeting, BHB requests that you complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the BHB special meeting but will assure that your vote is counted if you are unable to attend.

Proxy Solicitation

BHB is soliciting your proxy. BHB will pay for this proxy solicitation. In addition to soliciting proxies by mail, [●], a proxy solicitation firm, will assist BHB in soliciting proxies for the BHB special meeting. BHB will pay approximately $[●] for these services. Additionally, directors, officers, and employees of BHB and Blue Hills may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. BHB will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Dissenters’ Rights of Appraisal

Under the Maryland General Corporation Law, as amended, the holders of BHB common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

Stock Certificates

You should not send in any certificates representing BHB common stock at this time. If the merger is consummated, you will receive separate instructions for the exchange of your certificates representing BHB common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement – Exchange of BHB Stock Certificates for Merger Consideration” beginning on page [●] of this document.

PROPOSAL NO. 1

APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

At the BHB special meeting, stockholders will consider and vote on the BHB merger agreement proposal. Details about the merger, including each party’s reasons for the merger, the effect of approval of the agreement and plan of merger and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page [●] of this joint proxy statement/prospectus.

Approval of the BHB merger agreement proposal requires the affirmative vote of the holders of at least a majority of the shares of BHB common stock outstanding and entitled to vote at the BHB special meeting. Abstentions and broker non-votes will have the same effect as shares voted against the BHB merger agreement proposal.

BHB’s board of directors unanimously recommends that BHB stockholders vote “FOR” approval and adoption of the merger agreement, including the merger.

PROPOSAL NO. 2

APPROVAL TO ADJOURN OR POSTPONE THE BHB SPECIAL MEETING, IF NECESSARY,

TO PERMIT FURTHER SOLICITATION OF PROXIES

BHB is submitting a proposal for consideration at the BHB special meeting to authorize the named proxies to authorize the board of directors of BHB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the BHB special meeting. Even though a quorum may be present at the BHB special meeting, it is possible that BHB may not have received sufficient votes to approve the BHB merger agreement proposal by the time of the meeting. In that event, the board of directors of BHB would need to adjourn the BHB special meeting in order to solicit additional proxies. This proposal relates only to authorization of the board of directors of BHB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the BHB special meeting. If the BHB special meeting is adjourned to a date not more than 120 days after the original record date of [●], then BHB is not required to give notice of the time and place of the adjourned meeting, provided that the new time and place is announced at the special meeting before adjournment, unless the board of directors of BHB fixes a new record date for the BHB special meeting.

Approval of the BHB adjournment proposal requires the presence of a quorum and the affirmative vote of a majority of the shares voted on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

BHB’s board of directors unanimously recommends that BHB stockholders vote “FOR” authorization of the board of directors of BHB to adjourn or postpone the BHB special meeting, if necessary, to permit further solicitation of proxies in favor of the BHB merger agreement proposal or to vote on other matters properly before the BHB special meeting.

THE SPECIAL MEETING OF INDEPENDENT SHAREHOLDERS

This joint proxy statement/prospectus is being provided to holders of Independent common stock as Independent’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of Independent shareholders to be held on [●], and at any adjournment or postponement of the Independent special meeting.

Date, Time and Place of the Independent Special Meeting

The special meeting is scheduled to be held as follows:

Date: [●]

Time: [●], Local Time

Place: [●]

Purpose of the Independent Special Meeting

At the Independent special meeting, Independent shareholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger and the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger; and

•

authorize the board of directors of Independent to adjourn or postpone the Independent special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to vote on other matters properly before the Independent special meeting.

Recommendation of Independent’s Board of Directors

Independent’s board of directors unanimously recommends a vote “FOR” approval and adoption of the merger agreement and “FOR” approval of the proposal to authorize the board of directors of Independent to adjourn or postpone the Independent special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to vote on other matters properly before the Independent special meeting.

Record Date; Shares Entitled to Vote

Independent shareholders are entitled to vote if the records of Independent show that they held shares of Independent common stock as of the close of business on [●]. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, [●] shares of Independent common stock were outstanding. Each share of Independent common stock has one vote on each matter presented to Independent shareholders. If you are a beneficial owner of shares of Independent common stock held in “street name” and you want to vote your shares in person at the Independent special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

Independent will have a quorum and will be able to conduct the business of the Independent special meeting only if a majority of the shares of Independent common stock outstanding and entitled to vote is represented in person or by proxy at the Independent special meeting. If you return a valid proxy card or attend the Independent meeting in person, your shares will be counted for determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Independent common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the Independent merger agreement proposal will require the affirmative vote of at least two-thirds of the shares of Independent common stock outstanding and entitled to vote at the Independent special meeting. The vote required to approve the merger agreement and the transactions it contemplates will also satisfy the Nasdaq shareholder approval requirement for the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the proposal. Broker non-votes and abstentions from voting will have the same effect as voting against the proposal.

The affirmative vote of a majority of the shares voted on the Independent adjournment proposal is required to approve the Independent adjournment proposal. Broker non-votes and abstentions from voting will have no effect on the proposal.

Voting of Proxies

Independent shareholders may vote in person at the Independent special meeting or by proxy. To ensure your representation at the Independent special meeting, Independent recommends that you vote by proxy even if you plan to attend the Independent special meeting. You can always change your vote at the Independent special meeting.

Independent shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain a “legal proxy” from your record holder entitling you to vote at the Independent special meeting.

Voting instructions are included on your Independent proxy form. If you properly complete and timely submit your Independent proxy, your shares will be voted as you have directed. If you are the record holder of your shares of Independent common stock and submit your Independent proxy without specifying a voting instruction, your shares of Independent common stock will be voted “FOR” the Independent merger agreement proposal and “FOR” the Independent adjournment proposal. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.

How to Revoke Your Proxy

Independent shareholders may revoke their proxy at any time before it is voted by:

•	filing with the Corporate Secretary of Independent a duly executed revocation of proxy;

•	submitting a new executed proxy with a later date; or

•	voting in person at the Independent special meeting.

Attendance at the Independent special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel and Corporate Secretary

Voting in Person

If you plan to attend the Independent special meeting and wish to vote in person, you will be given a ballot at the Independent special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Independent special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares. Whether or not you plan to attend the Independent special meeting, Independent requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the Independent special meeting but will assure that your vote is counted if you are unable to attend.

Proxy Solicitation

Independent is soliciting your proxy. Independent will pay for this proxy solicitation. In addition to soliciting proxies by mail, [●], a proxy solicitation firm, will assist Independent in soliciting proxies for the Independent special meeting. Independent will pay approximately $[●] for these services. Additionally, directors, officers and employees of Independent and Rockland Trust may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Independent will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PROPOSAL NO. 1

APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

At the Independent special meeting, shareholders will consider and vote on the Independent merger agreement proposal. Details about the merger, including each party’s reasons for the merger, the effect of approval of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page [●] of this document.

Approval of the Independent merger agreement proposal requires the affirmative vote of the holders of at least two-thirds of the shares of Independent common stock outstanding and entitled to vote at the Independent special meeting. The vote required to approve the merger agreement and the transactions it contemplates will also satisfy the Nasdaq shareholder approval requirement for the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger. Abstentions and broker non-votes will have the same effect as shares voted against the Independent merger agreement proposal.

Independent’s board of directors unanimously recommends that Independent shareholders vote “FOR” approval of the merger agreement and the transactions it contemplates, including the merger and the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger.

PROPOSAL NO. 2

APPROVAL TO ADJOURN OR POSTPONE THE INDEPENDENT SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

Independent is submitting a proposal for consideration at the Independent special meeting to authorize the named proxies to authorize the board of directors of Independent to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to vote on other matters properly before the Independent special meeting. Even though a quorum may be present at the Independent special meeting, it is possible that Independent may not have received sufficient votes to approve the Independent merger agreement proposal by the time of the meeting. In that event, the board of directors of Independent would need to adjourn the Independent special meeting in order to solicit additional proxies. This proposal relates only to authorization of the board of directors of Independent to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to vote on other matters properly before the Independent special meeting. If the Independent special meeting is adjourned for less than 30 days, Independent is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the special meeting before adjournment, unless the board of directors of Independent fixes a new record date for the Independent special meeting.

Approval of the Independent adjournment proposal requires the presence of a quorum and the affirmative vote of a majority of the shares voted on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

Independent’s board of directors unanimously recommends that Independent shareholders vote “FOR” authorization of the board of directors of Independent to adjourn or postpone the Independent special meeting, if necessary, to permit further solicitation of proxies in favor of the Independent merger agreement proposal or to vote on other matters properly before the Independent special meeting.

THE MERGER

The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated into this joint proxy statement/prospectus by reference.

General

Each of the Independent board of directors and the BHB board of directors has approved the merger agreement. The merger agreement provides for the merger of BHB with and into Independent, with Independent continuing as the surviving corporation. Immediately following the completion of the merger, Blue Hills, a wholly owned bank subsidiary of BHB, will merge with and into Independent’s wholly owned bank subsidiary, Rockland Trust, with Rockland Trust as the surviving entity in the bank merger.

The merger is structured as a 80% stock and 20% cash transaction. At the effective time of the merger, each share of BHB common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the stockholder, be converted into the right to receive (i) $5.25 in cash and (ii) 0.2308 of a share of Independent common stock. The exchange ratio may be adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, or other similar change with respect to the common stock of Independent or BHB that occurs before the merger. No fractional shares of Independent common stock will be issued in connection with the merger, and holders of BHB common stock will be entitled to receive cash in lieu of fractional shares of Independent common stock.

Based on the number of shares of BHB common stock outstanding on November 1, 2018, and assuming that all outstanding stock options of BHB as of November 1, 2018 are exercised and all outstanding shares of restricted stock vest in accordance with their terms prior to the closing of the merger, 6,835,690 is the maximum number of shares of Independent common stock that could be issued to BHB’s stockholders in connection with the merger, which would represent approximately 20% of the outstanding Independent common stock. Independent expects substantially fewer shares of Independent common stock will be issued in the merger because not all outstanding stock options granted by BHB will be exercised before the closing of the merger. If no stock options are exercised, BHB stockholders would own approximately 18% of Independent’s common stock upon completion of the merger.

Background of the Merger

BHB’s predecessor mutual holding company converted from a mutual holding company structure in July 2014, which resulted in BHB becoming the publicly traded holding company for Blue Hills. Over the course of the following years, BHB managed its capital through strong organic growth, stock repurchases and recurring and special dividends. Since the conversion, BHB also has, from time to time, been presented with and reviewed opportunities to acquire or bid upon other financial institutions or their assets but was either not able to execute upon those potential transactions or determined that they would not have been favorable to BHB and its stockholders.

Over the past few years, the BHB board of directors has had numerous discussions with its management, industry analysts, and consultants regarding the future of the community banking industry, the appropriate size and scale of BHB and the profitability targets that it should be attempting to achieve. These discussions have included the topics of competition, disintermediation risk, product requirements, technology investments, and prospective valuation risks in the future.

Additionally, since 2014, William M. Parent, Chief Executive Officer and President of BHB, has had numerous conversations with the chief executive officers, and in some cases board members, of various regional financial institutions that expressed possible interest in merging with or acquiring BHB. In each conversation, discussions centered on obtaining an understanding of strategic and operational value of a combination, cultural alignment of the organizations and roles of employees, management and the board of directors. Conversations were shared with the BHB board of directors to build awareness and an understanding of the relative differences among the institutions.

In 2016, BHB entered into negotiations to acquire an out-of-market financial institution. These negotiations involved multiple meetings and due diligence review and planning sessions. In May 2017, the negotiations were terminated by the parties because they were unable to agree on pricing and other terms of a transaction.

At BHB’s October 2017 annual strategic planning session, discussions centered around strategic options for BHB, including remaining independent or pursuing a strategic merger of equals or a sale of BHB. At this strategic planning session, the BHB board of directors also discussed the future financial projections and operations of BHB and anticipated industry and market conditions. As a result of the deliberations at this planning session, the BHB board of directors approved a course of action whereby BHB would begin to explore a strategic merger of equals that would enable BHB to better execute its operating strategies, optimize its scale and leverage its resources to more effectively compete for future acquisitions and other growth opportunities in its marketplace. The BHB board of directors determined that, if a favorable merger of equals were not available, it would assess other strategic measures, including remaining independent or pursuing a sale transaction.

In October 2017, Mr. Parent met with the chief executive officer of Company A and discussed a strategic merger transaction. Mr. Parent reported the discussion at the November 2017 board of directors meeting as a preliminary concept and discussed the strategic value of a possible combination with Company A. The board of directors directed Mr. Parent to continue to develop the possible benefits of a transaction with Company A. Mr. Parent had a follow-up meeting with the chief executive officer of Company A in December 2017 at which time the operational and strategic benefits of a possible strategic combination were discussed in greater detail.

On January 1, 2018, Mr. Parent received a message from Christopher Oddleifson, Chief Executive Officer of Independent about his interest in meeting. Mr. Parent and Mr. Oddleifson had previously met socially and individually to discuss industry matters and each company’s strategic vision.

On January 5, 2018, Mr. Parent and Mr. Oddleifson met to discuss the strategic visions of their respective institutions and the operations of each institution. Mr. Oddleifson expressed Independent’s interest in further investigating a strategic combination if desired by BHB. Mr. Oddleifson proposed a follow-up meeting with himself, Robert Cozzone, Chief Financial Officer and Executive Vice President of Consumer & Business Banking, of Independent and Gerard Nadeau, President and Chief Commercial Banking Officer of Independent, to further discuss the virtues of a combination.

Throughout January 2018, BHB continued to evaluate the prospects of a strategic merger with Company A. At the January 2018 board of directors meeting, the financial and strategic implications of such a combination were discussed and the board of directors determined to engage a financial advisor, KBW, and a legal advisor, Luse Gorman, PC, to assist and advise BHB with respect to overall strategic planning matters.

KBW and Luse Gorman discussed strategic planning matters with the BHB board of directors at a February 21, 2018 meeting. Matters discussed included the community bank merger market, relevant financial metrics and pricing, and the fiduciary duties of the BHB board of directors, as well as potential financial implications of a possible strategic combination with Company A to BHB’s stockholders.

On February 21, 2018, Mr. Parent met with Messrs. Oddleifson, Cozzone and Nadeau to provide an overview of each company’s operating capabilities, exchange integration ideas and discuss advantages and disadvantages regarding a potential combination transaction.

In March 2018, due to concerns regarding the viability and magnitude of the potential benefits of a transaction with Company A, discussions with Company A were terminated by the parties.

At the April 18, 2018 meeting of the BHB board of directors, KBW reviewed and discussed with the BHB board of directors the community banking industry, observed merger market metrics and pricing, BHB’s recent and projected financial performance, its recent stock performance, its tactical position in the market, and a review of possible merger partners, including their apparent financial ability and capacity to offer merger consideration in a transaction with BHB and the attributes of possible partners, as well as their stock performance and recent pricing trends. At that meeting, the BHB board of directors determined that BHB should pursue a strategic combination with a larger institution that would be better able to utilize and leverage the resources of BHB based on several factors, including BHB’s competitive limitations in its market area, the future risks and rewards in remaining independent, the ability to improve earnings, and an assessment of BHB’s acquisition and growth opportunities in the near term. The board of directors directed management, with KBW’s assistance, to prepare BHB for a possible strategic transaction and develop a targeted solicitation process whereby the possible partners that were identified as the most favorable partners during the discussions, which included Independent, would be contacted to assess their interest in a possible transaction with BHB and gauge their specific level of interest and possible pricing. BHB determined that KBW would approach only those institutions that had been identified as a favorable strategic fit for BHB, that had successfully completed acquisitions, and that had other favorable operating attributes and stable currencies.

During the months of May and June 2018, KBW contacted Companies B and C to inquire as to their interest in a merger transaction with BHB. Company B, after initially expressing some interest in a dialogue, decided it was not interested in such a transaction and did not offer any price or range of pricing. Company C expressed some interest in a merger transaction with BHB, but was not interested in a transaction above a $23-$24 per share level.

On May 24, 2018, Mr. Parent and Mr. Oddleifson met to discuss Independent’s continued interest in a strategic transaction with BHB, the synergies and benefits that could be achieved through a combination. During that meeting, Mr. Oddleifson discussed a targeted price range of $24 – $25 per share, whereas Mr. Parent discussed a targeted price range of $25 – $26 per share. Mr. Oddleifson expressed interest in pursuing a transaction, but stated the need for a few days to confirm the targeted price range discussed by Mr. Parent at their meeting.

On May 29, 2018, Mr. Oddleifson contacted Mr. Parent to state that the targeted price range of $25-$26 per share could be achievable, but would be subject to further due diligence. Both parties discussed a timeline for further discussions in August of 2018, following the public release of second quarter earnings results.

On August 1, 2018, a mutual Non-Disclosure Agreement was signed and non-public information requested by Independent was provided in order for Independent to provide a firm offer price to BHB to consider.

On August 10, 2018, KBW received a proposal from Independent for an aggregate merger consideration based on an exchange ratio of 0.295x – 0.300x with up to 20% of the merger consideration being paid in cash.

On August 13, 2018, the BHB board of directors held a special meeting to consider the proposal from Independent. KBW updated the BHB board regarding the merger market and other information that was reviewed at the April 2018 BHB board of directors meeting. In addition, KBW discussed the financial aspects of the proposal from Independent in comparison to recent transactions and in comparison to the potential future performance of BHB as expected by BHB’s management on a stand-alone basis. After reviewing the information and consulting with KBW, BHB’s board of directors instructed KBW and Mr. Parent to propose a counter offer of $27.00 in cash per share for 20% of BHB common stock and 0.308 of a share of Independent common stock for each share of the remaining 80% of BHB common stock. This counter offer would have resulted in consideration of $5.40 in cash and 0.2464 of a share of Independent common stock for each share of BHB common stock.

On August 16, 2018, Independent’s board of directors held a regular meeting at which a potential transaction with BHB was one of the topics discussed and the Independent board of directors authorized management to continue negotiating the transaction.

On August 17, 2018, Independent accepted the counter offer, subject to a full due diligence investigation, and the parties entered into an Exclusivity Agreement ending September 21, 2018.

From August 21, 2018 through September 11, 2018, members of each organization’s executive management teams, along with their advisors, met several times and negotiated the terms of the merger agreement and ancillary agreements. Each organization also conducted its due diligence review of the other during this period.

On September 5, 2018, a special meeting of BHB’s board of directors was held to discuss due diligence progress and a projected timeline for the transaction. At this meeting, the BHB board of directors was also advised that Independent had indicated that it may lower its offer.

On September 10, 2018, Independent contacted KBW to present a revised offer of $5.25 in cash and 0.2308 shares of Independent common stock for each share of BHB common stock. Independent revised its offer based on conclusions reached during its due diligence investigation about assumptions in its financial model regarding fair value marks, expenses, and growth.

On September 11, 2018, a special meeting of BHB’s board of directors was held to review Independent’s revised offer and other strategic directions or options available to BHB. KBW provided updated merger market information and compared the original offer, the revised offer and the median of recent transactions in terms of tangible book value, core tangible book value and core deposit premium. KBW also updated the board of directors on the other previously identified merger partners, including their recent performance, the performance of their stock prices and their apparent financial ability and capacity to engage in a merger transaction with BHB at the pricing levels similar to Independent’s revised offer. After extensive discussions regarding the strategic options available to BHB, the other identified possible partners and the benefits of a combination transaction with Independent, the BHB board of directors unanimously voted to accept the revised offer from Independent and instructed management to complete any remaining due diligence and, with the assistance of BHB’s advisors, negotiate a final merger agreement.

On September 19, 2018 the Independent board of directors held a special meeting to consider the proposed transaction with BHB. At that meeting, Sandler reviewed the financial aspects of the proposed merger and Independent’s management reviewed the business terms and financial expectations for the proposed merger and presented a detailed risk assessment of the proposed merger. The Independent board of directors also reviewed the findings of the due diligence investigation and the terms of the merger, the final merger agreement, and the ancillary agreements.

On September 19, 2018, the BHB board of directors met to discuss the proposed merger and review the final merger agreement. At that meeting, representatives from Luse Gorman and BHB management summarized the results of BHB’s due diligence investigation of Independent and outlined its fiduciary duties under relevant law. KBW also reviewed the financial aspects of the proposed merger and rendered to the BHB board of directors an opinion to the effect that, as of September 19, 2018, and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW, as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of BHB common stock. At this meeting, the BHB board of directors reviewed the terms of the final merger agreement and ancillary agreements and unanimously voted to approve the merger and to adopt the final merger agreement.

On September 20, 2018, Independent’s board of directors held a regular meeting at which it was reported that the BHB board of directors had approved the proposed transaction. At that meeting, Sandler delivered its opinion to the effect that, as of September 20, 2018 and subject to certain limitations, assumptions, and qualifications, as set forth in the opinion, the merger consideration was fair to Independent, from a financial point of view. After a further discussion of the findings of the due diligence investigation and the terms of the merger, the final merger agreement, and the ancillary agreements, the Independent board of directors unanimously voted to approve the proposed merger and to authorize the merger agreement and the transactions it contemplated.

Thereafter, the parties executed and delivered the merger agreement and ancillary documents. A joint press release announcing the approval, adoption, and execution of the merger agreement was then issued on September 20, 2018 and Independent and BHB each filed a Form 8-K with the SEC.

Recommendation of BHB’s Board of Directors

BHB’s board of directors has unanimously approved the merger agreement and unanimously recommends that BHB stockholders vote “FOR” the approval of the BHB merger agreement proposal.

BHB’s Reasons for the Merger

The boards of directors of BHB and Blue Hills unanimously determined that the merger agreement and the merger are advisable and in the best interests of BHB and its stockholders and Blue Hills. Accordingly, the boards of directors of BHB and Blue Hills adopted and approved the merger agreement, and the BHB board of directors is unanimously recommending that BHB’s stockholders vote “FOR” the BHB merger agreement proposal.

In determining to unanimously adopt and approve the merger agreement and the merger, the boards of directors of BHB and Blue Hills evaluated the merger and the merger agreement in consultation with certain of BHB’s senior management and with BHB’s financial advisor and legal counsel, drew on the directors’ knowledge of the business, operations, properties, assets, financial condition, operating results, and prospects of Blue Hills, and also considered the following factors in favor of the decision to enter into the merger agreement:

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the BHB board of directors’ and senior management’s knowledge of BHB’ business, operations, properties, assets, financial condition, operating results and prospects, and its and their understanding of Independent’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, including information obtained through due diligence;

•

the fact that the consideration that BHB stockholders will receive in the proposed merger is largely in the form of Independent common stock and the potential for BHB stockholders, who will own approximately 18-20% of the combined company, to participate in the future earnings and growth of the combined company;

•

the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, on both BHB stockholders and Independent shareholders, especially the fact that the transaction would be immediately accretive to the combined company;

•	the expectation of the BHB board of directors that the combined company will have a strong capital position upon completion of the transaction;

•

the understanding of the BHB board of directors of the current and prospective environment in which BHB operates, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives, compliance mandates and investments in technology, the competitive environment for financial institutions generally and the likely effect of these factors on BHB with and without the proposed transaction;

•

the strong stock price performance of Independent’s common stock compared to its peers and the industry as a whole, and the potential for stock appreciation in the combined company for BHB stockholders;

•	Independent’s successful track record in executing mergers and the likelihood of receipt of regulatory approvals and completion of the merger in a timely manner;

•

the fact that the exchange ratio is fixed, which the BHB board of directors believes is consistent with market practice for transactions of this type and with the strategic purpose of the transaction; provided, that BHB may terminate the merger agreement in the event that the trading price of Independent’s common stock drops by more than 15% both on an absolute basis and in relation to an index of bank stocks, and this 15% trigger for termination on price decrease is consistent with, or better than, market practice for transactions of this type;

•

the financial presentation and the opinion, dated September 19, 2018, of KBW to the BHB board of directors as to the fairness, from a financial point of view, and as of the date of such opinion, to the holders of BHB common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of BHB’s Financial Advisor;”

•	the efforts made to negotiate a merger agreement favorable to BHB and its stockholders and the terms and conditions of the merger agreement;

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the ability of BHB, under the terms of the merger agreement, to negotiate with third parties concerning certain unsolicited competing acquisition proposals, if BHB were to receive such a proposal prior to the approval of the merger agreement by BHB’s stockholders, and to terminate the merger agreement upon the payment to Independent of a termination fee of $26.2 million;

•	the effects of the merger on BHB’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Independent;

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the impact of the merger on depositors, customers and communities served by BHB and the expectation that the combined entity will continue to provide quality service to the communities and customers currently served by BHB; and

•	the fact that three BHB directors will become directors of Independent upon the closing of the merger.

BHB’s board of directors also weighed the factors described above against certain factors and potential risks associated with entering into the merger agreement, including, among others, the following:

•	the fact that the integration of BHB and Independent may be complex and time consuming and may require substantial resources and effort;

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the risk that, if the combined bank is not successfully integrated, the anticipated strategic and other benefits of the merger may not be realized fully, realized at all or may take longer to realize than expected;

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the fact that the exchange ratio is fixed, and BHB cannot terminate the merger agreement in the event that the trading price of Independent’s common stock drops, unless it drops by more than 15% both on an absolute basis and in relation to an index of bank stocks;

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the potential for diversion of management and employee attention and for increased employee attrition during the period prior to the completion of the merger, and the potential effect of the merger on BHB’s customers and business relationships;

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the restrictions on the conduct of BHB’s business prior to the completion of the merger, requiring BHB to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent BHB from undertaking business opportunities that may arise pending completion of the merger and could negatively impact BHB’s customers and business relationships;

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the fact that the merger agreement contains certain restrictions on the ability of BHB to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for BHB to pay Independent a termination fee of $26.2 million in certain circumstances;

•	the transaction costs to be incurred by BHB in connection with the merger; and

•	the various other applicable risks associated with BHB, Independent and the merger, including the risks described in “ – Risk Factors,” beginning on page [●] of this joint proxy statement/prospectus.

During its consideration of the merger agreement, the BHB board of directors also considered that certain BHB officers and directors may have financial interests in the merger that are different from, or are in addition to, the interests of BHB stockholders. See “The Merger – Interests of BHB’s Executive Officers and Directors in the Merger,” beginning on page [●].

The discussion of the information and factors considered by the BHB board of directors is not exhaustive, but includes all material factors considered by the BHB board of directors. Based on the factors described above, the BHB board of directors determined that the merger with Independent would be advisable and in the best interests of BHB stockholders and approved the merger agreement and related transactions it contemplates. In view of the wide variety and complexity of factors considered by the BHB board of directors in connection with its evaluation of the merger, the BHB board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to the ultimate determination of the BHB board of directors. Rather, the BHB board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different individual factors.

Opinion of BHB’s Financial Advisor

BHB engaged Keefe, Bruyette & Woods, Inc., which is referred to in this document as KBW, to render financial advisory and investment banking services to BHB, including an opinion to the BHB board of directors as to the fairness, from a financial point of view, to the holders of BHB common stock of the merger consideration to be received by such stockholders in the proposed merger of BHB with and into Independent. BHB selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the BHB board of directors held on September 19, 2018, at which the BHB board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the BHB board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW, as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of BHB common stock. The BHB board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the BHB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of BHB common stock. It did not address the underlying business decision of BHB to engage in the merger or enter into the merger agreement or constitute a recommendation to the BHB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of BHB common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, stockholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of BHB and Independent and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated September 15, 2018 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K of BHB for the three fiscal year ended December 31, 2017;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q of BHB for the fiscal quarters ended March 31, 2018 and June 30, 2018;

•	the audited financial statements and Annual Reports on Form 10-K of Independent for the three fiscal year ended December 31, 2017;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q of Independent for the fiscal quarters ended March 31, 2018 and June 30, 2018;

•

certain regulatory filings of BHB and Independent and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and the call reports filed with respect to each quarter during the three-year period ended December 31, 2017, as well as the quarters ended March 31, 2018 and June 30, 2018;

•	certain other interim reports and other communications of BHB and Independent to their respective stockholders; and

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other financial information concerning the businesses and operations of BHB and Independent that was furnished to KBW by BHB and Independent or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of BHB and Independent;

•	the assets and liabilities of BHB and Independent;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for BHB and Independent with similar information for certain other companies, the securities of which were publicly traded;

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publicly available consensus “street estimates” of BHB, as well as assumed BHB long-term growth rates provided to KBW by BHB management, all of which information KBW discussed with BHB management and used and relied upon, at the direction of such management and with the consent of the BHB board of directors;

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publicly available consensus “street estimates” of Independent (which estimates reflected the estimated pro forma impact of Independent’s publicly announced and pending merger of MNB Bancorp with and into Independent (which is referred to in this document as the MNB merger), as well as assumed Independent long-term growth rates provided to KBW by Independent management, all of which information Independent management discussed with KBW and KBW used and relied upon based on such discussions, at the direction of BHB management and with the consent of the BHB board of directors;

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projected balance sheet and capital data of Independent, giving effect to Independent’s estimates and assumptions regarding the pro forma impact of the MNB merger, which was prepared by Independent management, provided to and discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of BHB management and with the consent of the BHB board of directors; and

•

estimates regarding certain pro forma financial effects of the proposed merger on Independent (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that Independent management prepared, provided to and discussed with KBW, and KBW used and relied upon based on such discussions, at the direction of BHB management and with the consent of the BHB board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions with the management of BHB and the management of Independent regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken, with KBW’s assistance, by or on behalf of and at the direction of BHB, to solicit indications of interest from third parties regarding a potential transaction with BHB.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of BHB as to the reasonableness and achievability of the publicly available consensus “street estimates” of BHB and the assumed BHB long-term growth rates referred to above (and the assumptions and bases thereof), and KBW assumed that all such information was reasonably prepared and represented or, in the case of the BHB “street estimates” referred to above, that such estimates were consistent with the best currently available estimates and judgments of BHB management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. With the consent of BHB, KBW further relied upon Independent management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Independent, the assumed Independent long-term growth rates, the projected balance sheet and capital data of Independent, and the estimates regarding certain pro forma financial effects of the merger on Independent (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented or, in the case of the Independent “street estimates” referred to above, that such estimates were consistent with the best currently available estimates and judgments of Independent management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods estimated. KBW expressed no view or opinion as to the MNB merger (or any terms, aspects or implications thereof) and assumed, with the consent of BHB, that the MNB merger would be consummated in the fourth quarter of 2018, as described to KBW by Independent management.

It is understood that the portion of the foregoing financial information of BHB and Independent that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of BHB and Independent, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of BHB and Independent and with the consent of the BHB board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either BHB or Independent since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with BHB’s consent, that the aggregate allowances for loan and lease losses for BHB and Independent are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of BHB or Independent, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of BHB or Independent under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses, that:

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the merger and any related transaction (including the merger of Blue Hills with and into Rockland Trust) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed and referred to above) with no adjustments to the merger consideration and with no other consideration or payments in respect of BHB common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

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there were no factors that would delay any necessary regulatory or governmental approval for the merger or any related transactions (including the bank merger), or subject such approvals to any adverse conditions;

•	all conditions to complete the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

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in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger and any related transaction (including the bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of BHB, Independent or the pro forma entity, or on the contemplated benefits of the merger, including, without limitation, the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of BHB that BHB relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to BHB, Independent, the merger, any related transaction (including the bank merger) and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of BHB common stock, of the merger consideration to be received by the holders of BHB common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger and the termination of BHB’s employee stock ownership plan prior to the consummation of the merger), including, without limitation, the form or structure of the merger (including the form of the merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger or any related transaction to BHB, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of BHB to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any alternative transactions or strategies that are, have been or may be available to or considered by BHB or the BHB board of directors;

•

the fairness of the amount or nature of any compensation to any of BHB’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of BHB common stock;

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the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of BHB (other than the holders of BHB common stock, solely with respect to the merger consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Independent or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the merger consideration assumed for purposes of KBW’s opinion;

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whether Independent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of BHB common stock at the closing of the merger;

•	the actual value of Independent common stock to be issued in the merger;

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the prices, trading range or volume at which BHB common stock or Independent common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Independent common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

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any legal, regulatory, accounting, tax or similar matters relating to BHB, Independent, their respective stockholders, or relating to, arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, BHB and Independent. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the BHB board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the BHB board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between BHB and Independent and the decision of BHB to enter into the merger agreement was solely that of the BHB board of directors.

The following is a summary of the material financial analyses presented by KBW to the BHB board of directors in connection with its opinion. The following is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the BHB board of directors, but rather summarizes the material analyses performed by KBW and presented to the BHB board of directors in connection with KBW’s opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $25.92 per share of BHB common stock, or $727.7 million in the aggregate (inclusive of the implied value of in-the-money BHB options), consisting of the sum of (i) the implied value of the stock consideration of 0.2308 shares of Independent common stock based on the closing price of Independent common stock on September 18, 2018, and (ii) the cash consideration of $5.25. In addition to the financial analyses described below, KBW reviewed with the BHB board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $25.92 per share of BHB common stock) of 24.7x BHB’s estimated 2018 earnings per share (“EPS”), using the publicly available 2018 EPS consensus “street estimate” for BHB.

BHB Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of BHB to 14 selected publicly traded banks and thrifts which were headquartered in the Northeast United States (defined as Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont) and which had total assets between $1.0 billion and $5.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Bankwell Financial Group, Inc. Bar Harbor Bankshares BSB Bancorp, Inc. Cambridge Bancorp Camden National Corporation Century Bancorp, Inc. Enterprise Bancorp, Inc.	First Bancorp, Inc. Hingham Institution for Savings Northeast Bancorp Salisbury Bancorp, Inc. SI Financial Group, Inc. Washington Trust Bancorp, Inc. Western New England Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the last 12 months (“LTM”) or the most recent completed fiscal quarter (“MRQ”) available or as of the end of such periods and market price information as of September 18, 2018. KBW also used 2018 and 2019 EPS estimates taken from consensus “street estimates” for BHB and the six selected companies for which consensus “street estimates” were available. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in BHB’s historical financial statements, or the data prepared by Sandler presented under the section “The Merger — Opinion of Independent’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of BHB and the selected companies:

		Selected Companies
	BHB	Bottom Quartile	Median	Average	Top Quartile
MRQ Core Return on Average Assets(1)	0.94%	0.88%	1.05%	1.11%	1.24%
MRQ Core Return on Average Equity(1)	6.20%	10.52%	12.67%	12.31%	13.23%
MRQ Net Interest Margin	2.98%	2.91%	3.08%	3.19%	3.30%
MRQ Fee Income / Revenue Ratio (2)	14.3%	12.2%	17.1%	17.7%	23.5%
MRQ Efficiency Ratio	60.9%	65.3%	58.2%	57.5%	53.8%

(1)	Core income excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of BHB and the selected companies:

		Selected Companies
	BHB	Bottom Quartile	Median	Average	Top Quartile
Tangible Common Equity / Tangible Assets	14.31%	7.51%	7.90%	8.30%	8.88%
Total Capital Ratio	18.78%	12.65%	13.56%	13.91%	14.82%
Loans / Deposits	107.1%	87.6%	100.7%	98.5%	106.9%
Loan Loss Reserve / Gross Loans	0.89%	0.69%	0.83%	0.90%	1.10%
Nonperforming Assets / Loans and OREO	0.63%	1.59%	0.96%	1.12%	0.37%
Net Charge-Offs / Average Loans	0.03%	0.04%	0.01%	0.02%	0.00%

In addition, KBW’s analysis showed the following concerning the market performance of BHB and, to the extent publicly available, the selected companies:

			Selected Companies
	BHB		Bottom Quartile		Median		Average		Top Quartile
One-Year Stock Price Change	20.0%		(6.0%)		1.6%		2.4%		6.9%
Year-To-Date Stock Price Change	13.4%		(6.3%)		0.7%		0.3%		5.8%
Stock Price / Book Value per Share	1.53	x	1.32	x	1.55	x	1.61	x	1.69	x
Stock Price / Tangible Book Value per Share	1.57	x	1.42	x	1.68	x	1.78	x	2.14	x
Stock Price / LTM Adjusted EPS(1)	27.1	x	13.3	x	14.5	x	14.9	x	16.3	x
Stock Price / 2018 EPS Estimate	21.7	x	13.1	x	13.7	x	14.1	x	14.3	x
Stock Price / 2019 EPS Estimate	19.8	x	13.0	x	13.2	x	13.9	x	13.4	x
Dividend Yield	3.5%		0.9%		1.7%		1.8%		2.7%
LTM Dividend Payout	95.1%		12.6%		28.8%		27.7%		39.2%

(1)

Reflected EPS for the 12 months ended June 30, 2018 as adjusted, per S&P Global Market Intelligence, to exclude one-time charges in the fourth quarter of 2017 related to the revaluation of deferred tax assets or liabilities due to the Tax Cuts and Jobs Act of 2017.

No company used as a comparison in the above selected companies analysis is identical to BHB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Independent Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Independent to nine selected publicly traded banks and thrifts which were headquartered in the Northeast United States and which had total assets between $3.0 billion and $15.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Bar Harbor Bankshares Berkshire Hills Bancorp, Inc. Boston Private Financial Holdings, Inc. Brookline Bancorp, Inc. Camden National Corporation	Century Bancorp, Inc. Meridian Bancorp, Inc. United Financial Bancorp, Inc. Washington Trust Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter available or as of the end of such period and market price information as of September 18, 2018. KBW also used 2018 and 2019 EPS estimates taken from consensus “street estimates” for Independent and the seven selected companies for which consensus “street estimates” were available. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Independent’s historical financial statements, or the data prepared by Sandler presented under the section “The Merger — Opinion of Independent’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Independent and the selected companies:

		Selected Companies
	Independent	Bottom Quartile	Median	Average	Top Quartile
MRQ Core Return on Average Assets(1)	1.53%	0.89%	1.04%	1.03%	1.21%
MRQ Core Return on Average Equity(1)	12.94%	9.11%	10.15%	10.43%	12.18%
MRQ Net Interest Margin	3.88%	2.91%	3.05%	3.04%	3.12%
MRQ Fee Income / Revenue Ratio(2)	23.0%	13.9%	23.6%	20.3%	24.4%
MRQ Efficiency Ratio	54.9%	59.0%	57.9%	58.7%	53.6%

(1)	Core income excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Excluded gain/losses on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Independent and the selected companies:

			Selected Companies
	Independent		Bottom Quartile	Median	Average	Top Quartile
Tangible Common Equity / Tangible Assets(1)	8.74%		7.44%	7.59%	8.11%	8.22%
Total Capital Ratio	13.74	%(1)	12.84%	13.19%	13.46%	13.92%
Loans / Deposits	92.8	%(1)	98.5%	102.2%	100.0%	105.1%
Loan Loss Reserve / Gross Loans	0.96%		0.74%	0.88%	0.87%	0.96%
Nonperforming Assets / Loans and OREO	1.11%		0.70%	0.59%	0.59%	0.39%
Net Charge-Offs / Average Loans	0.02%		0.08%	0.04%	0.06%	0.00%

(1)	Data for Independent was pro forma for the MNB merger.

In addition, KBW’s analysis showed the following concerning the market performance of Independent and, to the extent publicly available, the selected companies:

			Selected Companies
	Independent		Bottom Quartile		Median		Average		Top Quartile
One-Year Stock Price Change	25.8%		(0.2%)		3.3%		5.0%		6.9%
Year-To-Date Stock Price Change	28.2%		(8.7%)		3.3%		0.6%		7.5%
Stock Price / Book Value per Share(1)	2.47	x	1.30	x	1.43	x	1.54	x	1.62	x
Stock Price / Tangible Book Value per Share(1)	3.39	x	1.50	x	1.82	x	1.90	x	2.08	x
Stock Price / 2018 EPS Estimate	20.0	x	14.0	x	15.7	x	15.3	x	16.4	x
Stock Price / 2019 EPS Estimate	17.0	x	13.0	x	13.7	x	13.6	x	14.0	x
Dividend Yield	1.7%		2.1%		2.8%		2.3%		2.8%
2018 Dividend Payout	34.0%		34.5%		37.7%		38.3%		41.0%

(1)	Data for Independent was pro forma for the MNB merger.

No company used as a comparison in the above selected companies analysis is identical to Independent. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 16 selected U.S. whole bank transactions announced since January 1, 2018 with announced transaction values between $200 million and $2 billion. Terminated transactions were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company

PacWest Bancorp

First Busey Corporation

WSFS Financial Corporation

Old National Bancorp

People’s United Financial, Inc.

BOK Financial Corporation

Independent Bank Group, Inc.

Cadence Bancorporation

Allegiance Bancshares, Inc.

CenterState Bank Corporation

WesBanco, Inc.

Renasant Corporation

CVB Financial Corp.

Pacific Premier Bancorp, Inc.

Ameris Bancorp

Meta Financial Group, Inc.

El Dorado Savings Bank, F.S.B.

Banc Ed Corp.

Beneficial Bancorp, Inc.

Klein Financial, Inc.

First Connecticut Bancorp, Inc.

CoBiz Financial Inc.

Guaranty Bancorp

State Bank Financial Corporation

Post Oak Bancshares, Inc.

Charter Financial Corporation

Farmers Capital Bank Corporation

Brand Group Holdings, Inc.

Community Bank

Grandpoint Capital, Inc.

Hamilton State Bancshares, Inc.

Crestmark Bancorp Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent then publicly available, EPS consensus “street estimates” for the first full calendar year following the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

Price per common share to core tangible book value per share of the acquired company (purchase price and tangible book value were reduced by value of excess capital based on a normalized tangible common equity to tangible asset ratio of 8.00%);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•

Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

•	Price per common share to next year estimated EPS of the acquired company in the seven selected transactions in which consensus “street estimates” for the acquired company were then available.

KBW also reviewed the price per common share paid for the acquired company for the 10 selected transactions involving publicly traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the merger of $25.92 per outstanding share of BHB common stock and using historical financial information for BHB as of or for the period ended June 30, 2018, the publicly available 2019 EPS consensus “street estimate” of BHB and the closing price of BHB common stock on September 18, 2018.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful because it was greater than 35.0x):

			Selected Transactions
	Independent / BHB		Bottom Quartile		Median		Average		Top Quartile
Price / Tangible Book Value	1.78	x	1.95	x	2.18	x	2.34	x	2.48	x
Price / Core Tangible Book Value(1)	2.40	x	2.39	x	2.51	x	2.64	x	2.84	x
Core Deposit Premium	19.3%		14.4%		16.6%		17.4%		20.7%
Price / LTM EPS(2)	30.8x / 31.2	x(3)	19.7	x	22.0	x	21.8	x	24.0	x
Price / Forward EPS	22.5	x	15.6	x	17.0	x	18.6	x	17.2	x
One-Day Market Premium	13.7%		4.2%		10.5%		13.1%		20.3%

(1)	Purchase price and tangible book value were reduced by value of excess capital based on a normalized tangible common equity to tangible asset ratio of 8.00%.
(2)

LTM EPS was adjusted, per S&P Global Market Intelligence, to exclude one-time tax expenses in the fourth quarter of 2017 related to the revaluation of deferred tax assets or liabilities due to the Tax Cuts and Jobs Act of 2017 where applicable.

(3)

31.2x based on LTM core net income which excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles as calculated by S&P Global Market Intelligence; 2017Q4 earnings adjusted for one-time charge in 2017 tax provision related to the Tax Cuts and Jobs Act per BHB’s public disclosure.

No company or transaction used as a comparison in the above selected transaction analysis is identical to BHB or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Independent and BHB to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet and income statement data for Independent (pro forma for the MNB merger in the case of balance sheet data) and BHB as of or for the period ended June 30, 2018, (ii) publicly available 2018, 2019 and 2020 consensus “street estimates” of Independent and BHB, and (iii) market price data as of September 18, 2018. KBW also used, for informational purposes, an assumed Independent long-term earnings growth rate for 2020 provided by Independent management, as well as 2019 and 2020 net income estimates for BHB provided by Independent management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Independent and BHB stockholders in the combined company based on the 0.2308x exchange ratio provided for in the merger agreement and also hypothetically assuming 100% stock consideration in the proposed merger for illustrative purposes:

	Independent as a % of Total	BHB as a % of Total
Ownership
At 0.2308x Merger Exchange Ratio	82%	18%
Assuming 100% stock consideration	78%	22%
Balance Sheet
Assets	76%	24%
Gross Loans Held for Investment	75%	25%
Deposits	78%	22%
Tangible Common Equity	65%	35%
Income Statement
LTM Core Net Income(1)	84%	16%
2018 Estimated Net Income	82%	18%
2019 Estimated Net Income	83%	17%
2020 Estimated Net Income	83%	17%
Income Statement Per Independent Management(2)
2019 Estimated Net Income	84%	16%
2020 Estimated Net Income	85%	15%
Market Capitalization	80%	20%

(1)

LTM core net income, per S&P Global Market Intelligence, excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expense, amortization of intangibles, and revaluation of deferred tax asset in the fourth quarter of 2017 due to Tax Cuts and Jobs Act.

(2)

For information purposes only. Based on the 2019 publicly available consensus “street estimate” of Independent, an assumed Independent long-term net income growth rate for 2020 per Independent management, and 2019 and 2020 net income estimates for BHB per Independent management.

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Independent and BHB. Using (i) closing balance sheet estimates as of June 30, 2019 for Independent taken from publicly available consensus “street estimates” and closing balance sheet estimates as of June 30, 2019 for BHB provided by Independent management, (ii) publicly available 2018 and 2019 EPS consensus “street estimates” of Independent and an assumed long-term EPS growth rate for Independent provided by Independent management, (iii) the publicly available 2018 EPS consensus “street estimate” of BHB and 2019 and 2020 net income estimates for BHB provided by Independent management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by Independent management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Independent. This analysis indicated the merger could be accretive to Independent’s estimated 2019 EPS and estimated 2020 EPS and could be approximately neutral to Independent’s estimated tangible book value per share as of June 30, 2019. Furthermore, the analysis indicated that, pro forma for the merger, each of Independent’s tangible common equity to tangible assets ratio, Tier I Leverage Ratio, Common Equity Tier 1 Ratio, Tier I Capital Ratio and Total Risk-based Capital Ratio as of June 30, 2019 could be lower. For all of the above analysis, the actual results achieved by Independent following the merger may vary from the projected results, and the variations may be material.

BHB Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of BHB to estimate a range for the implied equity value of BHB. In this analysis, KBW used publicly available consensus “street estimates” of BHB and assumed long-term growth rates for BHB provided by BHB management, and assumed discount rates ranging from 10.0% to 13.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that BHB could generate over the period from June 30, 2019 through December 31, 2023 as a stand-alone company, and (ii) the present value of BHB’s implied terminal value at the end of such period. KBW assumed that BHB would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain these levels. In calculating the terminal value of BHB, KBW applied a range of 13.0x to 17.0x estimated 2024 net income. This discounted cash flow analysis resulted in a range of implied values per share of BHB common stock of $20.18 per share to $25.82 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of BHB.

Independent Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Independent to estimate a range for the implied equity value of Independent. In this analysis, KBW used the publicly available 2019 net income consensus “street estimate” of Independent and assumed long-term growth rates for Independent provided by Independent management, and assumed discount rates ranging from 10.0% to 13.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Independent could generate over the period from June 30, 2019 through December 31, 2023 as a stand-alone company, and (ii) the present value of Independent’s implied terminal value at the end of such period. KBW assumed that Independent would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain these levels. In calculating the terminal value of Independent, KBW applied a range of 13.0x to 17.0x estimated 2024 net income. This discounted cash flow analysis resulted in a range of implied values per share of Independent common stock of $74.56 per share to $101.85 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Independent or the pro forma combined company.

Miscellaneous. KBW acted as financial advisor to BHB and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and further to certain existing sales and trading relationships with each of BHB and Independent, KBW and its affiliates may from time to time purchase securities from, and sell securities to, BHB and Independent. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of BHB or Independent for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, BHB agreed to pay KBW a cash fee equal to 0.95% of the aggregate merger consideration, $1,000,000 of which became payable upon the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. BHB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to BHB. During the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Independent. KBW provided certain financial advisory services to Independent in connection with the MNB merger. In connection with the MNB merger, Independent paid KBW a cash fee of $145,000. KBW may in the future provide investment banking and financial advisory services to BHB or Independent and receive compensation for such services.

Recommendation of Independent’s Board of Directors

Independent’s board of directors has unanimously approved the merger agreement and unanimously recommends that Independent’s shareholders vote “FOR” the approval of the Independent merger agreement proposal.

Independent’s Reasons for the Merger

Independent’s board of directors determined that the merger agreement and the merger are advisable to Independent and Rockland Trust. Accordingly, Independent’s board of directors adopted and approved the merger agreement.

The Independent board of directors unanimously approved the merger agreement and the merger because it determined that the merger is a natural expansion and strengthening of its Norfolk, Suffolk and Nantucket County, Massachusetts franchises that should increase long-term shareholder value because Blue Hills is, like Rockland Trust, a bank that is deeply committed to its customers, employees, and the communities that it serves. The merger should provide Rockland Trust with access to new and potential customers in Norfolk County, Suffolk County and Nantucket County, Massachusetts and provide Independent with deposit market share in Nantucket, Massachusetts, where Rockland Trust does not currently have a physical presence, and other towns in the surrounding area. The transaction is financially attractive to Independent and its shareholders because it allows Independent to add the loan and deposit base of Blue Hills to that of Independent while simultaneously providing Independent with the opportunity to maintain and deepen relationships with customers of Blue Hills by offering Independent’s deeper set of products. The Independent board of directors believes that the combined company should have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements. In addition, Independent’s financial advisor, Sandler O’Neill & Partners, L.P., reviewed in detail with the board of directors the financial aspects of the proposed merger and delivered its opinion, to the effect that, as of September 20, 2018 and subject to the limitations, assumptions, and qualifications set forth therein, the merger consideration was fair to Independent, from a financial point of view.

After taking into account these and other factors, the Independent board of directors determined that the merger agreement and the merger were advisable to Independent and Rockland Trust and that Independent should enter into the merger agreement and complete the merger. Independent’s board of directors evaluated the factors described above, including asking questions of Independent’s management and Independent’s legal and financial advisors, and reached the unanimous decision that the merger was advisable to Independent and Rockland Trust. This discussion of the factors considered by Independent’s board of directors is not exhaustive, but includes all material factors considered by the board. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. Independent’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Independent’s board of directors may have given different weights to different factors. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. This explanation of the reasoning of the Independent board of directors is forward-looking in nature ad should be read in light of the factors discussed under “Forward-Looking Statements” beginning on page [●].

Opinion of Independent’s Financial Advisor

Independent retained Sandler to act as financial advisor to Independent’s board of directors in connection with Independent’s consideration of a possible business combination. Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler acted as financial advisor in connection with the proposed transaction. At the September 20, 2018 meeting at which Independent’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler delivered to Independent’s board of directors its oral and written opinion, to the effect that, as of such date, the merger consideration provided for in the merger agreement was fair to Independent, from a financial point of view. The full text of Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Independent shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler’s opinion speaks only as of the date of the opinion. The opinion was directed to Independent’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Independent as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement, the merger and the issuance of up to 6,835,690 shares of Independent common stock in connection with the merger. Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to Independent and does not address the underlying business decision of Independent to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Independent or the effect of any other transaction in which Independent might engage. Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Independent or BHB, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler’s opinion was approved by its fairness opinion committee.

In connection with its opinion, Sandler reviewed and considered, among other things:

•	an execution version of the merger agreement, dated as of September 20, 2018;

•	certain publicly available financial statements and other historical financial information of Independent and Rockland Trust, a wholly-owned subsidiary of Independent, that Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of BHB and Blue Hills Bank, a wholly-owned subsidiary of BHB, that Sandler deemed relevant;

•

publicly available consensus median analyst GAAP earnings per share and dividends per share estimates for Independent for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Independent;

•

publicly available consensus median analyst GAAP earnings per share estimates for BHB for the year ending December 31, 2018 and for the quarters ending March 31, 2019 and June 30, 2019, as well as estimated long-term net income and balance sheet growth rates and dividends per share for the quarters ending September 30, 2019 and December 31, 2019 and for the years thereafter, as provided by the senior management of Independent;

•

the pro forma financial impact of the Merger on Independent based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Independent;

•

the publicly reported historical price and trading activity for Independent common stock and BHB common stock, including a comparison of certain stock trading information for Independent common stock and BHB common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Independent and BHB with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

Sandler also discussed with certain members of the senior management of Independent the business, financial condition, results of operations and prospects of Independent and held similar discussions with BHB’s representatives regarding the business, financial condition, results of operations and prospects of BHB.

In performing their review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler from public sources, that was provided to Sandler by Independent or its representatives, or that was otherwise reviewed by Sandler and Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler further relied on the assurances of the senior management of Independent that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any material respect. Sandler was not asked to undertake, and did not undertake, an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Independent or BHB or any of their respective subsidiaries. Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Independent or BHB or any of their respective subsidiaries. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Independent or BHB, or the combined entity after the merger, and Sandler did not review any individual credit files relating to Independent or BHB or any of their respective subsidiaries. Sandler assumed, with Independent’s consent, that the respective allowances for loan losses for both Independent and BHB were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler used publicly available consensus median analyst GAAP earnings per share and dividends per share estimates for Independent for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Independent. In addition, Sandler used publicly available consensus median analyst GAAP earnings per share estimates for BHB for the year ending December 31, 2018 and for the quarters ending March 31, 2019 and June 30, 2019, as well as estimated long-term net income and balance sheet growth rates and dividends per share for the quarters ending September 30,

2019 and December 31, 2019 and for the years thereafter, as provided by the senior management of Independent. Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Independent. With respect to the foregoing information, the senior management of Independent confirmed to Sandler that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available estimates of senior management as to the future financial performance of Independent and BHB, respectively, and Sandler assumed that the financial results reflected in such information would be achieved. Sandler expressed no opinion as to such estimates or judgements, or the assumptions on which they were based. Sandler also assumed that there had been no material change in Independent’s or BHB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler. Sandler assumed in all respects material to Sandler’s analyses that Independent and BHB would remain as going concerns for all periods relevant to their analyses.

Sandler also assumed, with Independent’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect that would be material to Sandler’s analysis of Independent, BHB, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Independent’s consent, Sandler relied upon the advice that Independent received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler expressed no opinion as to any such matters.

Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Sandler’s opinion. Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler’s opinion or the presentation made by Sandler to Independent’s board of directors, but is a summary of all material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler’s comparative analyses described below is identical to Independent or BHB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Independent and BHB and the companies to which they are being compared. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Independent, BHB and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Independent’s board of directors at its September 20, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler’s analyses do not necessarily reflect the value of Independent common shares or the prices at which Independent common shares or BHB shares may be sold at any time. The analyses of Sandler and its opinion were among a number of factors taken into consideration by Independent’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger agreement or the decision of Independent’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Independent and BHB.

Summary of Merger Consideration and Implied Transaction Metrics. Sandler reviewed the financial terms of the proposed merger. As more fully described in the merger agreement, at the effective time, each share of BHB common stock issued and outstanding prior to the effective time will be converted into the right to receive (i) $5.25 in cash, and (ii) 0.2308 of a share of common stock of Independent. Based on the closing price of Independent common stock on September 18, 2018 of $89.55 per share, Sandler calculated an implied transaction price per share of $25.92 and an aggregate implied transaction value of approximately $728 million, assuming 26,901,347 BHB common shares outstanding and 2,760,700 stock options outstanding with a weighted average strike price of $15.21, as of August 1, 2018. Based upon publicly available historical financial information for BHB and publicly available median analyst earnings per share estimates for BHB for the year ending December 31, 2018, Sandler calculated the following implied transaction metrics:

Transaction Price / BHB LTM Earnings Per Share	35.0	x
Transaction Price / BHB YTD Annualized Earnings Per Share	24.9	x
Transaction Price / BHB 2018E Earnings Per Share(1)	25.7	x
Transaction Price / BHB June 30, 2018 Book Value Per Share	174%
Transaction Price / BHB June 30, 2018 Tangible Book Value Per Share	178%
Tangible Book Premium / Core Deposits(2)	19.3%
Premium to BHB Closing Price(3)	13.7%

1)	Price/forward earnings multiple based on core analyst consensus median estimates per FactSet
2)	Core deposits defined as total deposits less certificates of deposit greater than $100,000
3)	Based on closing price of BHB common stock on September 18, 2018 of $22.80

BHB Stock Trading History. Sandler reviewed the historical stock price performance of BHB common stock for the one- and three-year periods ended September 18, 2018. Sandler then compared the relationship between the stock price performance of BHB’s shares to movements in the BHB Regional Peer Group (as described below) as well as certain stock indices.

BHB One-Year Stock Price Performance

	September 18, 2017	September 18, 2018
BHB	100%	120.0%
BHB Regional Peer Group	100%	95.8%
NASDAQ Bank Index	100%	113.0%
S&P 500 Index	100%	116.0%

BHB Three-Year Stock Price Performance

	September 18, 2015	September 18, 2018
BHB	100%	157.1%
BHB Regional Peer Group	100%	129.1%
NASDAQ Bank Index	100%	153.4%
S&P 500 Index	100%	148.3%

BHB Comparable Company Analyses. Sandler used publicly available information to compare selected financial information for BHB with a group of financial institutions selected by Sandler (the “BHB Regional Peer Group”). The BHB Regional Peer Group consisted of 14 publicly traded banks and thrifts headquartered in the Northeast and Mid-Atlantic regions of the United States with total assets between $1 billion and $10 billion and Tangible Common Equity / Tangible Assets greater than 10.0%, excluding announced merger targets and Northeast Bancorp and Marlin Business Services Corp due to their different business structures. The BHB Regional Peer Group consisted of the following companies:

Bank of Princeton	Meridian Bancorp, Inc.
Citizens & Northern Corporation	Metropolitan Bank Holding Corp.
Eagle Bancorp, Inc.	Oritani Financial Corp.
First Bank.	Parke Bancorp, Inc.
Kearny Financial Corp	PCSB Financial Corporation
Northfield Bancorp, Inc.	Prudential Bancorp, Inc.
Malvern Bancorp, Inc.	Western New England Bancorp, Inc.

The analysis compared financial information for BHB as of or for the period ended June 30, 2018 with the corresponding publicly available data for the BHB Regional Peer Group as of or for the period ended June 30, 2018, with pricing data as of September 18, 2018. The table below sets forth the data for BHB and the median, mean, high and low data for the BHB Regional Peer Group.

BHB Comparable Company Analysis

BHB	BHB Regional Peer Group Median	BHB Regional Peer Group Mean	BHB Regional Peer Group High	BHB Regional Peer Group Low
Total Assets ($MM)	$2,741	$1,783	$2,966	$7,880	$1,029
Loans / Deposits (%)	107.1%	106.8%	103.6%	122.5%	78.4%
Non-performing Assets / Total Assets (%)(1)	0.51%	0.64%	0.83%	2.30%	0.15%
Tangible Common Equity / Tangible Assets (%)	14.31%	12.22%	12.95%	19.07%	10.25%
Leverage Ratio (%)	14.87%	13.43%	13.55%	19.54%	10.21%
Total Risk-Based Capital Ratio (%)	18.78%	16.72%	18.66%	30.81%	12.96%
CRE / Total Risk-Based Capital Ratio (%)(2)	184.1%	306.2%	304.6%	558.7%	81.2%
YTD Return on Average Assets (%)	0.99%	1.03%	1.08%	2.00%	0.37%
YTD Return on Average Equity (%)	6.58%	7.79%	8.23%	16.93%	1.81%
YTD Net Interest Margin (%)	2.94%	3.13%	3.25%	4.16%	2.50%
YTD Efficiency Ratio (%)	61.4%	56.0%	54.2%	72.8%	30.7%
Price / Tangible Book Value (%)	157%	143%	147%	197%	118%
Price / YTD Annualized Earnings Per Share (x)	21.9	x	16.3	x	16.7	x	28.1	x	8.3	x
Price / 2018E Earnings Per Share (x)(3)	22.6	x	16.4	x	18.5	x	37.6	x	12.0	x
Current Dividend Yield (%)	3.5%	1.1%	1.6%	6.3%	0.0%
Market Value ($MM)	$553	$334	$555	$1,806	$158

1)

Non-performing assets defined as nonaccrual loans and leases, renegotiated loans and leases and foreclosed or repossessed assets; Regulatory holding company financial data used for PCSB Financial Corporation.

2)	Bank level financial data used for Prudential Bancorp, Inc.
3)	Price / forward earnings multiples based on analyst consensus median estimates from FactSet

BHB Net Present Value Analyses. Sandler performed an analysis that estimated the net present value per share of BHB common stock assuming BHB performed in accordance with publicly available consensus median analyst GAAP earnings per share estimates for BHB for the year ending December 31, 2018 and for the quarters ending March 31, 2019 and June 30, 2019, as well as estimated long-term net income and balance sheet growth rates and dividends per share for BHB for September 30, 2019 and December 31, 2019 and for the years thereafter, as provided by the senior management of Independent. To approximate the terminal value of a share of BHB common stock at December 31, 2022, Sandler applied price to 2022 earnings per share multiples ranging from 15.0x to 20.0x and price to December 31, 2022 tangible book value per share multiples ranging from 140% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BHB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of BHB common stock of $13.18 to $19.36 when applying multiples of earnings per share and $17.14 to $25.98 when applying multiples of tangible book value per share. Sandler also performed a similar analysis that estimated the net present value per share of BHB common stock using the same criteria described above and including the impact of the estimated after-tax cost savings as a result of the merger, as provided by the senior management of Independent. As illustrated in the following tables, the analysis including estimated after-tax cost savings indicated an imputed range of values per share of BHB common stock of $21.42 to $32.30 when applying multiples of earnings per share and $18.83 to $28.68 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
8.0%	$15.30	$16.11	$16.92	$17.74	$18.55	$19.36
9.0%	$14.73	$15.51	$16.29	$17.07	$17.85	$18.63
10.0%	$14.19	$14.94	$15.69	$16.43	$17.18	$17.93
11.0%	$13.68	$14.39	$15.11	$15.83	$16.55	$17.26
12.0%	$13.18	$13.87	$14.56	$15.25	$15.94	$16.63

Earnings Per Share Multiples with Estimated After-Tax Cost Savings

Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
8.0%	$25.00	$26.46	$27.92	$29.38	$30.84	$32.30
9.0%	$24.04	$25.44	$26.84	$28.24	$29.64	$31.04
10.0%	$23.13	$24.47	$25.81	$27.16	$28.50	$29.84
11.0%	$22.25	$23.54	$24.83	$26.12	$27.41	$28.70
12.0%	$21.42	$22.66	$23.90	$25.14	$26.38	$27.62

Tangible Book Value Per Share Multiples

Discount Rate	140%	150%	160%	170%	180%	190%
8.0%	$19.96	$21.17	$22.37	$23.57	$24.78	$25.98
9.0%	$19.21	$20.36	$21.51	$22.67	$23.82	$24.98
10.0%	$18.48	$19.59	$20.70	$21.81	$22.92	$24.02
11.0%	$17.80	$18.86	$19.92	$20.99	$22.05	$23.12
12.0%	$17.14	$18.16	$19.19	$20.21	$21.23	$22.25

Tangible Book Value Per Share Multiples with Estimated After-Tax Cost Savings

Discount Rate	140%	150%	160%	170%	180%	190%
8.0%	$21.95	$23.30	$24.64	$25.99	$27.33	$28.68
9.0%	$21.11	$22.41	$23.70	$24.99	$26.28	$27.57
10.0%	$20.32	$21.56	$22.79	$24.03	$25.27	$26.51
11.0%	$19.56	$20.75	$21.94	$23.12	$24.31	$25.50
12.0%	$18.83	$19.98	$21.12	$22.26	$23.40	$24.54

Sandler also considered and discussed with the Independent board of directors how these analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed similar analyses assuming BHB’ net income varied from 10% above projections to 10% below projections. These analyses resulted in the following range of per share values for BHB common stock, applying the price to 2022 earnings per share multiples range of 15.0x to 20.0x referred to above and a discount rate of 10.84%.

Earnings Per Share Multiples

Annual Estimated Variance	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
(10.0%)	$12.67	$13.32	$13.97	$14.62	$15.27	$15.92
(5.0%)	$13.21	$13.90	$14.59	$15.27	$15.96	$16.65
0.0%	$13.76	$14.48	$15.20	$15.92	$16.65	$17.37
5.0%	$14.30	$15.06	$15.82	$16.57	$17.33	$18.09
10.0%	$14.84	$15.64	$16.43	$17.22	$18.02	$18.81

Earnings Per Share Multiples with Estimated After-Tax Cost Savings

Annual Estimated Variance	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
(10.0%)	$20.44	$21.61	$22.78	$23.95	$25.12	$26.28
(5.0%)	$21.42	$22.65	$23.88	$25.12	$26.35	$27.58
0.0%	$22.39	$23.69	$24.99	$26.28	$27.58	$28.88
5.0%	$23.36	$24.73	$26.09	$27.45	$28.82	$30.18
10.0%	$24.34	$25.77	$27.19	$28.62	$30.05	$31.48

Analysis of Selected Merger Transactions. Sandler reviewed a regional group of bank and thrift merger and acquisition transactions consisting of transactions announced between January 1, 2016 and September 18, 2018 with announced deal values, involving targets headquartered in the Northeast and Mid-Atlantic regions of the United States with assets at announcement greater than $1.5 billion, and excluding deals where a private equity buyer was involved (the “Regional Precedent Transactions”). Sandler also reviewed a national group of bank and thrift merger and acquisition transactions consisting of transactions announced between November 8, 2016 and September 18, 2018 with announced deal values, involving targets with assets at announcement greater than $2 billion and Tangible Common Equity / Tangible Assets greater than 9.50%, and excluding deals where a private equity buyer was involved (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following ten transactions:

Acquiror	Target
WSFS Financial Corp.	Beneficial Bancorp Inc.
People’s United Financial Inc.	First Connecticut Bancorp, Inc.
Kearny Financial Corp.	Clifton Bancorp Inc.
OceanFirst Financial Corp.	Sun Bancorp Inc.
Berkshire Hills Bancorp Inc.	Commerce Bancshares Corp.
Sterling Bancorp	Astoria Financial Corp.
Community Bank System Inc.	Merchants Bancshares Inc.
People’s United Financial Inc.	Suffolk Bancorp
Bar Harbor Bankshares	Lake Sunapee Bank Group
OceanFirst Financial Corp.	Cape Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last twelve months’ earnings, transaction price to estimated earnings per share, transaction price to tangible book value, core deposit premium and one-day market premium. Sandler compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Regional Precedent Transactions group.

	Independent / BHB		Regional Precedent Transactions Median		Regional Precedent Transactions Mean		Regional Precedent Transactions High		Regional Precedent Transactions Low
Transaction Price / LTM Earnings	35.0x/24.9x	(1)	21.4	x	23.8	x	53.0	x	7.8	x
Transaction Price / Estimated EPS	25.7	x	28.2	x	34.7	x	63.2	x	18.7	x
Transaction Price / Tangible Book Value	178%		167%		166%		196%		138%
Core Deposit Premium(2)	19.3%		11.3%		10.7%		19.0%		3.0%
One-Day Market Premium	13.7%		20.3%		20.8%		42.8%		1.3%

1)	Represents BHB’s YTD annualized EPS
2)	Core deposits defined as total deposits less time deposits greater than $100,000

The Nationwide Precedent Transactions group was composed of the following thirteen transactions:

Acquiror	Target
PacWest Bancorp	El Dorado SB FSB
WSFS Financial Corp.	Beneficial Bancorp Inc.
Synovus Financial Corp.	FCB Financial Holdings Inc.
Cadence Bancorp.	State Bank Financial Corp.
Banco de Credito e Inversiones	TotalBank
Associated Banc-Corp	Bank Mutual Corp.
OceanFirst Financial Corp.	Sun Bancorp Inc.
Union Bankshares Corporation	Xenith Bankshares Inc.
First Horizon National Corp.	Capital Bank Financial Corp.
Home BancShares Inc.	Stonegate Bank
Sterling Bancorp	Astoria Financial Corp.
Simmons First National Corp.	Southwest Bancorp Inc.
Independent Bank Group Inc.	Carlile Bancshares Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last twelve months’ earnings, transaction price to estimated earnings per share, transaction price to tangible book value, core deposit premium and one-day market premium. Sandler compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

	Independent / BHB		Nationwide Precedent Transactions Median		Nationwide Precedent Transactions Mean		Nationwide Precedent Transactions High		Nationwide Precedent Transactions Low
Transaction Price / LTM Earnings	35.0x 24.9	x(1)	26.2	x	26.3	x	53.0	x	7.8	x
Transaction Price / Estimated EPS	25.7	x	27.4	x	29.8	x	63.2	x	15.7	x
Transaction Price / Tangible Book Value	178%		203%		197%		248%		156%
Core Deposit Premium(2)	19.3%		15.4%		15.8%		24.2%		9.9%
One-Day Market Premium	13.7%		8.4%		9.5%		25.0%		(2.9%)

1)	Represents BHB’s YTD annualized EPS
2)	Core deposits defined as total deposits less time deposits greater than $100,000

Independent Stock Trading History. Sandler reviewed the historical stock price performance of Independent common stock for the one- and three-year periods ended September 18, 2018. Sandler then compared the relationship between the stock price performance of Independent’s shares to movements in the Independent Regional Peer Group (as described below) as well as certain stock indices.

Independent One-Year Stock Price Performance

	September 18, 2017	September 18, 2018
Independent	100%	125.8%
Independent Regional Peer Group	100%	107.1%
NASDAQ Bank Index	100%	113.0%
S&P 500 Index	100%	116.0%

Independent Three-Year Stock Price Performance

	September 18, 2015	September 18, 2018
Independent	100%	200.7%
Independent Regional Peer Group	100%	148.6%
NASDAQ Bank Index	100%	153.4%
S&P 500 Index	100%	148.3%

Independent Comparable Company Analyses. Sandler used publicly available information to compare selected financial information for Independent with a group of financial institutions selected by Sandler (the “Independent Regional Peer Group”). The Independent Regional Peer Group consisted of publicly traded banks and thrifts headquartered in the Northeast and Mid-Atlantic regions of the United States with total assets between $7 billion and $12 billion, excluding announced merger targets. The Independent Regional Peer Group consisted of the following companies.

Berkshire Hills Bancorp, Inc.	Northwest Bancshares, Inc.
Boston Private Financial Holdings, Inc.	OceanFirst Financial Corp.
Brookline Bancorp, Inc.	Provident Financial Services, Inc.
Community Bank System, Inc.	S&T Bancorp, Inc.
Customers Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Eagle Bancorp, Inc.	United Financial Bancorp, Inc.
First Commonwealth Financial Corp.	WSFS Financial Corporation
NBT Bancorp Inc.

The analysis compared publicly available financial information for Independent as of or for the period ended June 30, 2018 with the corresponding publicly available data for the Independent Regional Peer Group as of or for the period ended June 30, 2018, with pricing data as of September 18, 2018. The table below sets forth the data for Independent and the median, mean, high and low data for the Independent Regional Peer Group.

Independent Comparable Company Analysis

Independent	Independent Regional Peer Group Median	Independent Regional Peer Group Mean	Independent Regional Peer Group High	Independent Regional Peer Group Low
Total Assets ($MM)	$8,381	$8,153	$8,749	$11,902	$7,097
Loans / Deposits (%)	92.4%	99.2%	99.8%	118.7%	73.3%
Non-performing Assets / Total Assets (%)(1)	0.87%	0.59%	0.54%	0.89%	0.26%
Tangible Common Equity / Tangible Assets (%)	9.06%	8.58%	8.75%	11.80%	6.33%
Leverage Ratio (%)	10.39%	9.80%	9.90%	11.97%	8.46%
Total Risk-Based Capital Ratio (%)	14.24%	13.04%	13.85%	18.29%	12.19%
CRE / Total Risk-Based Capital Ratio (%)	287.1%	264.5%	267.1%	439.9%	82.3%
YTD Return on Average Assets (%)	1.46%	1.16%	1.20%	1.91%	0.59%
YTD Return on Average Equity (%)	12.30%	9.56%	10.06%	17.82%	4.50%
YTD Net Interest Margin (%)	3.83%	3.59%	3.51%	4.16%	2.63%
YTD Efficiency Ratio (%)	57.9%	58.5%	57.2%	70.9%	37.9%
Price / Tangible Book Value (%)	334%	206%	215%	361%	108%
Price / YTD Annualized Earnings Per Share (x)	21.0	x	16.5	x	16.8	x	31.6	x	9.5	x
Price / 2018 Est. Earnings Per Share (x)(2)	19.5	x	14.8	x	14.7	x	19.6	x	9.1	x
Current Dividend Yield (%)	1.7%	2.3%	2.2%	3.8%	0.0%
Market Value ($MM)	$2,466	$1,585	$1,587	$3,212	$759

1)	Non-performing assets defined as nonaccrual loans and leases, renegotiated loans and leases and foreclosed or repossessed assets
2)	Price / forward earnings multiples based on analyst consensus median estimates from FactSet

Independent Net Present Value Analyses. Sandler performed an analysis that estimated the net present value per share of Independent common stock assuming Independent performed in accordance with publicly available consensus median analyst GAAP earnings per share and dividends per share estimates for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Independent. To approximate the terminal value of a share of Independent common stock at December 31, 2022, Sandler applied price to 2022 earnings per share multiples ranging from 15.0x to 21.0x and price to December 31, 2022 tangible book value per share multiples ranging from 200% to 350%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 12.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Independent common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Independent common stock of $65.81 to $109.55 when applying multiples of earnings per share and $59.59 to $121.81 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
7.0%	$80.24	$85.12	$90.01	$94.89	$99.78	$104.66	$109.55
8.0%	$77.06	$81.74	$86.43	$91.11	$95.80	$100.48	$105.17
9.0%	$74.04	$78.53	$83.02	$87.52	$92.01	$96.51	$101.00
10.0%	$71.16	$75.47	$79.79	$84.10	$88.41	$92.72	$97.04
11.0%	$68.42	$72.56	$76.70	$80.84	$84.99	$89.13	$93.27
12.0%	$65.81	$69.79	$73.77	$77.75	$81.72	$85.70	$89.68

Tangible Book Value Per Share Multiples

Discount Rate	200%	225%	250%	275%	300%	325%	350%
7.0%	$72.59	$80.79	$89.00	$97.20	$105.40	$113.60	$121.81
8.0%	$69.72	$77.59	$85.46	$93.32	$101.19	$109.06	$116.92
9.0%	$67.00	$74.55	$82.09	$89.64	$97.19	$104.73	$112.28
10.0%	$64.41	$71.65	$78.89	$86.13	$93.38	$100.62	$107.86
11.0%	$61.94	$68.89	$75.84	$82.80	$89.75	$96.71	$103.66
12.0%	$59.59	$66.27	$72.94	$79.62	$86.30	$92.98	$99.66

Sandler also considered and discussed with the Independent board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis assuming Independent’s net income varied from 10% above estimates to 10% below estimates. This analysis resulted in the following range of per share values for Independent common stock, applying the price to 2022 earnings per share multiples range of 15.0x to 21.0x referred to above and a discount rate of 10.84%.

Earnings Per Share Multiples

Annual Estimated Variance	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
(10.0%)	$62.60	$66.35	$70.10	$73.85	$77.60	$81.35	$85.11
(5.0%)	$65.72	$69.68	$73.64	$77.60	$81.56	$85.52	$89.48
0.0%	$68.85	$73.02	$77.19	$81.35	$85.52	$89.69	$93.86
5.0%	$71.98	$76.35	$80.73	$85.11	$89.48	$93.86	$98.23
10.0%	$75.10	$79.69	$84.27	$88.86	$93.44	$98.03	$102.61

Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler analyzed certain potential pro forma effects of the merger, assuming the merger closes the second quarter of 2019. In performing this analysis, Sandler utilized the following information and assumptions: (i) publicly available consensus median analyst GAAP earnings per share and dividends per share estimates for Independent for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Independent; (ii) publicly available consensus median analyst GAAP earnings per share estimates for BHB for the year ending December 31, 2018 and for the quarters ending March 31, 2019 and June 30, 2019, as well as estimated long-term net income and balance sheet growth rates and dividends per share for the quarters ending September 30, 2019 and December 31, 2019 and for the years thereafter, as provided by the senior management of BHB; and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Independent. The analysis indicated that the merger could be accretive to Independent’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2019 and December 31, 2020 and accretive to Independent’s estimated tangible book value per share at close and at December 31, 2019 and December 31, 2020.

In connection with this analysis, Sandler considered and discussed with the Independent board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler’s Relationship. Sandler received a fee of $1.5 million for rendering its opinion. Independent has also agreed to indemnify Sandler against certain claims and liabilities arising out of Sandler’s engagement and to reimburse Sandler for certain out-of-pocket expenses incurred in connection with their engagement. In the two years preceding the date of Sandler’s opinion, Sandler provided certain other investment banking services to Independent. Most recently, Sandler rendered a fairness opinion to the board of directors of Independent in connection with Independent’s acquisition of Island Bancorp, Inc., which transaction closed in May 2017, for which Sandler received a fee of $90,000. Sandler has not provided any investment banking services to BHB in the two years preceding the date of its opinion. In the ordinary course of Sandler’s business as a broker-dealer, Sandler may purchase securities from and sell securities to Independent, BHB and their respective affiliates. Sandler may also actively trade the equity and debt securities of Independent, BHB and their respective affiliates for Sandler’s own account and for the accounts of Sandler’s customers.

Regulatory Approvals Required to Complete the Merger

Completion of the merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of the required regulatory approvals shall impose, as reasonably determined by Independent, a “Burdensome Condition,” which is defined in the merger agreement to mean any prohibition, limitation or other requirement that would prohibit or materially limit the ownership or operation by BHB or any of its subsidiaries, or by Independent or any of its subsidiaries, of all or any material portion of the business or assets of BHB or any of its subsidiaries or Independent or its subsidiaries, or compel Independent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of BHB or any of its subsidiaries or Independent or any of its subsidiaries.

The consents and approvals of governmental authorities that Independent and BHB have determined required to consummate the merger include:

•	the approval of or waiver of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956; and

•

confirmation from the Massachusetts Housing Partnership Fund (which is referred to in this document as the Housing Partnership Fund) that Independent has made arrangements satisfactory to the Housing Partnership Fund.

The consents and approvals of governmental authorities that Independent and BHB have determined are required to consummate the merger of Blue Hills with Rockland Trust (which is referred to in this document as the bank merger) are as follows:

•	the FDIC’s approval under the Bank Merger Act; and

•	the approval of the Massachusetts Division of Banks under relevant Massachusetts law (Massachusetts General Laws, Chapter 167I).

The parties have filed or will file certain applications and notice materials necessary to obtain these regulatory approvals or confirmations in accordance with applicable law. The merger cannot be completed until all the required approvals and confirmations have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired, and the bank merger cannot be completed until after both approvals listed above have been obtained. The merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. The bank merger may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Independent and BHB cannot assure you that all required regulatory approvals, waivers or consents will be obtained, when they will be obtained or whether there will be burdensome conditions in the approvals or any litigation challenging the approvals. Independent and BHB also cannot assure you that the United States Department of Justice or the Attorney General of the Commonwealth of Massachusetts will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Independent and BHB are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any of the additional approvals or actions will be obtained.

Interests of BHB’s Executive Officers and Directors in the Merger

BHB’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other BHB stockholders generally. The BHB board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement. These interests, to the extent material, are described below.

Ownership of BHB

The directors and executive officers of BHB currently own BHB common stock, some of whom have also been granted BHB stock options and restricted stock. As of November 1, 2018, such directors and executive officers beneficially owned an aggregate of 2,936,812 shares of BHB common stock, which total includes shares of BHB common stock underlying BHB stock options exercisable within 60 days of such date and restricted shares of BHB common stock that have vested or vest within 60 days of such date.

Summary of Payments and Benefits to Directors

Non-employee directors of BHB are not expected to receive any compensation based on or related to the merger that has not already accrued or vested in them, other than the acceleration of the vesting of stock options and restricted stock as described below.

Equity Compensation Awards

The executive officers and directors of BHB and Blue Hills participate in BHB’s equity-based compensation plans and hold outstanding stock options and restricted stock granted under the plans.

The merger agreement provides that, each stock option granted under BHB’s equity-based compensation plans, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger and which has not been exercised or canceled prior thereto, will fully vest and be cancelled at the effective time of the merger. On the closing date of the merger, BHB or Blue Hills will pay to the holders of such stock options cash in an amount equal to the product of (i) the number of shares of BHB common stock provided for in each stock option, and (ii) the excess, if any, of (x) $26.25 over (y) the exercise price per share of BHB common stock provided for in such stock option. Any stock option for which the exercise price per share of BHB common stock provided for in such stock option exceeds $26.25 will be cancelled at the effective time of the merger without payment. The cash payment will be paid within five calendar days after the closing date of the merger, will be made without interest and will be net of all applicable withholding taxes.

The merger agreement provides further that all unvested shares of restricted stock awarded under BHB’s equity-based compensation plans will automatically vest in full at the effective time of the merger, to the extent not previously forfeited, and will be considered outstanding shares of BHB common stock entitled to receive merger consideration.

Stock Options. The following table sets forth, based on outstanding awards under BHB’s equity-based compensation plans as of November 1, 2018, the number and value of all outstanding and unexercised BHB stock options held by each of the BHB directors and executive officers of BHB.

	Number of Shares Underlying Stock Options			Estimated Dollar Value of Stock Options ($)(1)
Name	Unvested	Vested	Total	Unvested	Vested	Total
William M Parent	160,000	240,000	400,000	1,948,800	2,923,200	4,872,000
David J. Houston, Jr.	22,000	33,000	55,000	267,960	401,940	669,900
George E. Clancy	22,000	33,000	55,000	267,960	401,940	669,900
Anthony LaCava	22,000	11,000	33,000	267,960	133,980	401,940
Brian G. Leary	22,000	22,000	44,000	267,960	267,960	535,920
Peter J. Manning	22,000	33,000	55,000	267,960	401,940	669,900
Ronald K. Perry	22,000	33,000	55,000	267,960	401,940	669,900
David A. Powers	22,000	33,000	55,000	267,960	401,940	669,900
Pamela C. Scott	33,000	—	33,000	410,850	—	410,850
Janice L. Shields	22,000	33,000	55,000	267,960	401,940	669,900
Scott Smith	22,000	33,000	55,000	267,960	401,940	669,900
James E. Kivlehan	84,000	126,000	210,000	1,023,120	1,534,680	2,557,800
Lauren B. Messmore	90,000	60,000	150,000	764,700	730,800	1,495,500
Kevin F. Malone	120,400	30,100	150,500	957,180	239,295	1,196,475
Robert M. Driscoll	120,000	80,000	200,000	1,131,200	891,800	2,023,000
Thomas R. Sommerfield	68,000	102,000	170,000	828,240	1,242,360	2,070,600

(1)

Based on a cash payment for each stock option equal to the product of (i) the number of shares of BHB common stock provided for by such stock option and (ii) the excess, if any, of $26.25 over the exercise price of such stock option.

Restricted Stock. The following table sets forth, based on outstanding awards under BHB’s equity-based compensation plans as of November 1, 2018, the number and value of all unvested shares of BHB restricted stock held by each of the directors and executive officers of BHB:

Name	Number of Shares of Unvested Restricted Stock	Estimated Dollar Value of Restricted Stock ($)(1)
William M Parent	88,000	2,060,960
David J. Houston, Jr.	7,980	186,892
George E. Clancy	7,980	186,892
Anthony LaCava	7,980	186,892
Brian G. Leary	7,980	186,892
Peter J. Manning	7,980	186,892
Ronald K. Perry	7,980	186,892
David A. Powers	7,980	186,892
Pamela C. Scott	11,970	280,337
Janice L. Shields	7,980	186,892
Scott Smith	7,980	186,892
James E. Kivlehan	46,000	1,077,320
Lauren B. Messmore	32,000	749,440
Kevin F. Malone	65,936	1,544,221
Robert M. Driscoll	68,000	1,592,560
Thomas R. Sommerfield	30,000	702,600

(1)	Based on a closing sale price of Independent’s common stock of $78.73 on November 1, 2018, and assuming each share of restricted stock is exchanged for the merger consideration.

Letter Agreement with Robert M. Driscoll

In connection with the merger agreement, Independent, Rockland Trust, BHB and Blue Hills have entered into a letter agreement, dated as of September 20, 2018, with Robert M. Driscoll, Executive Vice President, Residential Lending, pursuant to which Mr. Driscoll will serve as an employee of Rockland Trust. The term of Mr. Driscoll’s employment begins on the date of the closing of the transactions contemplated by the merger agreement and continues through the third anniversary of the date of the closing, at which time the letter agreement will terminate and Mr. Driscoll will become an employee-at-will of Rockland Trust. In exchange for his services, Mr. Driscoll will receive an initial annual salary commensurate with this current annual salary with BHB and Blue Hills, commencing at the beginning of the term of the letter agreement.

Rockland Trust will pay to Mr. Driscoll an initial lump sum payment of $190,000 following the date of the closing of the merger and three separate payments of $150,000 each following the first, second and third anniversary dates of the closing of the merger; provided, that, Mr. Driscoll has not been terminated for cause or has terminated his employment with Rockland Trust for other than good reason, as such terms are defined in the letter agreement. Mr. Driscoll is also entitled to customary salary increases, incentive compensation and to participate in Rockland Trust employee benefit plans generally available to similarly situated employees.

In consideration of the payments that Rockland Trust will make to Mr. Driscoll under the letter agreement, Mr. Driscoll agreed to customary restrictive covenants related to non-solicitation of employees and customers for a period of twelve months following Rockland Trust’s termination of Mr. Driscoll for cause or Mr. Driscoll’s resignation without good reason.

Pursuant to Mr. Driscoll’s release agreement, his pre-existing two-year change in control agreement with Blue Hills will terminate immediately prior to the effective time of the merger, and in lieu of any rights and payments under the change in control agreement, Mr. Driscoll will be entitled to a lump sum cash payment of $10,000 in exchange for his release of any and all rights that he might have under the change in control agreement. However, the letter agreement provides further that Mr. Driscoll is entitled to enter into a one year evergreen change of control agreement with Rockland Trust in the standard form provided to comparable employees, to be executed on the date of the closing of the merger, which agreement is separate from, and in addition to, Rockland Trust’s obligations under the letter agreement.

Change in Control Agreements with BHB’s Executive Officers

BHB and Blue Hills previously entered into two-year change in control agreements with James E. Kivlehan, Kevin F. Malone, Lauren B. Messmore, and Thomas R. Sommerfield. Pursuant to the merger agreement, Independent has agreed to honor in accordance with their terms all benefits payable under these change in control agreements, which provide for certain benefits in the event the executive officer’s employment is terminated under specified circumstances and within a specified period of time following the closing of the merger.

If an executive officer’s employment is terminated involuntarily (i.e., other than for “cause,” death or disability), or the executive officer resigns for “good reason” (with the terms “cause” and “good reason” as defined in the change in control agreements), within two years following the closing of the merger, then, in addition to receiving his or her accrued but unpaid compensation and paid time off, the executive officer will receive a cash severance payment equal to two times the sum of his or her annual base salary and average annual short-term incentive cash compensation paid over the prior two most recent fiscal years ended before or simultaneously with the change in control. In addition, the executive officer’s group medical and life insurance coverage in effect will be maintained for 24 months following the date of termination.

The following represents the total amount of unaccrued payments and benefits that may be paid or become payable to each of the executive officers who have executed change in control agreements with BHB and Blue

Hills, assuming that the closing of the merger occurs on March 31, 2019, and that each executive officer experiences a qualifying termination of employment on March 31, 2019.

•	James E. Kivlehan, $810,253;

•	Kevin F. Malone, $821,883;

•	Lauren B. Messmore, $605,396; and

•	Thomas R. Sommerfield, $688,165.

An additional $1,461,052 in payments and benefits, in the aggregate, may be paid or become payable to four other non-executive officers under their change in control agreements with BHB and Blue Hills, also assuming that the effective time of the merger occurs on March 31, 2019, and that each officer experiences a qualifying termination of employment on March 31, 2019.

Notwithstanding anything to the contrary, each change in control agreement provides that the executive officer would not be entitled to a payment or benefit under the change in control agreement or otherwise, that, in the reasonable estimation of an independent certified public accountant would not be deductible, in whole or in part, as a result of Section 280G of the Code. In such event, the payment or benefits under the change in control agreement would be reduced, to the extent necessary to avoid this result. In addition, if necessary to avoid excise taxes under Section 409A of the Code, and only to such extent, a cash severance payment may be delayed and paid on the earlier of (a) six months and one day after the officer’s separation from service or (b) the officer’s death. In such event, the first payment shall include a catch-up payment covering amounts that would have been paid during the delay and shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service.

Benefits to William M. Parent under Employment Agreement and Supplemental Retirement Plan

BHB and Blue Hills entered into an employment agreement with William M. Parent, Chief Executive Officer and President of BHB, which agreement was amended and restated, effective March 6, 2014. Pursuant to the merger agreement, Independent has agreed to honor in accordance with its terms all benefits payable under Mr. Parent’s employment agreement.

In the event Mr. Parent’s employment is terminated without “cause” or for “good reason” (as such terms are defined in the employment agreement) within 24 months following the merger, Mr. Parent is entitled to receive a lump sum cash severance payment equal to three times the sum of his current annual base salary and his average annual short-term incentive cash compensation awarded to him over the three most recent fiscal years ending before or simultaneously with the change in control. Mr. Parent is also entitled to continued group life and health coverage for a period of 36 months, or if providing either such coverage on a pre-tax basis would result in tax liabilities or penalties, Mr. Parent will be provided such benefits on an after-tax basis or, in lieu thereof, will be provided a cash lump sum payment reasonably estimated to be equal to the value of such benefits. In addition, Mr. Parent is entitled to any employment benefits accrued but unpaid under his employment agreement through the date of termination, any vested benefits that he may have under any employee benefit plan through the date of termination, and professional outplacement services up to a maximum cost of $30,000 from a nationally recognized outplacement consulting or coaching organization of his choice. Mr. Parent will also become fully vested in any nonqualified deferred compensation plans in which he is participating.

If the payments to Mr. Parent under the employment agreement made in connection with the merger would result in an excise tax under Section 4999 of the Code, Mr. Parent will be entitled to the severance amount described in the following (i) or (ii), whichever results in the greater net after-tax benefit (including any excise tax on excess parachute payments): (i) an amount equal to all payments to which he is entitled under his employment agreement and all other compensation received that is contingent on the change in control, or (ii) the amount described in (i), reduced to avoid an excess parachute payment. In addition, if necessary to avoid excise taxes under Section 409A of the Code, and only to such extent, a cash severance payment may be delayed and paid on the earlier of (a) six months and one day after Mr. Parent’s termination or (b) Mr. Parent’s death. In such event, the first payment shall include a catch-up payment covering amounts that would have been paid during the delay and shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service.

In the event that his employment is terminated for a reason entitling him to a severance payment under the employment agreement, Mr. Parent will receive benefits under the employment agreement, including an aggregate cash severance payment, valued in the aggregate at approximately $2,118,366, which amount is based upon current levels of compensation and without regard to the possible reduction to avoid an excess parachute payment, if such reduction results in the net best benefit to Mr. Parent.

BHB also provides supplemental retirement benefits to Mr. Parent under a supplemental retirement benefit plan (which is referred to in this document as the SERP). The SERP was initially funded with $3,000,000 and earns interest at a rate of 3% per year compounded monthly. Mr. Parent’s rights to the SERP fully vest upon his termination of employment in connection with a change in control. Assuming that the merger is consummated on March 31, 2019, Mr. Parent is entitled to receive a payment currently valued at approximately $3,060,528.

BHB ESOP Termination

Blue Hills Bank executive officers are participants in the Blue Hills Bank Employee Stock Ownership Plan, which is referred to in this joint proxy statement/prospectus as the BHB ESOP. The BHB ESOP acquired shares of BHB through a loan. As a result, participants in the BHB ESOP have a separate account and any unallocated shares are held in a separate stock fund. It is anticipated that the BHB ESOP will be terminated as of or as soon as practicable following the effective time of the merger. As a result of the merger, BHB shares held in each participant account and the unallocated stock fund will be exchanged for the merger consideration. Following the repayment of the BHB ESOP loan from the merger consideration, the remaining merger consideration in the unallocated stock fund will be allocated on a pro rata basis to all participants with an account balance under the BHB ESOP. Pursuant to the terms of the BHB ESOP, all participants with an account balance in the BHB ESOP at the termination date will become fully vested in their account upon consummation of the merger.

Based on the executive officers’ estimated account balances after the 2018 BHB ESOP allocations and the average value of Independent shares as of the first five business days commencing after the first public announcement of the merger (which may not be the value at the time of the merger), as well as certain other assumptions, BHB estimates that the executive officers will receive additional allocations under the BHB ESOP due to the merger in the estimated amounts set forth below.

•	William M. Parent, $495,240;

•	James E. Kivlehan, $403,215;

•	Kevin F. Malone, $63,686;

•	Robert M. Driscoll; $487,463;

•	Lauren B. Messmore, $479,634; and

•	Thomas R. Sommerfield, $495,240.

Appointment of BHB Directors

As of the effective time of the merger, Independent will elect, from among those directors serving on BHB’s board of directors as of the date of the merger agreement, three individuals to become directors of Independent and Rockland Trust. As new members of the boards of directors of Independent and Rockland Trust, these three individuals are expected to receive compensation consistent with the compensation paid to current non-employee directors of Independent and Rockland Trust, which compensation is described in the definitive proxy statement for Independent’s 2018 annual meeting of shareholders that was filed with the SEC on March 29, 2018, and is incorporated by reference into this joint proxy statement/prospectus.

Indemnification and Insurance

The merger agreement provides that following the merger, Independent will indemnify and hold harmless the present and former officers and directors of BHB and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed prior to, at or after the effective date of the merger, to the extent the indemnified party would have been indemnified, as a director or officer of BHB or any of its subsidiaries under BHB’s articles of incorporation and bylaws and as permitted by applicable law. Independent will also continue to cover those persons under a directors’ and officers’ liability insurance policy for a period of six years following the effective date of the merger for claims arising out of actions or omissions occurring at or prior to the merger, except that Independent is not required to expend an aggregate annual amount of more than 200% of the annual premium currently paid by BHB for its directors’ and officers’ liability insurance policy.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this joint proxy statement/prospectus by reference. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

Each of BHB’s and Independent’s respective boards of directors has unanimously adopted and approved the merger agreement. The merger agreement provides for the merger of BHB with and into Independent, with Independent continuing as the surviving corporation. Immediately following the completion of the merger, Blue Hills will merge with and into Rockland Trust, with Rockland Trust continuing as the surviving entity in the bank merger.

Effective Time and Completion of the Merger

The merger will be completed and will become effective upon the acceptance for filing of the articles of merger related to the merger by the Secretary of the Commonwealth of Massachusetts and the Maryland State Department of Assessments and Taxation, or at such later time as may be set forth in the articles of merger.

We currently expect that the merger will be completed in the first half of 2019, subject to approval of the merger agreement and the transactions it contemplates by the shareholders of Independent and the stockholders of BHB, the receipt of all necessary regulatory approvals and/or waivers, and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required stockholder or regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, BHB and Independent will obtain the required approvals or complete the merger.

Consideration to Be Received in the Merger

Each share of BHB common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held as treasury stock or shares owned directly by Independent in trust accounts, managed accounts and the like) will be converted into the right to receive (i) $5.25 in cash and (ii) 0.2308 of a share of Independent common stock. Each share of Independent common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of common stock of Independent.

Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the volume-weighted average trading price per share of BHB common stock for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date, rounded to the nearest whole cent as provided by Bloomberg L.P.) for any fractional share a BHB stockholder would otherwise receive after aggregating all of his or her shares.

Exchange of BHB Stock Certificates for Merger Consideration

At least one business day prior to the closing date of the merger, Independent will cause to be delivered to the exchange agent certificates representing the shares of Independent common stock, or evidence of the shares in book entry form, to be issued in the merger. In addition, Independent will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate cash consideration payable in the merger, as well as cash payable in lieu of fractional shares of Independent common stock. Independent has selected Computershare Limited to act as the exchange agent in connection with the merger.

The conversion of BHB common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. If the merger is approved, BHB’s stockholders will receive separate instructions for the exchange of certificates representing BHB common stock.

No later than five business days following the effective time of the merger, the exchange agent will mail to each BHB stockholder of record at the effective time of the merger who did not previously surrender his or her BHB stock certificates, a letter of transmittal and instructions for use in surrendering the stockholder’s BHB stock certificates. When BHB stockholders deliver their BHB stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their BHB stock certificates will be cancelled and in exchange they will receive:

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Independent stock certificates or evidence of shares in book entry form representing the number of whole shares of Independent common stock that they are entitled to receive under the merger agreement;

•	a check representing the amount of cash they are entitled to receive under the merger agreement as payment of merger consideration; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of fractional shares, if any.

No interest will be paid or accrued on any cash constituting merger consideration, including cash payable in lieu of fractional shares of Independent common stock.

BHB stockholders are not entitled to receive any dividends or other distributions on Independent common stock with a record date after the closing date of the merger until they have surrendered their BHB stock certificates in exchange for an Independent stock certificate representing the shares of Independent common stock they are entitled to receive (or evidence of the shares in book entry form). After the surrender of their BHB stock certificates, BHB stockholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Independent common stock and any unpaid dividend with respect to their BHB common stock with a record date that is prior to the effective time.

Independent will issue a stock certificate for Independent common stock (or evidence of the shares in book entry form) or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered BHB stock certificate is registered only if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Representations and Warranties

The merger agreement contains customary representations and warranties of Independent and BHB relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a material adverse effect on the party making the representation. In determining whether a material adverse effect has occurred or would reasonably be expected to occur, the parties will disregard any effects resulting from (1) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (2) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally, (3) any modifications or changes to BHB’s valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with generally accepted accounting principles and with Independent’s prior written consent or at the direction of Independent, (4) changes after the date of the merger agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting BHB or Independent, including, but not limited to, changes in levels of interest rates generally, (5) the effects of compliance with the merger agreement on the operating performance, business or financial condition of BHB or Independent, including the expenses incurred by BHB or Independent in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement, (6) the effects of any action or omission taken by BHB with the prior consent of Independent, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement or at the direction of Independent, (7) the impact of the merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement), (8) any fact, change, event, development, effect or circumstance resulting from the public disclosure of the merger agreement or the transactions contemplated by the merger agreement, (9) transaction expenses incurred by BHB of a type and in an amount customary for transactions of this nature, (10) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and (11) national disaster or other force majeure event.

The representations and warranties of each of Independent and BHB:

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have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement, which modify, qualify and create exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of Independent and BHB has made representations and warranties to the other regarding, among other things:

•	capital stock;

•	corporate matters, including due organization and qualification;

•	their authority to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the filing of securities and regulatory reports;

•	the absence of agreements with regulatory agencies or investigations by regulatory agencies;

•	governmental filings and regulatory approvals and consents necessary to complete the merger;

•	financial statements and the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	regulatory capitalization;

•	loan, non-performing and classified assets;

•	trust business and fiduciary accounts;

•	the Community Reinvestment Act and anti-money laundering requirements;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	opinion of financial advisor;

•	information security; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, BHB has made other representations and warranties about itself and its subsidiaries to Independent as to:

•	organization and ownership of subsidiaries;

•	matters relating to certain material contracts;

•	investment securities, borrowings and deposits;

•	derivative transactions;

•	investment management;

•	repurchase agreements;

•	reserves;

•	transactions with affiliates and insiders;

•	tangible properties and assets;

•	insurance;

•	the inapplicability of state anti-takeover laws;

•	indemnification;

•	questionable payments; and

•	transaction costs.

Conduct of Business Pending the Merger

BHB has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, BHB has agreed that during this period it will, and will cause each of its subsidiaries to: (1) conduct its business in the ordinary course consistent with past practice; and (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and key employees and the goodwill of customers and other parties. BHB further has agreed that, with certain exceptions, BHB will not, and will not permit any of its subsidiaries to, among other things, undertake, without the prior written consent of Independent, the following actions:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, or enter into an agreement with respect to the foregoing, any additional shares of common stock, except pursuant to stock options or stock-based awards outstanding as of the date of the merger agreement, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of BHB stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities;

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make, declare, set aside or pay any dividends on or distributions in respect of any shares of its capital stock, other than dividends paid by any of the wholly owned subsidiaries of BHB to BHB or to any of its wholly owned subsidiaries and regular quarterly cash dividends on BHB common stock of no more than $0.20 per share of BHB common stock;

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enter into or amend or renew any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, officer, or employee of BHB or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan or grant any equity compensation or pay any incentive, commission or bonus payments, subject to certain exceptions primarily intended to permit increases in compensation and the payment of bonuses in the ordinary course of business;

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hire any person except for at will employees at an annual rate of salary not to exceed $75,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement, unless Independent consents in writing (which consent will not be unreasonably withheld, conditioned or delayed);

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with certain exceptions, enter into, establish, adopt, amend, modify or terminate any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement, in respect of any current or former director, officer or employee;

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except pursuant to agreements in effect as of the date of the merger agreement and with certain exceptions, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

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with certain exceptions, in the ordinary course of business consistent with past practice, sell, transfer, mortgage, pledge, encumber or otherwise dispose or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to BHB or any of its subsidiaries;

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other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business and consistent with past practice, acquire all or any portion of the assets, business, deposits or properties of any other entity;

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make any capital expenditures other than in the ordinary course of business consistent with past practice and expenditures reasonably necessary to maintain existing assets in good repair, each in amounts not exceeding $75,000 in the aggregate, unless Independent consents in writing (which consent will not be unreasonably withheld, conditioned or delayed);

•	amend its articles of incorporation or bylaws or any equivalent documents of any BHB subsidiary;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, generally accepted accounting principles in the United States of America or at the written direction of a governmental authority;

•	enter into, materially amend, modify, terminate or waive any material provision of any material contract, lease, or insurance policy;

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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which BHB or any of its subsidiaries or directors or executive officers is a party or becomes a party after the date of the merger agreement, which settlement or agreement involves payment of an amount exceeding $50,000 individually or $100,000 in the aggregate (provided that, in connection with the settlement or agreement, the aggregate amount is exclusive of any amount of proceeds indirectly paid under any insurance policy, but is inclusive of any amount of proceeds paid by BHB or any of its subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of BHB or any of its subsidiaries, unless Independent acting through its Chief Financial Officer or his designee(s) consents in writing;

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enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law imposed by any governmental authority, or file any application or make any contract or commitment with respect to branching or site location or relocation;

•	enter into any derivatives transactions, other than in the ordinary course of business consistent with past practice;

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incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, borrowing from the Federal Home Loan Bank of Boston or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

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other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary course of business and consistent with past practice, acquire, sell or otherwise dispose of any debt security or equity investment;

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make any changes in deposit pricing that are not in the ordinary course of business consistent with recent past practice, unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

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take any action with respect to loans, except that Blue Hills may make or renew certain loans within specified dollar limits, provided that the loans are made in the ordinary course of business in a manner consistent with the policies, procedures and recent past practice of Blue Hills;

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure;

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make or change any income tax election, file any amended tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or knowingly take any action that would prevent or impede the merger or bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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commit any act or omission which constitutes a material breach or default of an agreement with any governmental authority or any other material agreement, lease or license to which BHB is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits;

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except for foreclosures in process as of the date of the merger agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property or foreclose on or take a deed or title to any real estate other than single-family residential properties if the environmental assessment indicates the presence of hazardous substances;

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except as may be required by applicable law or regulation, or by generally accepting accounting principles, take or fail to take, or adopt any resolutions of its board of directors in support of, any action which would result in (1) any of BHB’s representations and warranties in the merger agreement becoming untrue in any material respect at any time at or prior to the effective time, (2) any of the conditions to the merger not being satisfied, or (3) a material violation of any provision of the merger agreement;

•	directly or indirectly repurchase, redeem or otherwise acquire any shares of BHB capital stock or any securities convertible into or exercisable for any shares of BHB capital stock;

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with certain exceptions, merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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except as may be required by applicable law or regulation, or otherwise expressly contemplated by the merger agreement, make application for the opening, relocation or closing of any, or open, relocate, or close any, branch office, loan production or servicing facility or automated banking facility;

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compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless done in the ordinary course of business, consistent with the current policies and procedures and recent past practice of Blue Hills, unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed); or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Independent has agreed that, except as expressly contemplated or permitted by the merger agreement and except with BHB’s prior written consent, Independent will not, and will cause each of its subsidiaries not to undertake the following actions:

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except as may be required by applicable law or regulation, take any action or fail to take any action that is intended or reasonably likely to result in: a delay in the consummation of the merger or the transactions contemplated by the merger agreement; any impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; any of its representations and warranties contained in the merger agreement being or becoming untrue in any material respect at or prior to the effective time; any of the conditions contained in the merger agreement not being satisfied; or a material violation of any provision of the merger agreement;

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amend its articles of organization or bylaws in a manner that would adversely affect the economic benefits of the merger to the holders of BHB common stock or materially change the rights, terms or preferences of Independent common stock;

•	knowingly take any action that would prevent or impede the merger or bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take certain actions with respect to dividends or distributions; or

•	enter into any contract with respect to, or otherwise agree to do any of the foregoing actions.

The merger agreement also contains mutual covenants relating to stockholder approval, preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, regulatory filings and consents, notification of certain changes, board packages and director resignations, litigation, information systems conversion, coordination of agreements by BHB and coordination of dividends, de-listing of BHB common stock from Nasdaq, allowing Independent access to BHB’s customers and suppliers and to conduct environmental assessments of certain real property owned by BHB, certain reporting requirements of individuals affiliated with BHB under Section 16(a) of the Exchange Act, and the election of three members of BHB’s board of directors to Independent’s board of directors.

Stockholder Meetings

Each of Independent and BHB has agreed to take all action necessary to convene a meeting of their respective stockholders for the purpose of considering and voting upon the merger agreement proposal and the adjournment proposal within 60 days and 45 days, respectively, following the time when this joint proxy statement/prospectus becomes effective. Independent and BHB have each agreed to take all lawful action to solicit stockholder approval of the merger agreement, although under certain circumstances BHB’s board of directors may recommend to BHB stockholders a Superior Proposal (as defined below) in the exercise of its fiduciary duties, as described below under “– No Solicitation of Alternative Transactions.”

Under the merger agreement, Independent’s and BHB’s boards of directors must at all times prior to and during the special meetings of stockholders recommend approval of the merger agreement by the respective stockholders of Independent and BHB and will not withhold, withdraw, amend or modify their recommendation in any manner adverse to the other party or take any other action or make any other public statement inconsistent with their recommendation, except that the board of directors of BHB may do so to the extent described below under “– No Solicitation of Alternative Transactions.”

No Solicitation of Alternative Transactions

With certain exceptions described below, BHB has agreed that it, its subsidiaries and their officers and directors will not, and BHB will cause each of its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

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participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any party that has made or, to BHB’s knowledge, is considering making an Acquisition Proposal; or

•	engage in discussions regarding an Acquisition Proposal with any party that has made, or, to BHB’s knowledge, is considering making, an Acquisition Proposal.

However, prior to the time that BHB stockholders approve the merger agreement and the transactions it contemplates, if BHB receives a written and unsolicited Acquisition Proposal that BHB’s board of directors determines in good faith (after consultation with its financial advisors and legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), BHB may take the following actions:

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furnish nonpublic information with respect to BHB and its subsidiaries to the party making the Superior Proposal, but only if (1) prior to so furnishing the nonpublic information, BHB has entered into a customary confidentiality agreement with the party on terms no less favorable to BHB than the confidentiality agreement by and between BHB and Independent, and (2) all the nonpublic information has previously been provided to Independent or is provided to Independent prior to or contemporaneously with the time it is provided to the party making the Superior Proposal; and

•	engage or participate in any discussions or negotiations with the party with respect to the Superior Proposal.

BHB must promptly advise Independent of the receipt of:

•	any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal and the material terms of the proposal; and

•	any request for information relating to BHB or any of its subsidiaries other than requests for information not reasonably likely to be related to an Acquisition Proposal.

Thereafter, BHB must keep Independent informed on a reasonably current basis (and in any event at least once every two business days) of the status of any Acquisition Proposal (including any material change to its terms).

Except as described below, BHB’s board of directors shall not:

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withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Independent, its recommendation that BHB stockholders approve the merger agreement and the transactions it contemplates; or

•	approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal.

Except as set forth below, BHB shall not, and its board of directors shall not allow it to, and BHB shall not allow any of its subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements as described above) relating to any Superior Proposal.

Notwithstanding the previous paragraphs, BHB’s board of directors may, prior to the time BHB stockholders approve the merger agreement and the transactions it contemplates, in response to a Superior Proposal which did not result in a breach of the merger agreement, (1) change its recommendation that BHB stockholders approve the merger agreement and the transactions it contemplates and/or (2) terminate the merger agreement (and concurrently with the termination cause BHB to enter into a definitive agreement with respect to the Superior Proposal), in either case if and only if BHB’s board of directors has determined in good faith, after consulting with its legal counsel, that the failure to take action would be inconsistent with the directors’ fiduciary duties under applicable law. However, the board of directors may not take any such action in connection with an Acquisition Proposal unless:

•	the BHB board of directors has determined that the Acquisition Proposal constitutes a Superior Proposal;

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prior to terminating the merger agreement, BHB provides written notice to Independent at least four business days in advance of its intention to take action (which notice must specify all material terms and conditions of the Superior Proposal, including documentation evidencing the Superior Proposal and the identity of the party making the Superior Proposal) and any material modifications to any of the foregoing;

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during the four-day notice period, BHB negotiates with Independent in good faith if Independent proposes to make adjustments in the terms and conditions of the merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and

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the Acquisition Proposal continues to constitute a Superior Proposal after taking into account any amendments that Independent agrees to make to the merger agreement prior to the end of the four-day notice period.

As used in the merger agreement, the term “Acquisition Proposal” means any proposal or offer after the date of the merger agreement with respect to any of the following transactions involving BHB:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

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any sale, lease, exchange, mortgage, pledge (excluding any Federal Home Loan Bank of Boston or Federal Reserve Bank of Boston pledges), transfer or other disposition of assets and/or liabilities that constitute 20% or more of the assets of BHB in a single transaction or series of transactions;

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any tender offer or exchange offer for 20% or more of the outstanding shares of BHB’s capital stock or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer; or

•	any public announcement by any person of a proposal, plan or intention with respect to any of the foregoing.

As used in the merger agreement, the term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of BHB common stock then outstanding or all or substantially all of the assets of BHB:

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that is on terms which BHB’s board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to BHB stockholders than the transactions contemplated by the merger agreement;

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that constitutes a transaction that, in the good faith judgment of BHB’s board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of the proposal; and

•	for which financing, to the extent required, is then committed pursuant to a written commitment letter.

Employee Benefits Matters

Benefit Plans

The merger agreement provides that following the closing date of the merger, Independent may choose to maintain any or all of BHB benefit plans in its sole discretion; provided, however, that for any BHB benefit plan terminated for which there is a comparable Independent benefit plan of general applicability, those individuals who are employees of BHB and its subsidiaries and who continue as employees of Independent or any of its subsidiaries will be entitled to participate in the Independent benefit plan to the same extent as similarly-situated employees of Independent or Rockland Trust.

With respect to the comparable Independent benefit plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Independent benefit plan, including any post-retirement welfare benefit plan but excluding any severance, vacation and/or paid time off plans), service by a BHB employee will be recognized to the same extent such service was recognized immediately prior to the effective time of the merger under a comparable employee benefit plan in which such BHB employee was a participant immediately prior to the effective time, or, if there is no comparable employee benefit plan, to the same extent such service was recognized under the BHB 401(k) plan immediately prior to the effective time of the merger to the extent applicable; provided, however, that such service shall not be recognized to the extent recognition would result in a duplication of benefits.

Independent will make commercially reasonable efforts to cause each benefit plan providing medical, health or dental benefits to continuing employees to waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical, health or dental plans of BHB and its subsidiaries, provide full credit for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing employee, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger for the plan year in which the effective time of the merger occurs.

Severance Pay Plan

Independent has agreed to a severance pay plan that provides for severance benefits for eligible employees, who are not covered by any contractual severance arrangement, in connection with certain terminations of employment that occur within one year after the effective time of the merger. Under this severance pay plan, eligible employees whose employment is terminated without cause during the one year following the effective time of the merger are entitled, subject to, and in the discretion of Independent, the employee’s execution of a release provided by Independent, to receive a lump sum severance payment and to be offered outplacement assistance.

Blue Hills Employee Stock Ownership Plan

Blue Hills maintains an employee stock ownership plan dated January 1, 2014, as amended. Under the merger agreement, the plan will be terminated as of or as soon as practicable following the effective time of the merger, at which time all shares of BHB common stock held by the plan will be converted into the right to receive the merger consideration. Any outstanding indebtedness of the plan will be repaid from unallocated plan assets and the balance of the unallocated shares of BHB common stock, as well as any other assets remaining unallocated, will be allocated to the plan participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the plan unless otherwise required by applicable law. Neither BHB nor, following the effective time of the merger, Independent will make any distribution from the plan to any employees of BHB or any of its subsidiaries who continue employment with Independent, except as may be required by applicable law or the terms of the plan, until receipt of a favorable determination letter.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver if legally permitted (except for the condition set forth in the third bullet below, which may not be waived in any circumstance) of mutual conditions, including:

•	the adoption of the merger agreement by Independent’s shareholders and BHB’s stockholders;

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the effectiveness of the registration statement of which this document is a part, with respect to the Independent common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC or any other governmental authority for that purpose;

•	the receipt by each party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents and the expiration or termination of all waiting periods required to complete the merger;

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the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by the merger agreement, as well as the absence of any statute, rule, regulation, order, injunction or decree in effect by any court or other governmental authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement; and

•	the listing on Nasdaq of the shares of Independent common stock issuable pursuant to the merger, subject to official notice of issuance.

Each of BHB’s and Independent’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including the performance by the other party in all material respects of its obligations under the merger agreement, and the other party’s representations and warranties in the merger agreement being true and correct in all material respects (except that, except for certain exceptions, no representation or warranty will be deemed not to be true and correct unless the failure of the representation or warranty to be true and correct, together with all other failures, would have a material adverse effect on the party).

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of BHB common stock shall not exceed 26,899,594, except to the extent the number of outstanding shares increase as a result of the exercise of options after the date of the merger agreement, provided that such options are exercised in accordance with the terms existing as of the date of the merger agreement, and the that no burdensome conditions shall exist with respect to any regulatory approvals or consents required for consummation of the merger and the bank merger.

BHB’s obligation to complete the merger is further subject to the condition that Independent furnishes to BHB evidence that, prior to closing, the respective boards of directors of Independent and Rockland Trust are each increased by three directors effective as of and contingent upon the occurrence of the effective time of the merger, and the director designees to fill the resulting vacancies who are selected from among the directors serving on BHB’s board of directors as of the date of the merger agreement.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the effective time of the merger by our mutual consent authorized by each of our boards of directors, as determined by a majority vote of each, or by either Independent or BHB if:

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a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or bank merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable;

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the requisite BHB stockholder approval is not obtained by reason of the failure to obtain the required vote at the BHB stockholder meeting, or the requisite Independent shareholder approval is not obtained by reason of the failure to obtain the required vote at the Independent shareholder meeting;

•	the merger is not completed by July 31, 2019 (other than because of a material breach of the merger agreement caused by the party seeking termination); or

•

the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by 30 days following written notice (unless it is not possible due to the nature of the breach for the breaching party to cure the breach).

The merger agreement may also be terminated by Independent if BHB has materially breached its “non-solicitation” obligations; the BHB board of directors has failed to recommend in this joint proxy statement/prospectus the approval of the merger agreement, or made a change in recommendation to its shareholders; the BHB board of directors has recommended, proposed or publicly announced its intention to recommend or propose to engage in an Acquisition Transaction (as defined below under “– Termination Fee”) with any person other than Independent or a subsidiary or affiliate of Independent; a tender or exchange offer for 20% or more of the outstanding shares of BHB common stock is commenced and the board of directors of BHB fails to publicly recommend against a the tender or exchange offer within five business days of being requested to do so by Independent; or BHB fails to call, give notice of, convene and hold the special meeting of BHB stockholders.

Additionally, BHB may terminate the merger agreement:

•	if it enters into a Superior Proposal as described under “The Merger Agreement – No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $26,200,000 to Independent; or

•

pursuant to a “walk away” right that is subject to a “top up” option, if (a) the VWAP of Independent’s common stock for the ten trading day period ending on the trading date immediately preceding the measurement date, rounded to the nearest one-tenth of a cent, is less than 85% of the VWAP of Independent common stock for the ten trading day period ending on September 20, 2018, (b) the decrease in the ten-day VWAP of Independent’s common stock for the trading period ending on September 20, 2018 compared to the ten-day VWAP of Independent common stock ending on the trading date immediately preceding the measurement date is more than 15% greater than the decrease in the ten-day average price of the Nasdaq Bank Stock Index during the same time periods, (c) BHB elects to terminate the agreement by a majority vote of BHB’s directors, and (d) following notice to Independent by BHB of the exercise of its “walk away” right, Independent does not exercise its option under the merger agreement to increase the exchange ratio to a number that would compensate BHB stockholders for the extent of the decrease in Independent’s common stock price below the lowest price per share at which the “walk away” right would not have been triggered. If Independent exercises its “top up” option, then no termination will occur.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Independent nor BHB will have any liability under the merger agreement, except that:

•	both Independent and BHB will remain liable for any willful and material breach of the merger agreement; provided that in no event will a party be liable for any punitive damages; and

•

designated provisions of the merger agreement, including those relating to the termination fee, the payment of fees and expenses, non-survival of the representations and warranties, and confidential treatment of information will survive the termination.

Termination Fee

Conditions Requiring Payment of Termination Fee

BHB has agreed to pay a termination fee in the amount of $26,200,000 to Independent in the following circumstances:

•

if BHB terminates the merger agreement because BHB’s board of directors has approved, and BHB enters into, a definitive agreement with respect to a Superior Proposal (as defined above under “The Merger Agreement – No Solicitation of Alternative Transactions”);

•	if Independent terminates the merger agreement because:

•	BHB materially breaches its non-solicitation obligations;

•	BHB’s board of directors fails to recommend that BHB stockholders approve the merger agreement and the transactions it contemplates, or made a change in recommendation;

•

BHB’s board of directors recommends, proposes or publicly announces its intention to recommend or propose to engage in an Acquisition Transaction (as defined above) with any party other than Independent or a subsidiary or affiliate of Independent;

•

A tender or exchange offer for 20% or more of the outstanding shares of BHB common stock is commenced and the BHB board of directors fails to publicly recommend against the tender or exchange offer within five business days of being requested to do so by Independent; or

•	BHB materially breaches its obligations to call, give notice of, convene and hold a meeting of BHB stockholders in order to approve the merger agreement and the transactions it contemplates; or

•	in the event that

•

(1) an Acquisition Proposal, whether or not conditional, has been publicly announced (or any person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) after the date of the merger agreement, or (2) BHB’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify) its recommendation for the merger prior to or on the date of the BHB stockholder meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held;

•	the merger agreement is terminated:

(i)	by Independent or BHB because BHB stockholder approval is not obtained by BHB stockholders;

(ii)	by Independent or BHB because the merger is not completed on or before July 31, 2019; or

(iii)	by Independent because BHB materially breaches the merger agreement, subject to the right of BHB to cure the breach.

In the case of (i) – (iii), within 12 months following the date of termination, BHB enters into a definitive agreement with respect to any Acquisition Transaction, the BHB board of directors recommends any Acquisition Transaction or BHB consummates any Acquisition Transaction, then BHB must pay the termination fee to Independent, less any amount up to $750,000 reimbursed to Independent with respect to its and its subsidiaries’ reasonably documented out-of-pocket fees and expenses incurred in connection with the merger agreement. BHB must pay the termination fee on or prior to the earlier of BHB entering into a definitive agreement for or consummating the Acquisition Transaction; provided, however, that all references in the definition of Acquisition Transaction to “20% or more” shall instead refer to “50% or more.”

In addition, in the event that the merger agreement is terminated by Independent because the merger is not completed on or before July 31, 2019 or because BHB materially breaches any of the representations, warranties, covenants or agreements set forth in the merger agreement, subject to the right of BHB to cure the breach, following the occurrence of (x) an Acquisition Proposal, whether or not conditional, being publicly announced (or any person having publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (y) the withholding, withdrawing or modification (or public proposal to withhold, withdraw or modify) by BHB’s board of directors of its recommendation for the merger, prior to or on the date of the BHB stockholder meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held, prior to such termination, then BHB must immediately reimburse Independent up to $750,000 of its and its subsidiaries’ reasonably documented out-of-pocket fees and expenses incurred in connection with the merger agreement if a termination fee has not been paid or is not payable by BHB to Independent because, within 12 months following the date of termination, BHB has not entered into a definitive agreement with respect to any Acquisition Transaction, the BHB board of directors has not recommended any Acquisition Transaction or BHB has not consummated any Acquisition Transaction.

As used in the merger agreement, the term “Acquisition Transaction” means any of the following transactions involving BHB:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•

any sale, lease, exchange, mortgage, pledge (excluding any Federal Home Loan Bank of Boston or Federal Reserve Bank of Boston pledges), transfer or other disposition of assets and/or liabilities that constitute 20% or more of the assets of BHB in a single transaction or series of transactions; or

•

any tender offer or exchange offer for 20% or more of the outstanding shares of BHB’s capital stock or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer.

Effect of Termination

In the event the merger agreement is terminated, the merger agreement will become void and have no effect, and no party shall have any liability or further obligation to any other party, except that both Independent and BHB will remain liable for any liabilities or damages (other than punitive damages) arising out of its willful and material breach of any covenant, agreement, representation or warranty of the merger agreement and that designated provisions of the merger agreement will survive termination, including those relating to payment of termination fees and expenses and the confidential treatment of information.

Waiver or Amendment of the Merger Agreement

Except for the receipt of opinions from Day Pitney LLP and Luse Gorman, PC to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which may not be waived in any circumstance, either party may waive a provision of the merger agreement and both parties may agree to amend the merger agreement at any time prior to completion of the merger. However, after any approval of the merger by Independent shareholders or BHB stockholders, there will not be, without further approval of the shareholders of Independent and/or the stockholders of BHB, any amendment of the merger agreement that requires further approval by Independent shareholders and/or BHB stockholders under applicable law.

Fees and Expenses

Except as otherwise described above, each party will bear all expenses incurred by it in connection with the merger agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and legal counsel, provided that nothing contained in the merger agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

Restrictions on Resales by Affiliates

Shares of Independent common stock to be issued to BHB stockholders in the merger will have been registered under the Securities Act and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Independent after the merger, except that the three directors of BHB who will join Independent’s board of directors as of the effective time of the merger will be deemed affiliates of Independent and will have certain limitations on the sale of their shares. Any subsequent transfer of shares by any BHB stockholder who is deemed an affiliate of Independent after the merger will, under existing law, require either:

•	the further registration under the Securities Act the Independent common stock to be transferred; or

•	the availability of another exemption from registration.

An “affiliate” of Independent is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Independent. These restrictions are expected to apply to the directors and executive officers of Independent and to the holders of 10% or more of the outstanding Independent common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Independent will give stop transfer instructions to the exchange agent with respect to the shares of Independent common stock to be received by persons subject to these restrictions.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, the directors and executive officers of BHB separately entered into voting agreements with Independent under which they agreed, with respect to shares of BHB common stock that they own solely or jointly or have direct or indirect control over, to:

•	restrict their ability to sell, transfer, pledge, assign or dispose of their shares of BHB common stock during the term of the voting agreement;

•	appear at the BHB stockholder meeting or otherwise cause their shares of BHB common stock to be counted as present at the stockholder meeting for purposes of calculating a quorum;

•	vote their shares of BHB common stock in favor of adoption and approval of the merger agreement and the transactions it contemplates;

•

vote their shares of BHB common stock against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or other obligation or agreement, of BHB contained in the merger agreement or of the director or executive officer contained in his or her respective voting agreement;

•

vote their shares of BHB common stock against any proposal to acquire BHB by any person other than Independent or against any action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement; and

•

not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of BHB, to approve or adopt the merger agreement unless the merger agreement is terminated in accordance with its terms.

The voting agreements were executed as a condition of Independent’s willingness to enter into the merger agreement.

On the record date of [●], these directors and executive officers solely or jointly and directly or indirectly owned an aggregate of [●] shares, which they have agreed to vote in favor of the merger agreement at the BHB stockholder meeting. These shares represent approximately [●]% of the outstanding shares of BHB common stock.

No separate consideration was paid to any of the directors or executive officers for entering into these voting agreements. However, the directors and executive officers of BHB may be deemed to have interests in the merger as directors and executive officers that are different from or in addition to those of other BHB stockholders. See “The Merger – Interests of BHB’s Executive Officers and Directors in the Merger” beginning on page [●] of this proxy statement/prospectus.

ACCOUNTING TREATMENT

Independent has determined that the merger represents a business combination and will account for the merger by applying the acquisition method of accounting, in accordance with the provisions of Topic 805 “Business Combinations” of the Financial Accounting Standards Board Accounting Standard Codification. As of the date of the merger, Independent will recognize the assets acquired, including intangible assets, and liabilities assumed at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Independent will allocate the excess purchase price to goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

The financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of BHB beginning on the date the merger is completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of BHB common stock. This discussion addresses only those holders that hold their BHB common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	individual retirement and other tax-deferred accounts;

•	mutual funds;

•	persons subject to the alternative minimum tax provisions of the Code;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•	tax-exempt organizations;

•	dealers or brokers in securities or foreign currencies;

•	controlled foreign corporations or passive foreign investment companies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	regulated investment companies, real estate investment trusts and regulated mortgage investment conduits;

•	persons whose BHB common stock is qualified small business stock for purposes of Section 1202 of the Code;

•	persons that hold BHB common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

•

persons who acquired their shares of BHB common stock through the exercise of an employee stock option or otherwise as compensation, through the exercise of warrants, or through a tax-qualified retirement plan.

In addition, this discussion does not address the tax consequences of the merger to holders of BHB stock other than U.S. holders or holders of BHB stock who exercise appraisal and/or dissenters rights.

The following is based upon the Code, its legislative history, Treasury regulations promulgated pursuant to the Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, are not addressed in this document.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BHB common stock that is:

•	a U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust that is a U.S. resident trust for U.S. federal income tax purposes, i.e., a trust that (i) is subject to the supervision of a court within the United States and the control over substantial decisions of which is vested in one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

The U.S. federal income tax consequences of a partner in a partnership holding BHB common stock generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisers.

This discussion is not intended to be tax advice to any particular holder of BHB common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to each BHB stockholder will depend on their particular situation. BHB stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, federal non-income and non-U.S. tax laws.

Tax Consequences of the Merger Generally

Independent and BHB have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is anticipated that it will qualify as such. It is a condition to Independent’s obligation to complete the merger that Independent receive an opinion of its legal counsel, Day Pitney LLP, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to BHB’s obligation to complete the merger that BHB receive an opinion of its legal counsel, Luse Gorman, PC, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in letters and certificates provided by BHB and Independent. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in the opinions. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service. Neither Independent nor BHB intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Based on the opinions that the Merger is anticipated to qualify as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger will generally be as follows:

Exchange for Independent Common Stock and Cash. BHB stockholders will be receiving a combination of Independent common stock and cash (excluding cash received in lieu of a fractional share of Independent common stock) in exchange for their BHB common stock. BHB stockholders generally will not be permitted to recognize any loss for federal income tax purposes and generally will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain an BHB stockholder “realizes” generally will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Independent common stock received exceeds (b) the stockholder’s aggregate adjusted tax basis in the BHB common stock to be surrendered in the exchange for the cash and Independent common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The aggregate adjusted tax basis of the shares of Independent common stock received by the BHB stockholder generally will be the same as the basis of the shares of BHB common stock surrendered in exchange for the shares of Independent common stock, reduced by the amount of cash received by the holder in the merger (excluding any cash received in lieu of a fractional share of Independent common stock) and increased by the amount of gain, if any, recognized by the holder (excluding any gain or loss resulting from the deemed receipt and exchange of fractional shares of Independent common stock). The holding period for shares of Independent common stock received by the BHB stockholder generally will include the stockholder’s holding period for the BHB common stock surrendered in exchange for the Independent common stock.

If a U.S. holder of BHB common stock acquired different blocks of BHB common stock at different times or different prices, any gain or loss will be determined separately with respect to each block of BHB common stock and the U.S. holder’s bases and holding periods in their shares of Independent common stock may be determined with reference to each block of BHB common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Independent common stock received in the merger should be allocated among different blocks of BHB common stock and regarding their bases and holding periods in the particular shares of Independent common stock received in the merger.

Possible Dividend Treatment. In certain circumstances, a BHB stockholder may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has that effect generally is based on a comparison of the BHB stockholder’s proportionate interest in Independent after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely Independent common stock in the merger. Possible dividend treatment could apply because of a stockholder’s purchase (or the purchase by a family member or certain entities described below) of additional Independent stock or a repurchase of shares by Independent. For purposes of this comparison, the BHB stockholder may be deemed to constructively own shares of Independent common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder’s shares of Independent common stock. The amount of the cash payment that may be treated as a dividend is generally limited to the stockholder’s ratable share of the accumulated earnings and profits of BHB at the effective time of the merger, although the applicable law on this point is not entirely clear. Dividends which are “qualified dividends,” as defined in Section 1(h)(11) of the Code, may be taxed at the same rate as capital gains. Dividends which are not “qualified dividends” are generally taxed at ordinary income rates. Any gain that is not treated as a dividend generally will be taxed as a capital gain. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each BHB stockholder, BHB stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. BHB stockholders who hold BHB common stock as a capital asset and who receive in the merger, in exchange for such stock, solely Independent common stock and cash in lieu of a fractional share interest in Independent common stock generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the stockholder’s aggregate adjusted basis in the shares of BHB common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the stockholder’s holding period for its BHB common stock exceeds one year at the effective time of the merger.

Tax Treatment of the Entities. No gain or loss will be recognized by Independent or BHB as a result of the merger. The tax basis of the assets of BHB in the hands of Independent generally will be the same as the tax basis of assets in the hands of BHB immediately prior to the merger.

Reporting Requirements

BHB stockholders who receive Independent common stock as a result of the merger will be required to retain records pertaining to the merger. Certain BHB stockholders are subject to certain reporting requirements with respect to the merger. In particular, such stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). The statement must include the stockholder’s adjusted tax basis in its BHB common stock and other information regarding the reorganization. BHB’s stockholders are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the merger.

Withholding Requirements

Certain BHB stockholders may be subject to U.S. federal backup withholding (currently at a rate of 24%), on cash received pursuant to the merger. Backup withholding will not apply, however, to BHB stockholders who provide proof of an applicable exemption or furnish their taxpayer identification number, and otherwise comply with all applicable requirements of the backup withholding rules. Amounts withheld, if any, generally are not an additional tax and may be refunded or credited against the BHB stockholder’s U.S. federal income tax liability, provided that the BHB stockholder timely furnishes the required information to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT THERETO. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING, BUT NOT LIMITED TO, TAX RETURN REPORTING REQUIREMENTS), AS WELL AS THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

THE COMPANIES

INDEPENDENT

Independent is a Massachusetts chartered bank holding company headquartered in Rockland, Massachusetts that was incorporated under Massachusetts law in 1985. Independent is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Independent is the sole shareholder of Rockland Trust and its primary business is serving as the holding company of Rockland Trust.

Rockland Trust is a Massachusetts-chartered trust company. Rockland Trust was chartered in 1907. Rockland Trust’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Rockland Trust offers a full range of banking services through a network of approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Martha’s Vineyard, and Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses, and charitable institutions throughout eastern Massachusetts and Rhode Island.

At September 30, 2018, Independent had total consolidated assets of approximately $8.4 billion, net loans of approximately $6.5 billion, total deposits of approximately $7 billion, and total shareholders’ equity of approximately $998.3 million.

You can find more information about Independent in Independent’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page [●].

BHB

BHB was incorporated under Maryland law in 2014 to become the holding company of Blue Hills in connection with the mutual-to-stock conversion of Hyde Park Bancorp, MHC, the former holding company of Blue Hills. BHB is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. BHB is the sole shareholder of Blue Hills, and its primary business is serving as the holding company of Blue Hills.

Blue Hills is a Massachusetts-chartered savings bank that was founded in 1871 as Hyde Park Savings Bank. The deposits of Blue Hills are insured by the Deposit Insurance Fund of the FDIC up to applicable limits and by the Depositors Insurance Fund of Massachusetts for amounts in excess of FDIC insurance limits. Blue Hills currently operates 11 branches in Boston, Dedham, Hyde Park (two locations), Milton, Norwood, West Roxbury, Westwood, and three locations on Nantucket Island which are operated under the name Nantucket Bank, a division of Blue Hills. Blue Hills serves consumers through full suite of consumer banking products, including checking accounts, mortgage loans, equity lines of credit and traditional savings and certificate of deposit accounts, and offers commercial business and commercial real estate loans in addition to cash management services and commercial deposit accounts.

At September 30, 2018, BHB had total consolidated assets of approximately $2.8 billion, net loans of approximately $2.3 billion, total deposits of approximately $2.2 billion, and total stockholders’ equity of approximately $403 million.

You can find more information about BHB in BHB’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page [●].

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK

Independent is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share, with 27,540,843 shares outstanding as of September 30, 2018. Independent is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued as of September 30, 2018. The capital stock of Independent does not represent or constitute a deposit account and is not insured by the FDIC or by the Depositors Insurance Fund.

The following description of the Independent capital stock does not purport to be complete and is qualified in all respects by reference to Independent’s articles of organization and bylaws, and the Massachusetts Business Corporation Act.

Common Stock

General

Each share of Independent common stock has the same relative rights and is identical in all respects with each other share of common stock.

Voting Rights

Each holder of common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate votes in elections of directors.

Preemptive Rights

Holders of common stock do not have any preemptive rights with respect to any shares that may be issued by Independent in the future. Thus, Independent may sell shares of its common stock without first offering them to the then holders of common stock.

Liquidation

In the event of any liquidation or dissolution of Independent, whether voluntary or involuntary, the holders of Independent common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Independent (including all deposits of subsidiary banks and interest on those deposits), all assets of Independent available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock.

Preferred Stock

The Independent board of directors is authorized, subject to limitations by its articles of organization and by applicable law, to issue preferred stock in one or more series. The Independent board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Independent’s articles of organization. Specifically, the holders of any series of preferred stock may not be given the right to more than one vote per share on any matters requiring the approval or vote of the holders of Independent common stock, except as otherwise required by applicable law, the right to elect more than two Independent directors or, together with the holders of all other series of preferred stock, the right to elect in the aggregate more than six Independent directors.

Other Provisions

The articles of organization and bylaws of Independent contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent, including provisions:

•	classifying the Independent board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing the Independent board of directors to fix the size of the Independent board of directors;

•	limiting for removal of directors by a majority of shareholders to removal for cause; and

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Act) that may also have additional anti-takeover effects to provisions in Independent’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Act), the provisions of which Independent has provided in its bylaws shall not apply to “control share acquisitions” of Independent within the meaning of said Chapter 110D.

Transfer Agent

The transfer agent and registrar for Independent common stock is Computershare Limited.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF INDEPENDENT AND

STOCKHOLDERS OF BHB

This section describes the differences between the rights of holders of BHB common stock and the rights of holders of Independent common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of BHB common stock and your rights as a holder of Independent common stock.

As a stockholder of BHB, a Maryland corporation, your rights are governed by Maryland law, BHB’s articles of incorporation, as currently in effect, and BHB’s bylaws, as currently in effect. When the merger becomes effective and you receive Independent common stock in exchange for your BHB shares, you will become a shareholder of Independent, a Massachusetts corporation. Independent’s common stock is listed on the Nasdaq Global Select Market under the symbol “INDB.” As an Independent shareholder, your rights will be governed by Massachusetts law, Independent’s articles of organization, as in effect from time to time, and Independent’s bylaws, as in effect from time to time.

The following discussion of the rights of BHB stockholders under Maryland law and Independent shareholders under Massachusetts law, and the similarities and material differences between (i) the rights of BHB stockholders under the articles of organization and bylaws of BHB and (ii) the rights of Independent shareholders under the articles of organization and bylaws of Independent. This discussion is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Maryland and Massachusetts law and the full texts of the articles of incorporation and bylaws of BHB and of the articles of organization and bylaws of Independent.

Capitalization

BHB

The total authorized capital stock of BHB consists of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, no par value per share. As of the record date, there were [●] shares of common stock outstanding, including shares held in the Blue Hills employee stock ownership plan, [●] shares reserved for issuance under existing stock options, [●] shares of unvested restricted stock and [●] shares reserved for future issuance under BHB’s equity-based compensation plan, and no shares of preferred stock outstanding.

Independent

The total authorized capital stock of Independent consists of 75,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were [●] shares of common stock outstanding, including [●] shares in the form of unvested performance based restricted stock awards without dividend or voting rights and [●] shares reserved for future issuance pursuant to outstanding options granted under Independent’s benefit plans and no shares of preferred stock outstanding.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances. For a Maryland corporation incorporated on or after October 1, 1995, unless the articles of incorporation expressly grants such rights to the stockholder, a stockholder does not have any preemptive rights. Under Massachusetts law, unless the articles of organization say otherwise, shareholders have no preemptive rights.

BHB

BHB’s articles of incorporation state that stockholders will not have preemptive rights except for those approved by the board of directors pursuant to a resolution approved by a majority of the directors then in office. Currently, BHB’s stockholders do not have preemptive rights.

Independent

Independent does not have a provision authorizing preemptive rights; in fact, Independent’s articles of organization contain provisions specifically denying them. Accordingly, Independent’s shareholders do not have preemptive rights.

Limitations on Voting Rights

BHB

BHB’s articles of incorporation provide that no record holders of any outstanding common stock of BHB that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then-outstanding shares of common stock of BHB will be permitted to vote any shares held in excess of the 10% limit unless, before the person acquired beneficial ownership of such shares in excess of the 10% limit, such acquisition of shares was approved by a majority of BHB’s unaffiliated directors. This limitation does not apply to directors or officers acting solely in their capacities as directors and officers, or to any employee stock ownership or similar plan of BHB or any of its subsidiaries or to trustees of such plans solely by reason of their capacity as trustees. In addition, BHB’s board of directors has the power to construe and apply the provisions in the articles of incorporation regarding the 10% limitation on voting rights and to make all determinations necessary or desirable to implement these provisions.

Independent

Neither of Independent’s articles of organization or bylaws contain limitations on the voting rights of the equity securities of Independent, nor are such limitations applicable to Independent’s equity securities under Massachusetts corporate law.

Dividends and Other Stock Rights

BHB

Holders of BHB common stock are entitled to receive such dividends as the board of directors may declare out of funds legally available for such payment, subject to the rights of holders of preferred stock. The BHB board of directors is also authorized to issue “blank check” preferred stock to: (i) provide for the issuance of the shares of preferred stock in series, (ii) establish from time to time the number of shares to be included in each such series, and (iii) fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series.

Independent

Independent can also pay dividends on its common stock in accordance with Massachusetts law. Independent’s board of directors is also authorized to issue “blank check” preferred stock to (i) designate preferred stock, (ii) set dividend rates or the amount of dividends to be paid on the preferred stock, (iii) determine voting powers of the preferred stock, (iv) determine whether the preferred stock is redeemable by Independent, (v) determine the amount or amounts payable upon the preferred stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of Independent, (vi) determine whether the preferred stock is entitled to the benefits of a sinking or retirement fund to be applied to the preferred stock, (vii) determine whether the preferred stock is convertible or exchangeable for shares of another class of Independent stock, (viii) determine the purchase price of the preferred stock, and (ix) make other determinations with respect to preferred stock.

When and if a quarterly cash dividend is declared by the board of directors, if any Independent shares of preferred stock are outstanding, the holders of shares of preferred stock will be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to Independent preferred stock with respect to dividends.

Right to Call Special Meetings of Stockholders of BHB and of Shareholders of Independent

BHB

Special meetings may be called:

•	by the president;

•	by the chairperson of the board of directors; or

•	by the board of directors pursuant to a resolution adopted by the majority of the total number of directors that BHB would have if there were no vacancies on the board of directors.

•	by the secretary at the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Independent

Special meetings may be called:

•	by the chairman of the board, if any;

•	by the president;

•	by a majority of the directors; or

•

by the secretary, or in case of the death, absence, incapacity or refusal of the secretary, by any other officer, at the written direction of the holders of at least two-thirds of the capital stock of the Independent entitled to vote at the meeting.

For shareholders to call a special meeting, Independent requires the written application of the holders of at least two-thirds of the capital stock, as opposed to the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting that is required for BHB stockholders to call a special meeting. Therefore, it may be more difficult for Independent’s shareholders to call a special meeting.

Notice of Stockholder Meetings

BHB

BHB requires that notice of stockholder meetings be given not less than 10 nor more than 90 days before the meeting.

Independent

Independent requires that notice of shareholder meetings be given not less than 7 days nor more than 60 days before the meeting.

Board of Directors – Number and Term of Office

BHB

BHB’s articles of incorporation and bylaws provide that the number of directors of BHB shall, by virtue of BHB’s election made to be governed by Section 3-804(b) of the Maryland General Corporation Law (which is referred to in this document as the MGCL), be fixed from time to time exclusively by vote of the board of directors; provided, however, that such number shall never be less than the minimum number of directors required by the MGCL. Currently, BHB’s board of directors is set at 11 directors.

BHB’s articles of incorporation and bylaws provide further that the directors, other than those who may be elected by the holders of preferred stock, shall be divided into three classes, as nearly equally as possible, creating a staggered board of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election or for such shorter period of time as the board of directors may determine, with each director to hold office until his or her term expires and until his or her successor has been duly elected and qualified. The vote of a plurality of the votes cast at a meeting is required to elect directors of BHB. Stockholders are not permitted to cumulate their votes in the election of directors.

BHB’s bylaws also provide that any vacancy occurring in the board of directors, including vacancies resulting from an increase in the number of directors or the death, resignation or removal of a director, may be filled only by the affirmative vote of two-thirds of the remaining directors then in office, even if such directors do not constitute a quorum. A director elected to fill a vacancy will be elected to serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

Among the eligibility criteria set forth in Section 12 of BHB’s bylaws is the requirement that no person can be elected to serve as a director of BHB after reaching the age of 75 unless the board of directors determines, by a vote of at least two-thirds of the disinterested members, that the director possesses skills and experience that (i) materially benefit the board of directors in the exercise of its powers and duties, (ii) are not possessed to any comparable degree by any other member of the board of directors, and (iii) are not reasonably replaceable. In addition, except as otherwise provided by the executive committee of the board of directors, the term of office of any director who is an employee of BHB or any of its subsidiaries shall expire on the date on which his or her employment with BHB or its subsidiary terminates for any reason other than retirement.

Independent

Independent’s bylaws and articles of organization provide that the number of directors shall be between three and 25 as fixed from time to time by vote of the board of directors at any regular or special meeting thereof. The board of directors may increase or decrease the number of directors in one or more classes to ensure that the three classes shall be as nearly equal as possible. “Preference Stock Directors” are those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation. Directors other than Preference Stock Directors shall be divided into three classes as nearly equally as possible, creating a staggered board of directors.

Independent’s bylaws and governance principles provide for majority voting in uncontested director elections. In an uncontested election, if an incumbent director standing for election is not reelected by a majority of the votes cast, the director is required to promptly tender a notice of resignation to the board of directors. The resignation is not effective unless accepted by the board of directors. The nominating committee would then recommend whether the board of directors should accept or reject a tendered resignation. In determining whether to accept a tendered resignation, the board of directors would consider the potential impact of the resignation on compliance with applicable legal and listing standards and any other factors deemed relevant. An election is uncontested if the number of persons nominated does not exceed the number of director positions to be filled at the meeting. In contested elections, the vote standard would be a plurality of votes cast.

No director shall continue to serve once he or she attains the age of 72. Except for Preference Stock Directors, newly created directorships and vacancies on the board of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

Board of Director Nominations

BHB

BHB’s articles of incorporation provide that advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of BHB shall be given in the manner provided in the bylaws. The bylaws, in turn, provide that nominations of persons for the election to the board of directors may be made at a meeting of stockholders at which directors are to be elected only: (i) by or at the direction of the board of directors; or (ii) by any stockholder of BHB who (1) is a stockholder of record on the date the stockholder gives notice as described below and on the record date for the determination of stockholders entitled to vote at such meeting, and (2) complies with the notice procedures as set forth below.

Nominations, other than those made by or at the direction of the board of directors, must be made by timely notice in writing to the secretary of BHB. To be timely, a stockholder’s notice must be delivered or mailed to an received by the secretary at the principal executive office of BHB not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice will be timely only if delivered or mailed to and received by the secretary of the corporation at the principal executive office of BHB no earlier than the day on which public disclosure of the date of the annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of the annual meeting is first made.

Once established by the initial notice or public disclosure of a date for the annual meeting of stockholders, these advance notice periods shall remain in effect regardless of whether a subsequent notice or public disclosure provides that the meeting has been adjourned or that the date of the meeting has been postponed or otherwise changed from the date provided in the initial notice or public disclosure. No adjournment or postponement of a meeting of stockholders shall constitute a new period for giving notice.

A stockholder’s notice must be in writing and set forth (i) as to each person whom the stockholder proposes to nominate for election as a director, (1) all information relating to the proposed nominee that would indicate such person’s qualification to serve on the board of directors of BHB; (2) an affidavit that the person would not be disqualified under the provisions of Article II, Section 12 of the bylaws; (3) such information relating to the person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation; and (4) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (ii) as to the stockholder giving notice: (1) the name and address of the stockholder as they appear on the books of BHB and of the beneficial owner, if any, on whose behalf the nomination is made; (2) the class or series and number of shares of capital stock of BHB that are owned beneficially or of record by the stockholder and the beneficial owner; (3) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder; (4) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and (5) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation.

No person will be eligible for election as a director of BHB unless nominating in accordance with these provisions. The chairperson of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with these provisions and, if he or she should so determine, he or she shall declare that the nomination was not made in accordance with these provisions to the meeting and the defective nomination shall be discarded.

For purposes of the foregoing notice procedures, the term “public disclosure” means disclosure (i) in a press release issued by a nationally recognized news service, (ii) in a document publicly filed or furnished by BHB with the SEC, or (iii) on a web site maintained by BHB.

Independent

Nominations for election to the board of directors at the annual meeting of shareholders may be made by or at the direction of the board of directors, the nominating committee, or by any shareholder entitled to vote for the election of directors at the time of the nomination and at the time of the meeting who provides appropriate written notice to the secretary. Notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the meeting is called for a date more than 75 days prior to such anniversary date, notice must be so received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

The notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Independent, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules, and (v) the consent of each nominee to serve if elected; and (b) as to the shareholder giving notice, (i) the name and record address of the shareholder, (ii) the class and number of shares of capital stock of Independent beneficially owned by the shareholder as of the record date for the meeting (if the date has been made publicly available) and as of the date of the notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf or in concert with whom the shareholder is acting) is qualified at the time of giving notice to have the individual serve as the nominee of the shareholder (and any party on whose behalf or in concert with whom the shareholder is acting) if the individual is elected, accompanied by copies of any notification or filings with, or orders or other actions by, any governmental authority which are required in order for the shareholder (and any party on whose behalf the shareholder is acting) to be so qualified, (v) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming the person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (vi) such other information regarding the shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the securities laws.

Removal and Resignation of Directors

BHB

BHB’s bylaws provide that a director may resign at any time by giving written notice of such resignation to the president or secretary of BHB at BHB’s principal office. Unless otherwise specified in the written notice, the resignation will take effect upon receipt of the written notice.

BHB’s articles of incorporation provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then- shares of capital stock of BHB outstanding and entitled to vote generally in the election of directors (after giving effect to the restrictions on voting rights described above),voting together as a single class.

Independent

Independent does not make specific provision for a method of resignation, but the bylaws do provide that vacancies can arise from resignation. A director may be removed for cause by the affirmative vote of the holders of a majority of all shares of the corporation outstanding and then entitled to vote generally in the election of directors.

Amendment of Bylaws

BHB

BHB’s articles of incorporation provide that the bylaws may be amended or repealed by the approval of a majority of the total number of directors that BHB would have if there were no vacancies on the board of directors at the time any such resolution is presented to the board of directors for adoption (which is referred to as the whole board). The bylaws may also be amended or repealed by an affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of BHB entitled to vote generally in the election of directors (after giving effect to the restrictions on voting rights described above), voting together as a single class, in addition to any vote of the holders of any class or series of stock of BHB required by law or by the articles of incorporation.

Independent

The bylaws may be amended by the shareholders if appropriate notice has been given setting forth the substance of the proposed amendment. The board of directors may alter, amend, repeal, adopt or otherwise modify the bylaws, except those provisions that specify otherwise or as prohibited by the bylaws, the articles or organization or law.

Independent’s bylaws provide further that any bylaws adopted by the directors may be amended or repealed by the shareholders.

Amendment of Articles of Incorporation and Articles of Organization

BHB

BHB’s articles of incorporation provide that BHB reserves the right to amend or repeal any provision of the articles of incorporation as prescribed by the MGCL, including any amendment altering the terms or contract rights, as expressly set forth in the articles of incorporation, of any of the outstanding stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL, and all rights conferred upon stockholders are granted subject to this reservation. The board of directors, pursuant to a resolution approved by a majority of the whole board (rounded up to the nearest whole number), and without action by the stockholders, may amend the articles of incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that BHB has authority to issue.

No proposed amendment or repeal of any provision of the articles of incorporation will be submitted to a stockholder vote unless the board of directors has (i) approved the proposed amendment or repeal, (ii) determined that it is advisable, and (iii) directed that it be submitted for consideration at either an annual or special meeting of the stockholders pursuant to a resolution approved by the board of directors.    Any proposed amendment or repeal of any provision of the articles of incorporation may be abandoned by the board of directors at any time before its effective time upon the adoption of a resolution approved by a majority of the whole board (rounded up to the nearest whole number).

The amendment or repeal of any provision of the articles of incorporation must be approved by at least two-thirds of all votes entitled to be cast by the holders of shares of capital stock of BHB entitled to vote on the matter (after giving effect to the restrictions on voting rights described above), except that the proposed amendment or repeal of a provision of the articles of incorporation need only be approved by the vote of a majority of all the votes entitled to be cast by the holders of shares of capital stock entitled to vote on the matter (after giving effect to the restrictions on voting rights described above), if the amendment or repeal of such provision is approved by the board of directors pursuant to a resolution approved by at least two-thirds of the whole board (rounded up to the nearest whole number).

Notwithstanding any other provision of the articles of incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of BHB required by law or by the articles of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of BHB entitled to vote generally in the election of directors (after giving effect to the restrictions on voting rights described above), voting together as a single class, is required to amend or repeal certain provisions of the articles of incorporation.

Independent

Generally, the articles of organization of Independent may be amended or repealed only by a majority vote of the shareholders. Sections 4 and 5 of Article VI, dealing with preemptive rights and the amendment of the articles of organization, may be amended or repealed only by a two-thirds majority vote of the shareholders.

Limitation of Liability and Indemnification

BHB

BHB’s articles of incorporation provide for the limitation of liability of officers and directors. Under the articles of incorporation, an officer or director of BHB, as such, will not be liable to BHB or its stockholders for money damages, except (i) to the extent that it is proved that the officer or director actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent otherwise provided by the MGCL. However, if the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of BHB will be eliminated or limited to the fullest extent permitted by the MGCL, as so amended; provided, that, any repeal or modification of the foregoing by the stockholders of BHB will not adversely affect any right or protection of a director or officer of BHB existing at the time of such repeal or modification.

BHB’s articles of incorporation also provide for indemnification of (i) BHB’s current and former directors and officers, whether serving BHB or at its request any other entity, to the fullest extent required or permitted by the MGCL, including the advancement of expenses under the procedures and to the fullest extent permitted by law; and (ii) other employees and agents to such extent as authorized by the board of directors and permitted by law; provided, however, that, except as provided in Article 10, Section B of the articles of incorporation with respect to proceedings to enforce rights to indemnification, BHB will indemnify any indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if the proceeding (or part thereof) was authorized by BHB’s board of directors.

Maryland law applicable to BHB generally provides that a corporation may indemnify a director or officer who is a party to a threatened, pending or completed proceeding unless it is established that (i) the director’s act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Independent

Independent’s bylaws and articles of organization provide for the limitation of liability of directors and officers. Under the articles of organization, a director or officer shall not be personally liable to Independent or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that the articles of organization do not eliminate or limit the liability of a director (i) for any breach of the director’s or officer’s duty of loyalty to Independent or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The stated intention of the provision of the articles of organization is to limit the liability of a director or officer to the maximum extent allowed by law. To that end, the articles of organization further provide that if the Massachusetts Business Corporation Act is amended to authorize the further elimination of, or limitation on, the liability of directors or officers, then the liability of a director or officer of Independent, in addition to the limitation of personal liability provided herein, shall be limited to the full extent permitted by the amendment or amendments.

Independent’s bylaws and articles of organization provide for indemnification of a director or officer by Independent against all liabilities incurred or suffered by the director or officer or on his or her behalf in connection with any threatened, pending, or completed proceeding (without regard to whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity for or on behalf of the corporation while serving as a director or officer) or any claim, issue or matter therein, which proceeding such director or officer is, or is threated to be made, a party to or participant by reason of such director’s or officer’s corporate status, but only if (i)(A) the director or officer conducted himself or herself in good faith; (B) he or she reasonably believed that his or her conduct was in the best interests of Independent or that his or her conduct was at least not opposed to the best interests of Independent; and (C) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (ii) the director or officer engaged in conduct for which he or she shall not be liable under Section 7 of Article VI of the articles of organization.

However, Independent is not required to indemnify or advance expenses to a director or officer in connection with a proceeding initiated by the director or officer (including, without limitation, any cross-claim or counterclaim), unless the initiation of such proceeding was authorized by the board of directors. The rights of indemnification continue as to a director or officer and inure to the benefit of his or her heirs, estate, executors, administrators and personal representatives. As with the limitation on liability of directors and officers, the articles of organization provide that, if the Massachusetts Business Corporation Act is amended, then the indemnification of a director or officer, in addition to the indemnification provided in the articles of organization, shall be provided to the fullest extent permitted by the amendment or amendments.

In addition, the termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director or officer did not meet the relevant standard described above.

The bylaws and articles of organization further provide that a director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of Independent.

Except in the circumstances described above, Independent may only indemnify a director or officer if so ordered by a court.

The determination of whether an officer or director has met the requirements for indemnification shall be made (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel selected in the manner prescribed in the articles or organization and the bylaws; (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. Independent may, in some circumstances, advance expenses to a director or officer who is a party to a proceeding.

Approval of Business Combinations

BHB

The articles of incorporation of BHB provide that any action, including business combinations, will be valid and effective upon the affirmative vote of the holders of a majority of the total number of shares of all classes of BHB stock outstanding and entitled to vote on the matter.

Independent

The bylaws and articles of organization of Independent do not contain any special provisions relating to the approval of business combinations, and therefore business combinations requiring a vote of Independent’s shareholders are subject to the default rule under the Massachusetts Business Corporation Act requiring the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon.

LEGAL MATTERS

Day Pitney LLP has issued a legal opinion concerning the validity of the shares of Independent common stock to be issued in connection with the merger. Luse Gorman, PC, on behalf of BHB, and Day Pitney LLP, on behalf of Independent, will pass upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

EXPERTS

Independent

The consolidated financial statements of Independent, appearing in Independent’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Independent’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

BHB

The consolidated financial statements of BHB, appearing in BHB’s Annual Report (Form 10-K) for the year ended December 31, 2017, have been audited by Wolf & Company, P.C., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ANNUAL MEETING SHAREHOLDER AND STOCKHOLDER PROPOSALS

Independent

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2019 annual meeting of shareholders of Independent, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. Any shareholder who wishes to submit a proposal for inclusion in the proxy statement for the 2019 annual meeting of shareholders will be required, pursuant to Rule 14a-8, to deliver the proposal to Independent no later than December 5, 2018.

For business to be brought before the 2019 annual meeting by a shareholder (other than a proposal submitted in accordance with Rule 14a-8), you must give timely notice to Independent, which must be delivered to or mailed and received at the principal executive offices of Independent not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting (i.e., not later than March 3, 2019 or earlier than January 12, 2019) and must otherwise satisfy the requirements set forth in Independent’s bylaws. In the event Independent receives notice of a shareholder proposal to take action at the 2019 annual meeting of shareholders that is not submitted for inclusion in Independent’s proxy materials, the persons named in the proxy sent by Independent to its shareholders intend to exercise their discretion to vote on the shareholder proposal in accordance with their best judgment. Please forward any shareholder proposals or notices of business, in writing, to Edward H. Seksay, General Counsel, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

BHB

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2019 annual meeting of stockholders of BHB, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. Any stockholder who wishes to submit a proposal for inclusion in the proxy statement for the 2019 annual meeting of stockholders will be required, pursuant to Rule 14a-8, to deliver the proposal to BHB no later than December 12, 2018. However, if the 2019 annual meeting of stockholders is held on a date more than 30 calendar days from May 16, 2019, a stockholder proposal must be received by a reasonable time before BHB begins to print and mail its proxy solicitation for such annual meeting. If the merger is not previously consummated, it is expected that the annual meeting of BHB stockholders in 2019 will be held in May of 2019, and stockholder proposals will be required to be received by December 12, 2018. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

BHB’s bylaws provide that, in order for a stockholder to make proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such proposal(s) to the Secretary not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, such proposal(s) must be received no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION

Independent and BHB file annual, quarterly and current reports, proxy and information statements, and other information with the SEC. These reports, proxy and information statements, and other information that Independent and BHB file electronically with the SEC are available at the web site maintained by the SEC at http://www.sec.gov.

Reports, proxy and information statements, and other information filed by Independent with the SEC are also available at Independent’s web site at www.RocklandTrust.com under the tab “Investor Relations” and then under the heading “SEC Filings.” The reports, proxy and information statements, and other information filed by BHB with the SEC are available at BHB’s web site at www.bluehillsbancorp.com under the sections “SEC Filings” and “Proxy Materials and Annual Report.” The web addresses of the SEC, Independent and BHB are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

Independent has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Independent common stock to be issued to BHB stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Independent in addition to constituting a proxy statement for Independent shareholders and BHB stockholders. As allowed by SEC rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Independent and BHB to incorporate by reference information in this joint proxy statement/prospectus. This means that Independent and BHB can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and later information that is filed by Independent and BHB with the SEC will automatically update and supersede the information in this document and the documents listed below.

For purposes of this joint proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes the statement in the document.

Independent and BHB incorporate by reference the specific documents listed below and any future filings that Independent and BHB make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and, in the case of Independent, the date of the Independent special meeting of shareholders, and, in the case of BHB, the date of the BHB special meeting of stockholders, provided that Independent and BHB are not incorporating by reference any information furnished to, but not filed with, the SEC.

Independent SEC Filings (SEC File No. 001-09047)

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018;

•

Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 2, 2018, January 5, 2018, January 18, 2018, February 8, 2018, March 7, 2018, March 15, 2018, April 19, 2018, May 15, 2018, May 22, 2018, May 29, 2018, May 31, 2018, June 21, 2018, July 19, 2018, August 14, 2018, September 12, 2018, September 20, 2018, September 20, 2018, and September 24, 2018 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	Definitive proxy statement on Schedule 14A for the 2018 annual meeting of shareholders.

BHB SEC Filings (SEC File No. 001-36551)

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018;

•

Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 29, 2018, February 22, 2018, April 24, 2018, May 11, 2018, May 16, 2018, May 17, 2018, July 25, 2018, July 31, 2018, September 20, 2018, and September 24, 2018 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	Definitive proxy statement on Schedule 14A for the 2018 annual meeting of stockholders.

You can obtain any of the Independent documents or BHB documents incorporated by reference into this joint proxy statement/prospectus, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Independent Bank Corp. 288 Union Street	Blue Hills Bancorp, Inc. 500 River Ridge Drive, Suite 300
Rockland, Massachusetts 02370	Norwood, Massachusetts 02062
Attention: Edward H. Seksay, General Counsel	Attention: Lauren B. Messmore,
(781) 982-6158	Corporate Secretary
(617) 361-6900

You should rely only on the information contained or incorporated by reference into this document. Independent has supplied all information contained or incorporated by reference into this document relating to Independent. BHB has supplied all information contained in this document relating to BHB. Neither Independent nor BHB has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [●], 2018. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders of Independent or stockholders of BHB nor the issuance of Independent common stock in the merger creates any implication to the contrary.

ANNEX A – AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 20, 2018

BY AND AMONG

INDEPENDENT BANK CORP.,

ROCKLAND TRUST COMPANY,

BLUE HILLS BANCORP, INC.,

AND

BLUE HILLS BANK

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 20, 2018, by and among Independent Bank Corp. (“Buyer”), Rockland Trust Company, a wholly owned subsidiary of Buyer (“Buyer Bank”), Blue Hills Bancorp, Inc. (“Company”), and Blue Hills Bank a wholly owned subsidiary of Company (“Company Bank”). Capitalized terms used in this Agreement have the meaning set forth in Article VIII.

W I T N E S S E T H

WHEREAS, the board of directors of Buyer and the board of directors of Company have each (i) determined that this Agreement and the business combination and related transactions it contemplates are in the best interests of their respective entities and stockholders; and (ii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer the surviving entity (the “Merger”), and (ii) Company Bank will immediately thereafter merge with and into Buyer Bank, with Buyer Bank the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement to Buyer and Buyer Bank to enter into this Agreement, each director and Executive Officer of Company has entered into a voting agreement with Buyer dated as of this date (a “Voting Agreement”), substantially in the form attached as Exhibit A, pursuant to which each has agreed to vote all Shares of Company Common Stock (as defined in this Agreement) he or she owns in favor of the approval of this Agreement and the transactions it contemplates;

WHEREAS, as a material inducement to Buyer and Buyer Bank to enter into this Agreement, certain executive officers of Company and Company Bank have entered into settlement agreements dated as of the date of this Agreement, regarding termination of employment as of the Effective Time, payments pursuant to existing employment and other agreements with Company and Company Bank, and other matters;

WHEREAS, the parties intend that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code (as defined in this Agreement) and relevant Treasury Regulations, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and relevant Treasury Regulations; and

WHEREAS, the parties desire to make certain representations, warranties, and agreements and prescribe certain conditions in connection with the transactions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and the Maryland General Corporation Law (the “MGCL”), regulatory requirements, and other applicable law. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the MBCA. (Buyer, as the surviving entity in the Merger, is sometimes referred to in this Agreement as the “Surviving Entity”.)

Section 1.02 Articles of Organization and Bylaws. The Articles of Organization and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Organization and Bylaws of Buyer as in effect immediately prior to consummation of the Merger.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time plus the Director Designees as set forth in Section 5.28 of this Agreement. The Executive Officers of the Surviving Entity immediately after the Merger shall be the Executive Officers of Buyer immediately prior to the Merger. Each director and Executive Officer of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Organization and Bylaws of the Surviving Entity.

Section 1.04 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer and Company shall make all such filings as may be required to consummate the Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Secretary of the Commonwealth of Massachusetts and the Maryland State Department of Assessments and Taxation on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

(b) Unless otherwise mutually agreed to by the parties, the closing of the Merger (the “Closing”) shall take place by electronic (PDF), facsimile, or overnight courier exchange of executed documents or at the offices of Day Pitney LLP, One International Place, Boston, MA 02110, on a date (the “Closing Date”) which is five (5) business days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at Closing)(the “Approval Date”), provided, however, that if the Approval Date occurs during the month immediately prior to start of the Buyer’s next fiscal quarter the Closing shall occur on the last business day of the month in which the Approval Date occurs with an Effective Time as of 12:01 a.m. on the first day of the month of the Buyer’s next fiscal quarter. At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI of this Agreement.

Section 1.05 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code and relevant Treasury Regulations, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and relevant Treasury Regulations. From and after the date of this Agreement and until the Closing, each party shall use its reasonable best efforts to cause the Merger and the Bank Merger each to qualify as a reorganization under Section 368(a) of the Code and shall refrain from taking any action that reasonably could be expected to cause the Merger and the Bank Merger each to fail to qualify as such a reorganization.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments, or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties, or assets of Company or any Company Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver all deeds, assignments, documents, or assurances in Law and to perform any other acts as are necessary or desirable to (a) vest, perfect, or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties, or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of Company or otherwise to take any and all additional actions they deem necessary or advisable.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any stockholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Buyer (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired immediately prior to the Effective Time without any conversion, and no payment shall be made with respect to them.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares described in Section 2.01(b) above) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive (i) $5.25 in cash (representing twenty percent (20%) of the $26.25 per share price, the “Cash Consideration”) and (ii) 0.2308 shares (representing eighty percent (80%) of the 0.2885 per share exchange ratio, the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration, the Stock Consideration, and any cash in lieu of fractional shares paid pursuant to Section 2.03 are sometimes referred to collectively as the “Merger Consideration”.

Section 2.02 Rights as Stockholders; Stock Transfers. All shares of Company Common Stock, if and when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing them shall represent only the right to receive for each share of Company Common Stock, the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.03 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued in the Merger. Buyer shall instead pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the VWAP of the Buyer Common Stock for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent as provided by Bloomberg L.P.

Section 2.04 Adjustment of Merger Consideration. If the tax opinions referred to in Section 6.01(e) cannot be rendered (as reasonably determined by Day Pitney LLP and Luse Gorman, PC, respectively) as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then Buyer may, in its sole discretion, increase the number of shares of Company Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to enable the tax opinions to be rendered.

Section 2.05 Exchange Procedures.

(a) At least one Business Day prior to the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II or evidence of shares in book entry form (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the

Exchange Agent cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article II plus an estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (that cash and New Certificates, being referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered their Certificate of Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of the Certificate shall be entitled to receive in exchange, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which the former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing shares described in Section 2.01(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration as provided for in this Agreement and any unpaid dividends and distributions as provided in paragraph (c) of this Section 2.05 and any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery which shall be reasonably acceptable to Company.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender his or her Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder shall be entitled to receive any dividends or other distributions, without any interest, which had become payable with respect to shares of Buyer Common Stock represented by the Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect to them) or cash from the Exchange Fund delivered, as required by Law, to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as shall be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of the issuance that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting the exchange pay to the Exchange Agent any transfer or other recordation tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that any tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment of the Exchange Fund) shall be delivered by the Exchange Agent to Buyer. Any stockholders of Company who have not complied with Section 2.05(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock the stockholder holds as determined pursuant to this Agreement, in each case without any interest. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to the property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be deemed conclusive. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by the Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock any amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock for whom the deduction and withholding was made by Buyer.

Section 2.06 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the Company Common Stock the same economic benefit as contemplated by this Agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Buyer issues employee or director stock grants or similar equity awards pursuant to an equity incentive plan approved by Buyer’s shareholders prior to the date of this Agreement in the ordinary course of business consistent with past practice.

Section 2.07 Options and Restricted Stock.

(a) Each option to purchase Company Common Stock (each sometimes referred to as an “Option,” and collectively sometimes referred to as the “Options”) granted under the Company’s 2015 Equity Incentive Plan (the “Company Equity Plan”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in each such Option, and (ii) the excess, if any, of (x) $26.25 over (y) the Exercise Price (the “Cash Payment”). Any Option for which the Exercise Price exceeds $26.25 shall be cancelled as of the Effective Time without payment. For purposes of this Section 2.07, “Exercise Price” shall mean the exercise price per share of Company Common Stock provided for in such Option. The Cash Payment shall be paid in cash within five (5) calendar days after the Closing Date, shall be made without interest and shall be net of all applicable withholding taxes. Company shall prohibit the exercise of any Option beginning on and after the fifth trading day immediately preceding the Closing Date.

(b) All unvested shares of restricted Company Common Stock awarded under the Company Equity Plan shall automatically vest in full at the Effective Time, to the extent not previously forfeited, and shall be considered outstanding shares of Common Stock entitled to receive the Merger Consideration.

(c) At the Effective Time, the Company Equity Plan and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect.

Section 2.08 No Dissenters’ Rights. Consistent with the relevant provisions of the MGCL and Company’s Articles of Incorporation, no stockholder of Company shall have appraisal rights with respect to the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date of this Agreement, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that the item disclosed is or would reasonably be expected to have a Material Adverse Effect with respect to Company.

(b) Except as set forth on the Company Disclosure Schedule, Company and Company Bank represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date of this Agreement”), which only need be correct as of the specified earlier date. No representation or warranty of Company contained in this Article III shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance, or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company, disregarding for the purposes of this Section 3.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.02, 3.03, 3.05, 3.06, 3.08, 3.10(a) and 3.15, which shall be deemed untrue, incorrect, and breached if not true and correct in all material respects.

Section 3.02 Organization, Standing and Authority.

(a) Company is a Maryland corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and is duly registered with the FRB as a bank holding company under the

BHC Act and meets the applicable requirements for qualification as a bank holding company under the BHC Act and the regulations of the FRB. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in the Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Company Bank is a Massachusetts chartered state bank duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Company Bank’s deposits are insured by the FDIC and the Massachusetts Deposit Insurance Fund (“DIF”) in the manner and to the full extent permitted by law, and all premiums and assessments required to be paid to the FDIC have been paid by Company Bank when due. Company Bank is a member in good standing of the FHLB.

Section 3.03 Capital Stock. The authorized capital stock of Company consists of 50,000,000 shares of Company Preferred Stock and 100,000,000 shares of Company Common Stock. As of the date of this Agreement, there were (i) no shares of Company Preferred Stock outstanding, (ii) 26,899,594 shares of Company Common Stock outstanding (including shares held in the ESOP, 2,759,530 shares reserved for issuance under existing Options and 713,948 shares of unvested restricted stock), (iii) no shares held in treasury, (iv) no shares held by Company Subsidiaries, and (v) 8,361 shares reserved for future issuance pursuant to the Company Equity Plan. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth the name of each holder of an unvested restricted stock award or outstanding Option granted under the Company Equity Plan, identifying the nature of the award; the aggregate amount of unvested restricted stock awards and outstanding Options and the weighted average strike price of outstanding Options; as to Options, the number of shares of Company Common Stock subject to each Option, the grant, vesting and expiration dates and the exercise price relating to the Options held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Company Disclosure Schedule 3.03. Neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. No bonds, debentures, notes or other indebtedness issued by Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Company, are issued or outstanding.

Section 3.04 Subsidiaries.

(a) (i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each Subsidiary, (ii) except as set forth on Company Disclosure Schedule 3.04, Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right, preemptive right, or otherwise, (iv) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings, or arrangements relating to Company’s rights to vote or to dispose of the securities of any Subsidiary and (vi) all of the equity securities of each Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth on Company Disclosure Schedule 3.04(b), Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and, as applicable, is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions, as applicable, is set forth on Company Disclosure Schedule 3.04.

Section 3.05 Corporate Power; Minute Books. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the contemplated transactions, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s stockholders of this Agreement and Company of the Plan of Bank Merger. Company has made available to Buyer complete and correct copies of the minutes of all meetings of the board of directors and each committee of the board of directors of Company and the board of directors and each committee of the boards of directors of Company’s Subsidiaries held between January 1, 2017 and August 31, 2018, provided, that such minutes did not contain any discussions related to deliberations of the boards of directors of Company and Company’s Subsidiaries with respect to the consideration of the sale of Company to Buyer and were redacted to exclude any discussions of regulatory examination ratings or other confidential supervisory information and other acquisition opportunities. The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by stockholders of Company and each of its Subsidiaries and the boards of directors of Company and each of its Subsidiaries (including committees of such boards of directors).

Section 3.06 Corporate Authority. Subject only to the approval of the Merger and this Agreement by the holders of at least a majority of the Company Common Stock outstanding and entitled to vote thereon (the “Requisite Company Stockholder Approval”) and the approval of the Bank Merger and Plan of Bank Merger by Company, the sole stockholder of Company Bank, this Agreement and the transactions contemplated by this Agreement have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s board of directors on or prior to the date of this Agreement. Company’s board of directors has directed that this Agreement be submitted to Company’s stockholders for approval and, except for the receipt of the Requisite Company Stockholder Approval in accordance with the MGCL, Company’s Articles of Incorporation and Bylaws, no other vote of the stockholders of Company is required by Law,

Company’s Articles of Incorporation or Bylaws to approve this Agreement and the transactions contemplated by this Agreement. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) Except as set forth on Company Disclosure Schedule 3.07, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery, or performance by Company of this Agreement or to consummate the contemplated transactions (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the Massachusetts Commissioner of Banks, and the Massachusetts Housing Partnership Fund; (ii) the Requisite Company Stockholder Approval, (iii) the approval of the Bank Merger and the Plan of Bank Merger by Company, the sole stockholder of Company Bank; (iv) the filing and effectiveness of the Registration Statement with the SEC, (v) the approval of the listing on The Nasdaq Global Select Market (“Nasdaq”) of the Buyer Common Stock to be issued in the Merger, and (vi) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and the Maryland Department of Assessments and Taxation. Each consent, approval, receipt, or waiver by the FRB, the FDIC, and the Massachusetts Commissioner of Banks as referred to in clause (i) is a “Regulatory Approval”. To Company’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Company that would reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) not being received in order to permit consummation of the Merger and Bank Merger on a timely basis.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Company or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.

Section 3.08 SEC Documents; Other Reports; Internal Controls.

(a) Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2014 (the “Company Reports”) and has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Company Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Company Reports. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any required amendments, that they were required to file since December 31, 2014 with any Governmental Authority and have paid all fees and assessments due and payable in connection with any filings Company was required to make. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries or as set forth on Company Disclosure Schedule 3.08(b), no Governmental Authority has notified Company that it has initiated any proceeding or, to Company’s Knowledge, threatened any investigation into the business or operations of Company or any of its Subsidiaries since December 31, 2014. Except as set forth on Company Disclosure Schedule 3.08(b), there is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries. Company Disclosure Schedule 3.08(b) lists all examinations of Company Bank conducted by the Massachusetts Commissioner of Banks and the FDIC, and all examinations of Company conducted by the FRB, since January 1, 2014 and the dates of any responses thereto submitted by Company Bank and Company, respectively. Notwithstanding the foregoing, nothing in this Section 3.08(b) or this Agreement shall require Company to provide Buyer with any confidential regulatory supervisory information of Company Bank or Company.

(c) Based on its most recent evaluation prior to the date of this Agreement, except as set forth on Company Disclosure Schedule 3.08(c), Company has not had to disclose to Company’s outside auditors and the audit committee of Company’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Company has designed, implemented, and has maintained and currently maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Company and its Subsidiaries is made known to the management of Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Except as set forth on Company Disclosure Schedule 3.08(f), since December 31, 2014, (x) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by Company or any of its officers, directors, employees, or agents to the board of directors of Company or any committee of the board of directors or, to Company’s Knowledge, to any director or officer of Company.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Company (including any related notes and schedules) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes thereto), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of Company and its Subsidiaries as of the dates and for the periods shown. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Company included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2017 in amounts consistent with past practice (including such liabilities contained in the Company Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Company.

(c) Company Disclosure Schedule 3.09(c) includes a copy of Company’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2017 which includes information regarding “off-balance sheet arrangements” effected by Company.

(d) Wolf & Company, P.C., which has expressed its opinion with respect to the financial statements of Company and its Subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements “independent” with respect to Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

Section 3.10 Absence of Certain Changes or Events.

(a) Except as set forth on Company Disclosure Schedule 3.10(a), or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2017 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of the Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to the Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (iv) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (vi) other than loans and loan commitments, investment securities, and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any acquisition or disposition entered into, or (vii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

(b) Except as set forth on Company Disclosure Schedule 3.10(b), or as otherwise expressly permitted or expressly contemplated by this Agreement, since the Company Balance Sheet Date, there has not been: (i) any entry by Company or any of its Subsidiaries into any contract or commitment of more than (A) $75,000 in the aggregate or (B) $75,000 per annum with a term of more than one year, other than borrowings, loans and loan commitments in the ordinary course of business, or (ii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers, or employees of Company or any of its Subsidiaries.

Section 3.11 Legal Proceedings.

(a) Except as set forth on Company Disclosure Schedule 3.11, neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, or challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, or decree imposed upon Company, any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Company and each of its Subsidiaries is and since December 31, 2014 has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees or applicable to Company, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act.

(b) Company and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Neither Company nor any of its Subsidiaries has received, since December 31, 2014, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

(d) Company has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHC Act.

Section 3.13 Material Contracts; Defaults.

(a) Other than as set forth on Company Disclosure Schedule 3.13(a), neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) or amendment thereto (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of Company and or Subsidiaries, (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control, (vi) which provides for the lease of personal property having a value in excess of $75,000 individually or $75,000 in the aggregate, (vii) which relates to capital expenditures and involves future payments in excess of $75,000 individually or $75,000 in the aggregate, (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business, (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $75,000 per annum, or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, “Material Contracts”). Company has previously made available to Buyer true, complete, and correct copies of each Material Contract.

(b) Except as set forth on Company Disclosure Schedule 3.13(b), (i) each Material Contract is valid and binding on Company or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto, (ii) Company and each of its Subsidiaries and, to the Knowledge of Company, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Material Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Company or any of its Subsidiaries or, to the Knowledge of Company, any other party thereto, under any such Material Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Company. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

(c) Company Disclosure Schedule 3.13(c) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as Tax indemnification payments in respect of income or excise Taxes), under any employment, change-in-control, severance or similar contract or plan (other than the Company Employee Severance Compensation Plan) with or which covers any present or former employee, director or consultant of Company or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any Company Pension Plan (other than a plan qualified under Section 401(a) of the Code), Company Benefit Plan or Material Contract for each such person, specifying the assumptions in such schedule. The failure of Company to include immaterial amounts (both individually or in the aggregate) under Section 3.13(c) shall not constitute a breach thereof.

(d) Other than the consents, approvals, authorizations, notices or other actions (collectively, “Company Third Party Consents”) required under Material Contracts as set forth on Company Disclosure Schedule 3.13(d), no third-party consent by any Person is required in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions it contemplates.

Section 3.14 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or orally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. To Company’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15 Brokers. Neither Company, Company Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. (“KBW”) in accordance with the terms of a letter agreement between KBW and Company, a true, complete, and correct copy of which has been delivered by Company to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries, or (iii) with respect to which Company or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified on Company Disclosure Schedule 3.16(a). True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments to them, IRS Forms 5500 (for the three most recently completed plan years), current summary plan descriptions, and the most recent IRS determination or opinion letters with respect to them, have been made available to Buyer, in each case, to the extent applicable.

(b) All Company Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and no circumstance exists that could result in revocation of any such favorable determination letter or the loss of the qualification of the Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, could subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Except as described in Company Disclosure Schedule 3.16(c), no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 36 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Company or any ERISA Affiliate has an outstanding funding waiver. No Company Benefit Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(e) Other than as set forth on Company Disclosure Schedule 3.16(e), neither Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.

(f) Other than as set forth on Company Disclosure Schedule 3.16 or as otherwise expressly provided in this Agreement, the execution of this Agreement, stockholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment under any Company Benefit Plans that would be a “parachute payment” as defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated by this Agreement, Buyer or any of its Subsidiaries, to merge, amend, or terminate any of the Company Benefit Plans, (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, or (vii) result in any accounting accruals under any Company Benefit Plans not in the ordinary course of business.

(g) Each Company Benefit Plan that is a deferred compensation plan is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(h) Company Disclosure Schedule 3.16(h) sets forth the monetary amounts payable as of the date specified, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code or under the Company Employee Severance Compensation Plan) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(i) To Company’s Knowledge, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries for purposes of each Company Benefit Plan, ERISA, the Code, tax withholding, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

(j) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the applicable Company Equity Plan), (C) has a grant date identical to the date on which Company’s board of directors or compensation committee actually awarded it, and (D) qualifies for the tax and accounting treatment afforded to such award in Company’s tax returns and Company’s financial statements, respectively.

(k) Except as set forth on Company Disclosure Schedule 3.16(k) or as would not have a Material Adverse Effect on Company, since January 1, 2014, neither Company nor any of its Subsidiaries have made any payments to employees which are not deductible under Section 162(m) of the Code.

(l) Except as set forth on Company Disclosure Schedule 3.16(l), Company maintains no split dollar life insurance for the benefit of any executive. Company Disclosure Schedule 3.16(l) contains a copy of each split dollar life insurance policy and the relevant releases for each person previously a beneficiary or owner of all or a portion of such policies.

Section 3.17 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor, to Company’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) To Company’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any predecessor, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(b) To Company’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Company or any of its Subsidiaries had, during such ownership or operation, any Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation, or monitoring under Environmental Law.

(c) To Company’s Knowledge, Company and each of its Subsidiaries is in compliance, in all material respects, with applicable Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(e) To Company’s Knowledge, neither Company nor any of its Subsidiaries nor any predecessor has any liability under Environmental Law arising from the Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Company or any of its Subsidiaries or any predecessor, or any Company Loan Property.

(f) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(g) No Lien or encumbrance has been imposed on property owned by Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to Environmental Law and to Company’s Knowledge, there is no action, proceeding, writ, injunction, or claim pending or threatened which could result in the imposition of any such Lien or encumbrance.

(h) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree, or injunction relating to a violation of or allegation of liability under any Environmental Law.

(i) To Company’s Knowledge, except as set forth on Company Disclosure Schedule 3.20(i), there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any predecessor, any currently or formerly owned or operated property, or any Company Loan Property, that would reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability, or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.

(j) To Company’s Knowledge, it does not possess or have the right to obtain any environmental report, study, sampling data, correspondence, filing and other information relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property.

(k) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries relating to any property now or formerly owned or operated by Company or any of its Subsidiaries or any predecessor or any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Substance.

(l) Except as set forth on Company Disclosure Schedule 3.18(l), to Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to Company’s Knowledge, no underground storage tank has been closed or removed from any Company Loan Property except in compliance with Environmental Law.

Section 3.19 Tax Matters.

(a) Except as set forth on Company Disclosure Schedule 3.19(a), Company and each of its Subsidiaries has timely filed all income, franchise, and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Laws. All Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, other than any Taxes that have been reserved or accrued on the balance sheet of Company or which Company is contesting in good faith. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, and neither Company nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended. No written claim has ever been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Company) upon any of the assets of Company or any of its Subsidiaries.

(b) Except as set forth on Company Disclosure Schedule 3.19(b), Company and each Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to Company’s Knowledge, are pending with respect to Company or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including in jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any Subsidiary.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company for taxable periods ended December 31, 2017 and 2016. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended December 31, 2017 and 2016. Company and each Subsidiary have timely and properly taken such actions in response to and in compliance with notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and its Subsidiaries). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company or any Subsidiary) under IRS Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Company and each Subsidiary (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements of Company as of December 31, 2017 (rather than in any notes to such financial statements), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of Company in filing its Tax Returns. Since December 31, 2017 neither Company nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(g) Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither Company nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2).

(j) Company has not taken or agreed to take any action and has no Knowledge of any fact, agreement, plan, or other circumstance that is reasonably likely to prevent or impede the Merger and Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

Section 3.20 Investment Securities; Borrowings; Deposits.

(a) Company Disclosure Schedule 3.20(a) sets forth, as of August 31, 2018, the investment securities, mortgage backed securities and any other securities owned by Company or any of its Subsidiaries, as well as their descriptions, CUSIP numbers, book values, market values and coupon rates. Other than Company’s ownership of capital stock of Company Bank, neither Company nor any of its Affiliates owns in excess of 5% of any class of voting securities or the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker, or any other financial institution. Except for investments in FHLB stock, FRB stock and pledges to secure FHLB or FRB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.

(b) Company Disclosure Schedule 3.20(b) sets forth, as of August 31, 2018, a true and complete list of the borrowed funds (excluding deposit accounts) of Company and its Subsidiaries.

(c) Except as set forth on Company Disclosure Schedule 3.20(c), none of the deposits of Company or any of its Subsidiaries is a “brokered” or “listing service” deposit.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time by Company or any of its Subsidiaries, as applicable, to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no breaches, violations, or defaults or allegations or assertions of default by any party to the Derivative Transactions.

(b) Except as set forth on Company Disclosure Schedule 3.21, no Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each Derivative Transaction is listed on Company Disclosure Schedule 3.21, and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

Section 3.22 Regulatory Capitalization. Company Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth on Company Disclosure Schedule 3.23, as of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of August 31, 2018, more than sixty (60) days delinquent in payment of principal or interest or in default of any other material provision. Company Disclosure Schedule 3.23 identifies (x) each Loan that, as of August 31, 2018, was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company or Company Bank, together with the principal amount of and accrued and unpaid interest on each Loan and the identity of the borrower, and (y) each asset of Company that as of August 31, 2018 was classified as other real estate owned (“OREO”) and its book value as of the date of this Agreement. Set forth on Company Disclosure Schedule 3.23 is a true and correct copy of Company’s Loan Exception Report as of August 31, 2018.

(b) Each Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid, and binding obligation of the obligor named in such documents, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding Company Loans were solicited, originated, and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination or purchase of the Company Loans, and the loan documents with respect to each Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the FRB, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim, or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth on Company Disclosure Schedule 3.23, none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third-party servicing.

(d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person that obligates Company to repurchase from that Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by Company or its Subsidiaries.

Section 3.24 Reserves.

(a) Company’s allowance for loan losses as reflected in Company’s unaudited balance sheet as of June 30, 2018 was, and the allowance shown on the balance sheets in Company financial statements for periods ending after such date, in the reasonable judgment of management, was as of their dates, in compliance with Company’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

(b) As of June 30, 2018, the reserve for Taxes as calculated under and required under FIN 48 in the Company Financial Statements was adequate for all contingencies and includes all reasonably possible contingencies.

(c) As of June 30, 2018, any impairment on loans, investments, derivatives and any other financial instrument in the Company Financial Statements was correctly accounted for under GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Company and Company Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26 Investment Management and Related Activities. Except as set forth on Company Disclosure Schedule 3.26, none of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ employees is required to be registered, licensed, or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date of this Agreement, the value of such collateral equals or exceeds the amount of the debt it secures.

Section 3.28 CRA, Anti-Money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Company’s Knowledge, none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Company Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 3.29 Transactions with Affiliates. Except as set forth on Company Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater stockholder, or other Affiliate of Company or any of its Subsidiaries, or to Company’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth on Company Disclosure Schedule 3.29, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers, or other Affiliates other than deposit accounts of those individuals at Company Bank. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (12 C.F.R. Part 223).

Section 3.30 Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.30 sets forth a true, correct, and complete list of all personal property owned by Company and each of its Subsidiaries. Except as set forth on Company Disclosure Schedule 3.30, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good, valid, and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property, and other assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements, and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy, or operation of any material asset.

(b) Company Disclosure Schedule 3.30 sets forth a true, correct, and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding, and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.30, there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.31 Intellectual Property. Company Disclosure Schedule 3.31 sets forth a true, complete, and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty, or other payment obligations (except for royalties or payments with respect to off-the- shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted. The Company Intellectual Property owned by Company, and to Company’s Knowledge, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired, or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To Company’s Knowledge, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate, or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.32 Insurance.

(a) Company Disclosure Schedule 3.32 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims involving more than $25,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default of them and all claims under the Insurance Policies have been filed in a timely fashion.

(b) Company Disclosure Schedule 3.32 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of August 31, 2018. The value of such BOLI is and has been fairly and accurately reflected in Company’s balance sheet in accordance with GAAP.

Section 3.33 Anti-Takeover Provisions. Except as set forth in Company Disclosure Schedule 3.33, no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated by this Agreement.

Section 3.34 Fairness Opinion. The board of directors of Company has received the written opinion of KBW to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Section 3.35 Joint Proxy Statement-Prospectus. As of the date of the Joint Proxy Statement-Prospectus and the date of the Company Meeting to which such Joint Proxy Statement-Prospectus relates, none of the information to be supplied by Company for inclusion or incorporation by reference in the Joint Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the Joint Proxy Statement-Prospectus, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.36 Transaction Costs. Company Disclosure Schedule 3.36 sets forth the attorneys’ fees, investment banking fees, accounting fees and other costs or fees that Company and its Subsidiaries have accrued through August 31, 2018, and to Company’s Knowledge as of the most reasonable practicable date, a good faith estimate of the attorneys’ fees, investment banking fees, and accounting fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement. All accounting and attorney fees will be billed at no more than current standard hourly rates.

Section 3.37 Information Security. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, to Company’s Knowledge, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.

Section 3.38 Indemnification. Except as provided in the Company’s Articles of Incorporation and Bylaws, or the Material Contracts, neither Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Company (a “Covered Person”), and, to the Knowledge of Company, there are no claims for which any Covered Person would be entitled to indemnification under the Company’s Articles of Incorporation and Bylaws, applicable law or any indemnification agreement.

Section 3.39 Questionable Payments. To Company’s Knowledge, neither Company, Company Bank nor any of their Subsidiaries or affiliates has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

Section 3.40 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) On or prior to the date of this Agreement, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that the item disclosed is, or would reasonably be expected to have, a Material Adverse Effect with respect to Buyer.

(b) Except as set forth on the Buyer Disclosure Schedule, Buyer and Buyer Bank represent and warrant, jointly and severally, to Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as to an earlier date (including, without limitation, representations made as of “the date of this Agreement”), which only need be correct as of the specified earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance, or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances, or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, disregarding for the purposes of this Section 4.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.10 and 4.12, which shall be deemed untrue, incorrect, and breached if they are not true and correct in all material respects.

Section 4.02 Organization, Standing and Authority. Buyer is a Massachusetts corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification under the BHC Act and the regulations of the FRB. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Buyer Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by Law, and all premiums and FDIC assessments required to be paid have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03 Capital Stock. As of June 30, 2018, the authorized capital stock of Buyer consisted solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 75,000,000 shares of Buyer Common Stock, of which (i) 27,581,171 shares are outstanding as of the date of this Agreement (including 48,647 shares in the form of unvested performance based restricted stock awards without dividend or voting rights), (ii) no shares are held by Buyer Subsidiaries and (iii) 59,500 shares are reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights, and are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Buyer’s voting rights, charges, or other encumbrances of any nature whatsoever. There are no options, warrants, or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments, or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange, or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power; Minute Books. Buyer and its Subsidiaries have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer and Buyer Bank have the corporate power and authority to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Buyer’s shareholders of this Agreement and Buyer of the Plan of Bank Merger. Buyer has made available to Company complete and correct copies of the minutes of all meetings of the board of directors held since January 1, 2017, with any discussions of regulatory examination ratings and acquisition opportunities redacted. The minute books of Buyer and Buyer Bank contain true, complete, and accurate records of all corporate actions taken by shareholders of Buyer and the board of directors of Buyer (including committees of Buyer’s board of directors) and Buyer Bank.

Section 4.05 Corporate Authority. Subject only to the approval of the Merger and this Agreement by the holders of at least two-thirds of the shares of Buyer Common Stock entitled to vote thereon (the “Requisite Buyer Shareholder Approval”) and the approval of the Bank Merger and the Plan of Bank Merger by Buyer, the sole shareholder of Buyer Bank, this Agreement and the transactions contemplated by this Agreement have been authorized by all necessary corporate action of Buyer and Buyer Bank and Buyer’s and Buyer Bank’s board of directors on or prior to the date of this Agreement. Buyer’s board of directors has directed that this Agreement be submitted to the Buyer’s shareholders for approval and, except for the receipt of Requisite Buyer Shareholder Approval in accordance with the MBCA, Buyer’s Articles of Organization and Bylaws, no other vote of the shareholders of Buyer is required by Law, the Articles of Organization of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions it contemplates. Buyer and Buyer Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports; Internal Controls.

(a) Except as set forth on Buyer Disclosure Schedule 4.06(a), Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2014 (the “Buyer Reports”) and has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Except as set forth on Buyer Disclosure Schedule 4.06(b), Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2014 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to Buyer’s Knowledge, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2014. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any Governmental Authority of, Buyer or any of its Subsidiaries. Buyer Disclosure Schedule 4.06(b) lists all examinations of Buyer Bank conducted by the Massachusetts Commissioner of Banks and the FDIC, and all examinations of Buyer conducted by the FRB, since January 1, 2014 and the dates of any responses thereto submitted by Buyer Bank and Buyer, respectively. Notwithstanding the foregoing, nothing in this Section 4.06(b) or this Agreement shall require Buyer to provide Company with any confidential regulatory supervisory information of Buyer Bank or Buyer.

(c) Based on its most recent evaluation prior to the date of this Agreement, Buyer has not had to disclose to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d) The records, systems, controls, data, and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Buyer has designed, implemented, and has maintained and currently maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Buyer and its Subsidiaries is made known to the management of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer Reports.

(f) Since December 31, 2014, (x) neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant, or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties, or similar violation by Buyer or any of its officers, directors, employees, or agents to the board of directors of Buyer or any committee of the board of directors or to any director or officer of Buyer.

Section 4.07 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Buyer (including any related notes and schedules) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes to them), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Buyer and its Subsidiaries as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2017 in amounts consistent with past practice (including such liabilities contained in the Buyer Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Buyer.

(c) Ernst and Young LLP, which has expressed its opinion with respect to the financial statements of Buyer and its Subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements “independent” with respect to Buyer within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or Affiliates in connection with the execution, delivery, or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the Massachusetts Housing Partnership Fund, the Massachusetts Commissioner of Banks; (ii) Requisite Buyer Shareholder Approval; (iii) the approval of the Bank Merger and Plan of Bank Merger by Buyer, as sole shareholder of Buyer Bank, (iv) the filing and effectiveness of the Registration Statement with the SEC; (v) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger and (vi) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and the Maryland Department of Assessments and Taxation. To Buyer’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Buyer that could reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) not being received in order to permit consummation of the Merger and Bank Merger on a timely basis or will include a Burdensome Condition as defined in Section 5.06(a).

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Buyer and Buyer Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the articles of organization or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer.

Section 4.09 Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised in writing or orally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any Buyer Regulatory Agreement. To Buyer’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events. Except as reflected in Buyer’s audited balance sheet as of December 31, 2017 or in the Buyer Reports filed prior to the date of this Agreement, since December 31, 2017, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to Buyer’s Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11 Compliance With Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2014 has been in compliance with all applicable federal, state, local statutes, Laws, regulations, ordinances, rules, judgments, orders, or decrees or applicable to Buyer, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act.

(b) Buyer and each of its Subsidiaries has all material permits, licenses, authorizations, orders, and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Except as set forth on Buyer Disclosure Schedule 4.11, neither Buyer nor any of its Subsidiaries has received, since December 31, 2014, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.12 Joint Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Joint Proxy Statement-Prospectus and the date of the Buyer Meeting to which such Joint Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Joint Proxy Statement-Prospectus and the Registration Statement will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the Joint Proxy Statement-Prospectus, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.13 Legal Proceedings.

(a) Except as set forth on Buyer Disclosure Schedule 4.13, neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer, or challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, or decree imposed upon Buyer, any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any action.

Section 4.14 Brokers. Except for the fees paid to Sandler O’Neill & Partners, L.P. for the opinion referenced in Section 4.24 hereof, none of Buyer, Buyer Bank, or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.15 Employee Benefit Plans.

(a) All benefit and compensation plans (i) covering current or former employees of Buyer or any of its Subsidiaries (the “Buyer Employees”), (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), are identified on Buyer Disclosure Schedule 4.15(a). True and complete copies of all Buyer Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments to them, IRS Forms 5500 (for the three most recently completed plan years), current summary plan descriptions, and the most recent IRS determination or opinion letters with respect to them, have been made available to Company, in each case, to the extent applicable.

(b) All Buyer Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Buyer Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and no circumstance exists could result in revocation of any such favorable determination letter or the loss of the qualification of the Buyer Pension Plan under Section 401(a) of the Code. There is no pending or, to

Buyer’s Knowledge, threatened litigation relating to the Buyer Benefit Plans. Neither Buyer nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Buyer Benefit Plan or Buyer Pension Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, could subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Except as described in Buyer Disclosure Schedule 4.15(c), no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Buyer, any of its Subsidiaries or any ERISA Affiliate. Except as set forth on Buyer Disclosure Schedule 4.15(c), neither Buyer nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Buyer nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Pension Plan or by any ERISA Affiliate within the 36 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All material contributions required to be made with respect to all Buyer Benefit Plans have been timely made or have been reflected on the financial statements of Buyer. No Buyer Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Buyer or any ERISA Affiliate has an outstanding funding waiver. No Buyer Benefit Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

Section 4.16 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor, to Buyer’s Knowledge, any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.17 Tax Matters.

(a) Except as set forth on Buyer Disclosure Schedule 4.17(a), Buyer and each of its Subsidiaries has timely filed all income, franchise, and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Laws. All Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than any Taxes that have been reserved or accrued on the balance sheet of Buyer or which Buyer is contesting in good faith. Except as set forth on Buyer Disclosure Schedule 4.17(a), neither Buyer nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended. No written claim has ever been made by an authority in a jurisdiction where Buyer or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes

(other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Buyer) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) Except as set forth on Buyer Disclosure Schedule 4.17(c), no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to Buyer’s Knowledge are pending with respect to Buyer or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer or its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer or any of its Subsidiaries.

(d) The unpaid Taxes of Buyer and each Subsidiary (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements of Buyer as of December 31, 2017 (rather than in any notes to such financial statements), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of Buyer in filing its Tax Returns. Since December 31, 2017 neither Buyer nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(e) Buyer and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set forth on Buyer Disclosure Schedule 4.17(e), neither Buyer nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Buyer Bank and its Subsidiaries). Except as set forth on Buyer Disclosure Schedule 4.17(e), neither Buyer nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), or (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Buyer or any Subsidiary) under IRS Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) Neither Buyer nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(g) Neither Buyer nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2).

(h) Buyer has not taken or agreed to take any action and has no Knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger and Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

Section 4.18 Loans: Nonperforming and Classified Assets.

(a) Except as set forth on Buyer Disclosure Schedule 4.18, as of the date of this Agreement, neither Buyer nor any of its Subsidiaries is a party to (i) any Loans under the terms of which the obligor was, as of August 31, 2018, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater shareholder of Buyer or any of its Subsidiaries, or to Buyer’s Knowledge, any person, corporation or enterprise controlling, controlled by, or under common control with any of the foregoing. Buyer Disclosure Schedule 4.18 identifies (x) each Loan that as of August 31, 2018 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Buyer, Buyer Bank, or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower, and (y) each asset of Buyer that as of August 31, 2018 was classified as OREO and its book value as of the date of this Agreement.

(b) Each Loan held in Buyer Bank’s loan portfolio (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Buyer’s Knowledge, is a legal, valid, and binding obligation of the obligor named, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.19 CRA, Anti-Money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Buyer’s Knowledge, none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Buyer Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 4.20 Regulatory Capitalization. Buyer Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.21 Environmental Matters. To Buyer’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Buyer or any of its Subsidiaries or any predecessor, or any property in which Buyer or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Buyer Loan Property”), has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(a) To Buyer’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Buyer or any of its Subsidiaries had, during Buyer’s ownership or operation, any Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation, or monitoring under Environmental Law.

(b) To Buyer’s Knowledge, Buyer and each of its Subsidiaries is in compliance, in all material respects, with applicable Environmental Law.

(c) To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Buyer Loan Property which has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(d) To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries nor any predecessor has any liability under Environmental Law arising from the Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Buyer or any of its Subsidiaries or any predecessor, or any Buyer Loan Property.

(e) Neither Buyer nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

Section 4.22 Intellectual Property. Buyer or its Subsidiaries owns or has a valid license to use all Buyer Intellectual Property, free and clear of all Liens, royalty, or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Buyer Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Buyer as currently conducted. The Buyer Intellectual Property owned by Buyer, and to Buyer’s Knowledge, all other Buyer Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired, or abandoned, and neither Buyer nor any of its Subsidiaries has received notice challenging the validity or enforceability of Buyer Intellectual Property. To Buyer’s Knowledge, the conduct of the business of Buyer or any of its Subsidiaries does not violate, misappropriate, or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Buyer or any of its Subsidiaries to own or use any of Buyer Intellectual Property.

Section 4.23 Administration of Trust and Fiduciary Accounts. Buyer has administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal Law and regulation and common law in all material respects, and Buyer has not received any written customer demands, complaints, or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

Section 4.24 Information Security. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer, to Buyer’s Knowledge, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Buyer and its Subsidiaries.

Section 4.25 Fairness Opinion. The board of directors of Buyer has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to Buyer from a financial point of view.

Section 4.26 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable Laws. Company will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing (which may include electronic mail) by Buyer, neither Company nor any of its Subsidiaries shall:

(a) Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date of this Agreement and listed on the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) other than as set forth on Company Disclosure Schedule 5.01(a), accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. Make, declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (i) dividends by Subsidiaries of Company to the Subsidiary’s parent or another Subsidiary of Company, and (ii) regular quarterly cash dividends on Company Common Stock in the amount of no more than $0.20 per share of Company Common Stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance, retention, change-in-control or similar agreements or arrangements with any director, officer, or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive, commission or bonus payments, or grant any equity compensation except (i) for normal increases in the ordinary course of business and in base compensation to employees, including officers, in the ordinary course of business consistent with past practice and pursuant to written policies currently in effect, provided that such increases shall not result in an annual adjustment in total annual cash compensation of more than 3% for any individual or 3% in the aggregate for all employees of Company, except for bonuses allowable under clause (iv) below, (ii) as may be required by Law, or (iii) to satisfy written contractual obligations existing as of the date of this Agreement and disclosed on Company Disclosure Schedule 5.01(c), if any, and (iv) bonus, commission and incentive compensation payments in the ordinary course of business consistent with past practice and pursuant to written policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c). Notwithstanding anything to the contrary contained in this Section 5.01(c), neither Company nor any of its Subsidiaries shall provide compensation of any type to any “disqualified individual” to the extent such compensation would be expected to constitute an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at will employees at an annual rate of salary not to exceed $75,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(d) unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with Buyer, (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(e), or (iii) as may be required by this Agreement), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement (or similar arrangement), in respect of any current or former director, officer, or employee of Company or any of its Subsidiaries.

(f) Transactions with Officers and Directors. Except pursuant to agreements or arrangements in effect on the date of this Agreement and set forth on Company Disclosure Schedule 5.01(f), pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice.

(g) Dispositions. Except as set forth on Company Disclosure Schedule 5.01(g), in the ordinary course of business consistent with past practice, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice and expenditures reasonably necessary to maintain existing assets in good repair, each in amounts not exceeding $75,000 in the aggregate, unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(j) Governing Documents. Amend Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws, GAAP, or at the written direction of a Governmental Authority.

(l) Contracts. Enter into, materially amend, modify, terminate or waive any material provision of, any Material Contract, Lease, or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries or directors or Executive Officers is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $50,000 individually or $100,000 in the aggregate (provided that, in connection with such settlement or agreement, such aggregate amounts shall be exclusive of any amount of proceeds indirectly paid under any Insurance Policy but inclusive of any amount of proceeds paid by Company or any of its Subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of the Company or any of its Subsidiaries unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing.

(n) Banking Operations. Enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law imposed by any Governmental Authority or file any application or make any contract or commitment with respect to branching or site location or relocation.

(o) Derivative Transactions. Enter into any Derivative Transaction other than in the ordinary course of business consistent with past practice.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, FHLB borrowings, or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(q) Investment Securities. Other than in the ordinary course of business and consistent with past practice, acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment.

(r) Deposits. Make any changes to deposit pricing that are not in the ordinary course of business consistent with recent past practice unless Buyer, acting through its Chief Financial Officer or his designee(s) consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(s) Loans. Take any action with respect to loans other than as set forth on Company Disclosure Schedule 5.01(s).

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure.

(u) Taxes.

(i) Make or change any income Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(ii) Knowingly take any action that would prevent or impede the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(w) Environmental Assessments. Except for foreclosures in process as of the date of this Agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-13 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35) (“Phase I Assessment”), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Substances regulated under Environmental Laws.

(x) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable Laws or GAAP.

(y) Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Restructuring. Except as set forth on Company Disclosure Schedule 5.01(z), merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(aa) Facilities. Except as required by Law or otherwise expressly contemplated by this Agreement, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility, or automated banking facility.

(bb) Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless any loan workout is done in the ordinary course of business, consistent with Company Bank’s current policies and procedures and recent past practice, unless Buyer, acting through its President and Chief Commercial Banking Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(cc) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, Buyer will (i) carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws, and (ii) use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the service of its officer and key employees.

(b) Negative Covenants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:

(i) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (A) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective

Time, (D) any of the conditions to the Merger set forth in Article VI not being satisfied, or (E) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or regulation,

(ii) Articles of Organization and Bylaws. Amend the Buyer Articles of Organization or Buyer Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock or materially change the rights, terms or preferences of the Buyer Common Stock,

(iii) Tax Free Reorganization. Knowingly take any action that would prevent or impede the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code,

(iv) Dividends. Take any of the actions set forth on Buyer Disclosure Schedule 5.02(b)(iv) with respect to dividends or distributions by Buyer, or

(v) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Commercially Reasonable Effort. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VI of this Agreement, and shall cooperate fully to that end.

Section 5.04 Stockholder Approval.

(a) Company agrees to take, in accordance with applicable Law, the Articles of Incorporation of Company and the Bylaws of Company, all action necessary to convene a meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s stockholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.09, shall take all lawful action to solicit stockholder approval. Company agrees to use commercially reasonable efforts to convene the Company Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company stockholders at the Company Meeting. Company’s board of directors shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the stockholders of Company and shall not withhold, withdraw, amend, or modify their recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with their recommendation, except as and to the extent expressly permitted by Section 5.09 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, Company shall submit this Agreement to its stockholders for their consideration at the Company Meeting and nothing in this Agreement shall relieve Company of the obligation to do so. In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Stockholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities Laws or fiduciary duties of Company’s board of directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

(b) Buyer agrees to take, in accordance with applicable Law, the Articles of Organization of Buyer and the Bylaws of Buyer, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Buyer’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Buyer Meeting”) and shall take all lawful action to solicit shareholder approval. Buyer agrees to use commercially reasonable efforts to convene the Buyer Meeting on a date following the Company Meeting within sixty (60) days following the time when the Registration Statement becomes effective. Except with the prior approval of Company, no other matters shall be submitted for the approval of Buyer shareholders at the Buyer Meeting. Buyer’s board of directors shall at all times prior to and during the Buyer Meeting recommend approval of this Agreement by the shareholders of Buyer and shall not withhold, withdraw, amend, or modify their recommendation in any manner adverse to Company or take any other action or make any other public statement inconsistent with their recommendation. Buyer shall keep Company updated with respect to the proxy solicitation results in connection with the Buyer Meeting as reasonably requested by Company.

Section 5.05 Registration Statement; Joint Proxy Statement-Prospectus; Nasdaq Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Joint Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days after the date of this Agreement and to be declared effective by the SEC as promptly as reasonably practicable after its filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions it contemplates. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Joint Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, (i) Company, at its own expense, shall promptly mail or cause to be mailed the Joint Proxy Statement-Prospectus to its stockholders, and (ii) Buyer, at its own expense, shall promptly mail or cause to be mailed the Joint Proxy Statement-Prospectus to its shareholders.

(b) Buyer will promptly notify Company of when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Joint Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and their implementing rules and regulations. Buyer will notify Company promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement-Prospectus, or for any other filing or for additional information and will supply Company with copies of all correspondence between Buyer or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement-Prospectus, the Merger, or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Joint Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company stockholders and Buyer shareholders an amendment or supplement.

(d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Joint Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing them with the SEC, and will provide Company and its counsel with a copy of all SEC filings.

(e) Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger, subject to official notice of issuance prior to the Effective Time.

(f) Company acknowledges that Buyer is in or may be in the process of acquiring other bank holding companies, banks, financial institutions, and/or other entities and that in connection with other acquisitions, information concerning Company may be required to be included in the registration statements, if any, for the issuance of securities of Buyer or in Buyer Reports in connection with other acquisitions. Company agrees to provide Buyer with any information, certificates, documents or other materials about Company as are reasonably necessary to be included in such other SEC reports or registration statements, including the Registration Statement referenced in Section 5.05(a) and any other registration statements which may be filed by Buyer prior to the Effective Time. Company shall use its reasonable efforts to cause its attorneys and accountants to provide Buyer and any underwriters for Buyer with any consents, opinion letters, reports or information which are necessary to complete the registration statements and applications for any other acquisition or issuance of securities. Buyer shall reimburse Company for all expenses reasonably incurred by Company if another acquisition is terminated for any reason. Buyer shall not file with the SEC any registration statement or amendment or supplement containing information regarding Company unless Company shall have consented to the disclosure contained in the filing, which consent shall not be unreasonably delayed or withheld.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation (including the Joint Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and stockholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement-Prospectus and any application, petition, or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Provided that Company has cooperated as required by this Agreement, Buyer agrees to use commercially reasonable efforts to file the requisite applications with the FDIC and the Massachusetts Commissioner of Banks within sixty (60) days after the date of this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications or summaries of oral communications received by Company or any of its Subsidiaries of (i) any communication, written or oral, from any Person alleging that the consent of such Person (or another

Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications or summaries of oral communications received by Buyer or any of its Subsidiaries of (i) any communication, written or oral, from any Person alleging that the consent of that Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Buyer or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Buyer, its Subsidiaries or its representatives).

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions it contemplates and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, stockholders, and the community in general related to the transactions contemplated by this Agreement.

Section 5.08 Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants, and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties, and personnel as the other party may reasonably request. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information, where access or disclosure could reasonably be expected to (i) violate the rights of such entity’s customers, (ii) jeopardize the attorney-client privilege of the entity in possession or control of such information, (iii) result in the disclosure of any trade secrets of third parties; (iv) violate any obligation of Company or Buyer with respect to confidentiality (provided that the party who owes an obligation of confidentiality makes a reasonable effort to obtain a waiver of such obligation) including with respect to disclosure of regulatory examination ratings or other confidential supervisory information, or violate any fiduciary duty of Company or Buyer; (v) interfere with the prudent operation of such entity; or (vi) contravene any Law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b) No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant, or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated by this Agreement.

Section 5.09 No Solicitation by Company.

(a) Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to an Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company and its directors, executive officers and Subsidiaries shall not, and Company shall cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any Person that has made or, to Company’s Knowledge, is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company’s Knowledge, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09.

(b) Notwithstanding Section 5.09(a), if, prior to the time Requisite Company Stockholder Approval is obtained, Company receives a written and unsolicited Acquisition Proposal that the board of directors of Company determines in good faith (after consultation with its financial advisors and outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal, Company may take the following actions: (1) furnish nonpublic information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to Company than the confidentiality agreement by and between Company and Buyer dated as of August 1, 2018, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Superior Proposal or such Person’s representatives; and (2) engage or participate in any discussions or negotiations with such Person with respect to the Superior Proposal. Company promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries other than requests for information not reasonably likely to be related to an Acquisition Proposal. Company shall keep Buyer informed on a reasonably current basis (and in any event at least once every two (2) Business Days) of the status of any such Acquisition Proposal (including any material change to its terms).

(c) Except as set forth in Section 5.09(d), the board of directors of Company shall not (i) withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal. Except as set forth in Section 5.09(d), Company shall not, and its board of directors shall not allow Company to, and Company shall not allow any of Company’s Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (except for confidentiality agreements permitted under Section 5.09(b)) relating to any Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of Company may, prior to the time the Requisite Company Stockholder Approval is obtained, in response to a Superior Proposal which did not result from a breach of Section 5.09(a) or (b), (i) make a Change in Recommendation and/or (ii) terminate this Agreement pursuant to Section 7.01 (and concurrently with such termination cause Company to enter into a definitive agreement with respect to the Superior Proposal), in each case of clauses (i) or (ii), if the board of directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the board of directors may not take any such action in connection with an Acquisition Proposal unless (1) the board of directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.01(g), Company provides prior written notice to Buyer at least four (4) Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith should Buyer propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal and (4) such Superior Proposal continues to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal after taking into account any such amendments that Buyer shall have agreed to make prior to the end of the Notice Period.

(e) Nothing contained in this Section 5.09 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or, (ii) making any disclosure to Company’s stockholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless it is limited to a stop, look, and listen communication or Company’s board of directors reaffirms the recommendation referred to in Section 5.04 in such disclosure and does not recommend that Company stockholders tender their shares, or (ii) informing any Person of the existence of the provisions contained in this Section 5.09.

Section 5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless, each present and former director or officer of Company and its Subsidiaries (the “Indemnified Parties”) and any person who becomes an Indemnified Party between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation any matters arising in connection with or related to the negotiation, execution, and performance of this Agreement or any of the transactions it contemplates, to the full extent to which such Indemnified Parties would be entitled to have the right to be indemnified under the Articles of Incorporation and Bylaws of Company as in effect on the date of this Agreement as though such Articles of Incorporation and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent as would have been permitted by Company under the Company’s Articles of Incorporation, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification in accordance with the Company’s Articles of Incorporation. Buyer’s obligations under this Section 5.10(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party and, if so, only to the extent of such actual prejudice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense, except that if the Indemnifying Party elects not to assume defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements are received, the reasonable fees and expenses of counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party is prohibited by applicable Laws and regulations.

(c) Prior to the Closing, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions it contemplates); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy in the aggregate and on an annual basis a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to 200% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or its officers, directors and employees, and that the indemnification of this Section 5.10 is not a substitute for any claims under any policies.

(f) Any indemnification payments made pursuant to this Section 5.10 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).

Section 5.11 Employees; Benefit Plans.

(a) All Company Employees who remain employed by Company or any of its Subsidiaries as of the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices,

including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting, or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company Employees shall be coordinated by Company.

(b) Company Employees (other than those who are parties to an employment, change of control, or other type of agreement which provides for severance) as of the date of this Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer (absent termination for cause as determined by the employer) within one year after the Effective Time shall, subject to the execution by each Company Employee of a standard release in favor of Buyer and Buyer Bank (if Buyer, in its discretion, requests that a release be signed), (i) receive severance pay in a lump sum in the amounts determined under Company Disclosure Schedule 5.11(b), and (ii) be offered outplacement assistance.

(c) Following the Closing Date, Buyer may choose to maintain any or all of the other Company Benefit Plans in its sole discretion, subject to the next sentence of this Section 5.11(c). For any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in the Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). With respect to a comparable Buyer Benefit Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Buyer Benefit Plans, including any post-retirement welfare benefit plan of Buyer but excluding any severance, vacation and/or paid time off plans), service by a Company Employee shall be recognized to the same extent such service was recognized immediately prior to the Effective Time under a comparable Plan in which such Company Employee was a participant immediately before the Effective Time, or if there is no such comparable employee benefit plan, to the same extent such service was recognized under the Company 401(k) Plan immediately prior to the Effective Time to the extent applicable; provided, however, that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

(d) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental, or health plan of Buyer or Buyer Bank upon termination of a similar plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the employee on or after the Effective Time, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Buyer shall honor, and the Surviving Entity shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights of, current and former employees and directors of Company existing as of the Effective Time, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans, or policies of Company but only if such obligations, rights, agreements, plans or policies are set forth on the Company Disclosure Schedule. Buyer acknowledges that the consummation of the Merger will constitute a “change-in-control” of Company for purposes of any benefit plans, agreements, and arrangements of Company. Nothing in this Agreement shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time after the Effective Time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of the Company Benefit Plans.

(f) In the event that Buyer or Buyer Bank terminates or lays off a sufficient number of employees following the Effective Date to trigger a notice requirement under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Law (“WARN Act”) with respect to (i) Company Employees employed during the 90-day period preceding the Effective Time, and (ii) Company Employees employed by Buyer or Buyer Bank after the Effective Time, Buyer shall be solely responsible for compliance with, and any liabilities incurred pursuant to, the WARN Act. Company and Company Bank shall cooperate in providing information reasonably requested by Buyer that is necessary for Buyer to prepare and distribute notices that Buyer may desire to provide prior to the Effective Time under the WARN Act.

(g) The ESOP shall be terminated as of or as soon as practicable following the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration). Any outstanding ESOP indebtedness shall be repaid from unallocated ESOP assets and the balance of the unallocated shares and any other assets remaining unallocated shall be allocated to ESOP participants (subject to the receipt of a favorable determination letter from the IRS as provided for below), as provided for in the ESOP unless otherwise required by applicable law. Prior to the Effective Time, Company, and following the Effective Time, Buyer shall use their commercially reasonable efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Company and following the Effective Time, Buyer, will adopt such amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither Company nor, following the Effective Time, Buyer shall make any distribution from the ESOP to any Company Employees who continue employment with Buyer, except as may be required by applicable law or the terms of the ESOP, until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section 5.11(g) and the terms of the ESOP, the terms of the ESOP shall control; however, in the event of any such conflict, Company before the Merger, and Buyer after the Merger, shall use their commercially reasonable efforts to cause the ESOP to be amended to conform to the requirements of this Section 5.11(g).

(h) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director, or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, or consultant.

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement. Prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate. No supplement or amendment to the Buyer Disclosure Schedule or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a), or compliance by Buyer or Company with the respective covenants and agreements.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular and frequent basis

(not less than weekly) with representatives of Buyer and to report the general status of Company’s financial affairs and the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, (A) Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority (if permitted by Law) within one (1) Business Day following its filing, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty (20) days after the end of each month, prepared in accordance with Company’s current financial reporting practices, and (B) Company shall provide Buyer, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit, or any increase in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.01(s)), and provide Buyer with a copy of, and the opportunity to discuss upon request, the relevant documentation for any loan, extension of credit, lease, or renewal.

Section 5.14 Board Packages. Company shall distribute by overnight mail or by electronic mail a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer at the same time in which it distributes a copy to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to provide to Buyer copies of any documents that disclose (i) confidential discussions of this Agreement or the transactions it contemplates or any third-party proposal to acquire control of Company, (ii) any matter that Company’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any Law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of Company’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to Company’s or Company Bank’s board of directors or the Loan Committee of Company’s or Company Bank’s board of directors with respect to loan- or credit-related information, including, but not limited to, loan pricing or credit decisions.

Section 5.15 Transition; Informational Systems Conversion. From and after the date of this Agreement, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Information Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to: (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time; provided, however, that Company will not be required to take any actions or provide any information pursuant to this Section 5.15 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses, or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Information Systems Conversion.

Section 5.16 Access to Customers and Suppliers.

(a) Access to Customers. Company and Buyer will work together to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the Effective Time. Company and Buyer agree that it may be advisable from and after the date of this Agreement for representatives of Company Bank and/or of Buyer Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Meetings with Company Bank customers will only occur with the express, prior permission of Company Bank, will be arranged solely by Company Bank representatives, and will be jointly attended by representatives of both Company Bank and Buyer Bank. Company, however, will not be required to take any actions or provide any information pursuant to this Section 5.16 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Nothing in this Section 5.16 shall be deemed to prohibit representatives of Company Bank and Buyer Bank to meet with and communicate with their respective customers that may also be customers of the other party.

(b) Access to Suppliers. From and after the date of this Agreement, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s suppliers.

Section 5.17 Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any Company Loan Property for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold, and radon) ; (ii) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”); and/or (iii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances. Buyer and its environmental consulting firm shall conduct all environmental assessments pursuant to this Section 5.17 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Company’s operation of its business, and Buyer shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted. Buyer shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II Assessment and any restoration and clean up shall be borne solely by Buyer.

(b) To the extent requested by Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 5.18 Stockholder Litigation and Claims. In the event that any stockholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall consult with Buyer regarding the defense or settlement of the litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Company shall (i) promptly notify Buyer of any stockholder litigation brought, or threatened, against Company and/or members of the board of directors of Company, (ii) keep Buyer reasonably informed with respect to the litigation’s status, provided, however, that no information need to be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Buyer the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation. Company shall consult with Buyer regarding the selection of counsel to represent Company in any such stockholder litigation.

Section 5.19 Director Resignations. Company shall use commercially reasonable efforts to deliver to Buyer resignations of all directors of Company, Company Bank, and any of their Subsidiaries to be effective as of the Effective Time.

Section 5.20 Third Party Consents. Company shall use all commercially reasonable efforts to obtain the Company Third Party Consents prior to Closing.

Section 5.21 Coordination.

(a) Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank, including, without limitation, the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities. Company shall give due consideration to Buyer’s input, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank during normal business hours to facilitate consolidation of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request after the Determination Date (and prior to the Effective Time) and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or divestitures of the type described in this Section 5.21(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such modifications, changes, or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.21 shall constitute or be deemed to be a breach, violation, of or failure to satisfy any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e) Subject to Section 5.21(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under ASC 805, and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC, and applicable banking Laws.

Section 5.22 Merger. Buyer and Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate Plan of Bank Merger, to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time.

Section 5.23 Charitable Foundation. Company agrees that the members of the board of directors of the Company Charitable Foundation currently consist of those individuals set forth on Company Disclosure Schedule 5.23 and Company shall use best efforts to cause such individuals to remain on the board until the Effective Time. Company agrees that, as of the Effective Time it will use its best efforts to take all necessary action such that, (i) the current directors of the Company Charitable Foundation set forth on Company Disclosure Schedule 5.23 shall resign, (ii) the individuals who then serve as directors on the Buyer Charitable Foundation shall then be appointed to also serve as directors on the Company Charitable Foundation, (iii) Scott Smith and David J. Houston, Jr. shall also then be appointed to serve as directors of the Company Charitable Foundation, and (iv) the name of the Company Charitable Foundation will be changed to “Rockland Trust – Blue Hills Charitable Foundation”.

Section 5.24 Certain Transactional Expenses. Company has provided on Company Disclosure Schedule 5.24 a good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Upon the reasonable request of Buyer, not more frequently than monthly, Company shall promptly provide an updated budget of Company Expenses to Buyer.

Section 5.25 Stock Exchange De-listing. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.26 Coordination of Dividends. After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

Section 5.27 Section 16(a). Prior to the Effective Time, Buyer shall, as applicable, take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section  5.27.

Section 5.28 Representation on Buyer Board and Buyer Bank Board. Prior to the Closing, the Board of Directors of Buyer and the Board of Directors of Buyer Bank each shall increase by three (3) the number of directors constituting the entire Boards of Directors of Buyer and Buyer Bank, respectively, effective as of and contingent upon the occurrence of the Effective Time, and shall duly elect, from among those serving on Company’s Board of Directors as of the date of this Agreement, three (3) individuals (the “Director Designees”) to become directors of Buyer and Buyer Bank, effective as of and contingent upon the occurrence of the Effective Time. At least ten (10) days prior to Closing, Buyer shall select the Director Designees in its sole and absolute discretion from among those serving on the Company’s Board of Directors as of the date of this Agreement. Each Director Designee shall be subject to Buyer’s customary background screening and evaluation procedures for potential directors and each must meet all criteria set forth in Buyer’s governance principles with respect to qualifications for directors.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. Except for the conditions set forth in Section 6.01(e) which may not be waived in any circumstance, the respective obligations of Buyer and

Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties prior to the Closing Date of each of the following conditions:

(a) Stockholder Approvals. This Agreement and the transactions it contemplates shall have received the (i) Requisite Company Stockholder Approval at the Company Meeting, and (ii) the Requisite Buyer Shareholder Approval at the Buyer Meeting.

(b) Regulatory Approvals. All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. Buyer and Company shall have received opinions from Day Pitney LLP and Luse Gorman, P.C., respectively, each dated as of the Closing Date, both in substance and form reasonably satisfactory to Company and Buyer, respectively, to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, each of Day Pitney LLP and Luse Gorman, P.C. may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

(f) Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been listed on Nasdaq, subject to official notice of issuance.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 4.01(b). Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to that effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to that effect.

(c) Expansion of Board. Buyer shall have furnished Company evidence of the fulfillment of Buyer’s obligations under Section 5.28 of this Agreement.

(d) Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock. Notwithstanding the standard set forth in Section 3.01, the number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 26,899,594, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more Options listed on the Company Disclosure Schedule, provided such options are exercised in accordance with the terms existing as of the date of this Agreement and disclosed on the Company Disclosure Schedule.

(b) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 3.01(b). Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to that effect.

(c) Performance of Obligations of Company. Company shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Executive Officer of Company to that effect.

(d) No Burdensome Condition. No Burdensome Condition shall exist with respect to Regulatory Approval required for consummation of the Merger and Bank Merger.

(e) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02, or 6.03, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Merger and the Bank Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by a majority vote of its entire board of directors.

(b) No Regulatory Approval. By either Buyer or Company, if its board of directors so determines by a majority vote of the members of its entire board of directors, in the event the approval of any Governmental Authority required for consummation of the Merger or Bank Merger shall have been denied by final, nonappealable action by such Governmental Authority or an application seeking approval of the Merger or Bank Merger shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Stockholder Approval. (i) By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Sections 5.04(a) and 5.09), if the Requisite Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting; or (ii) by either Buyer or Company (provided in the case of Buyer that it shall not be in material breach of any of its obligations under Section 5.04(b)), if the Requisite Buyer Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Buyer Meeting.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party (subject to the standard set forth in Sections 3.01 and 4.01, respectively) which is not cured prior to thirty (30) days following written notice to the party committing the breach from the other party, or if the breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party which shall not have been cured prior to thirty (30) days following written notice to the party committing the breach from the other party, or if the breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before July 31, 2019, unless the failure of the Closing to occur by that date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Superior Proposal. By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Stockholder Approval, Company receives an Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) Company shall have complied with Section 5.09 of this Agreement, including the conclusion by the board of directors of Company in good faith that the Acquisition Proposal is a Superior Proposal;

(ii) the board of directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to the Superior Proposal; and

(iii) Company concurrently pays the Termination Fee payable pursuant to Section 7.02.

(h) Failure to Recommend; Third-Party Acquisition Transaction; Etc. At any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under Section 5.09, (ii) the board of directors of Company shall have failed to make its recommendation referred to in Section 5.04 or made a Change in Recommendation, whether or not permitted by Section 5.09, (iii) the board of directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.09, (iv) a tender or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced and the board of directors of Company shall have failed to publicly recommend against such tender or exchange offer within five (5) Business Days of being requested to do so by Buyer, or (v) Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene, and hold the Company Meeting in accordance with Section 5.04.

(i) Price of the Buyer Common Stock. By Company, if the board of directors of Company so determines by a majority vote of its members, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Determination Price shall be less than 85% of the Buyer Starting Price; and

(ii) (A) the number obtained by dividing the Average Determination Price by the Buyer Starting Price (such number, the “Buyer Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.15 from such quotient (such number, the “Index Ratio”).

If Company elects to exercise its termination right pursuant to this Section 7.01(i), it shall give written notice to Buyer not later than the end of the third Business Day next following the Determination Date. During the five (5) Business Day period commencing with its receipt of such notice, Buyer may, at its option, increase the Exchange Ratio to a number equal to the lesser of (x) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Ratio, or (y) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of the Exchange Ratio (as then in effect), the Buyer Starting Price and 0.85, and the denominator of which is the Average Determination Price. If Buyer makes an election contemplated by the preceding sentence within such five (5) Business Day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio and no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall be modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(i).

If the outstanding shares of Buyer Common Stock or any company belonging to the Index shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted.

For purposes of this Section 7.01(i), the following terms shall have the meanings set forth below:

“Buyer Starting Price” shall mean the VWAP of the Buyer Common Stock for the ten trading day period ending on the day immediately preceding the date of this Agreement, rounded to the nearest one-tenth of a cent.

“Average Determination Price” of the Buyer Common Stock shall mean the VWAP of the Buyer Common Stock for the ten (10) trading day period ending on the trading date immediately preceding the Determination Date, rounded to the nearest one-tenth of a cent.

“Determination Date” means the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

“Final Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the Average Determination Price.

“Index” means the Nasdaq Bank Stock Index or, if such Index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Stock Index.

“Initial Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the Buyer Starting Price.

Section 7.02 Termination Fee; Reimbursement.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $26.2 million (the “Termination Fee”)

(i) in the event Company terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee at or prior to the time of such termination, and

(ii) in the event Buyer terminates this Agreement pursuant to Section 7.01(h), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days of termination).

(b) In the event that (A) (i) an Acquisition Proposal, whether or not conditional, shall have been publicly announced after the date of this Agreement (or any Person shall have, after the date of this Agreement, publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (ii) the board of directors of Company has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation), prior to or on the date of Company Meeting (including any adjournment or postponement at which the vote on the Merger is held), (B) this Agreement is thereafter terminated by either Buyer or Company pursuant to Section 7.01(c)(i) or Section 7.01(f) or by Buyer pursuant to Section 7.01(d) or Section 7.01(e), and (C) within twelve (12) months following the date of such termination, Company enters into a definitive agreement with respect to any Acquisition Transaction, the board of directors of Company recommends any Acquisition Transaction or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then Company shall pay Buyer the Termination Fee, less the Buyer Reimbursement Amount (as defined in this Agreement) (but only to the extent that Company has actually paid to Buyer the Buyer Reimbursement Amount), which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of Company entering into a definitive agreement for or consummating such Acquisition Transaction, provided, however, that for purposes of this clause (C), all references in the definition of “Acquisition Transaction” to “20% or more” shall instead refer to “50% or more”.

(c) In the event that this Agreement is terminated by Buyer under Section 7.01(d), Section 7.01(e) or Section 7.01(f) and a circumstance referred to in clause (A)(i) or (A)(ii) of Section 7.02(b) shall have occurred prior to such termination but the Termination Fee has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.02(b) shall not have occurred, then Company shall pay at Buyer’s direction as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor up to $750,000 of Buyer’s and its Subsidiaries reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Buyer and its Subsidiaries prior to the termination of this Agreement in connection with the negotiation, execution, delivery, or performance of this Agreement by Buyer and Buyer Bank (the “Buyer Reimbursement Amount”).

(d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication), designated therein as the prime rate on the date such payment was due, plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with the suit.

(e) Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) nor any of their officers, directors or affiliates will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement. However, nothing in this Agreement shall in any way limit the right of Company to seek damages, specific performance, or any remedies at law or in equity, in the event of a breach of this Agreement by Buyer.

Section 7.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party other than as set forth in Section 7.02, provided, however, that except as set forth in Section 7.02(e), termination will not relieve a breaching party from liability for any willful and material breach of any covenant, agreement, representation, or warranty of this Agreement giving rise to such termination and provided that in no event will a party be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer after the date of this Agreement with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan, or intention with respect to any Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving Company: (a) any merger, consolidation, share exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges), transfer or other disposition of assets and/or liabilities that constitute 20% or more of the assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger (including Exhibits and Disclosure Schedules), as amended or modified in accordance with Section 9.02.

“Approval Date” has the meaning set forth in Section 1.04(b).

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“Average Determination Price” has the meaning set forth in Section 7.01(i).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BOLI” has the meaning set forth in Section 3.32(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 4.15(a).

“Buyer Charitable Foundation” means the Rockland Trust Charitable Foundation, Inc.

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Buyer and its Subsidiaries.

“Buyer Loan Property” has the meaning set forth in Section 4.21.

“Buyer Meeting” has the meaning set forth in Section 5.04(b).

“Buyer Pension Plans” has the meaning set forth in Section 4.15(b).

“Buyer Ratio” has the meaning set forth in Section 7.01(i)(ii).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09.

“Buyer Reimbursement Amount” has the meaning set forth in Section 7.02(c).

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Buyer Starting Price” has the meaning set forth in Section 7.01(i).

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Cash Payment” has the meaning set forth in Section 2.07(a).

“Certificate” means any certificate or book entry statement which immediately prior to the Effective Time represents shares of Company Common Stock.

“Change in Recommendation” has the meaning set forth in Section 5.04(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” or “CRA” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet Date” has the meaning set forth in Section 3.10.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Charitable Foundation” means the Blue Hills Bank Foundation.

“Company Common Stock” means the common stock, $.01 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Equity Plan” has the meaning set forth in Section 2.07(a).

“Company Expenses” has the meaning set forth in Section 5.24.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(b).

“Company Loan Property” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Pension Plan” has the meaning set forth in Section 3.16(b).

“Company Preferred Stock” means the preferred stock, no par value per share, of the Company.

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Reports” has the meaning set forth in Section 3.08.

“Company Third Party Consents” has the meaning set forth in Section 3.13(c).

“Covered Person” has the meaning set forth in Section 3.38.

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions, or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events, or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to them.

“Determination Date” has the meaning set forth in Section 7.01(i).

“DIF” has the meaning set forth in Section 3.02(b).

“Director Designees” has the meaning set forth in Section 5.28.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor law, and any implementing regulations, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(c).

“ESOP” means the Company’s Employee Stock Ownership Plan dated January 1, 2014, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.05 (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.05(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“Executive Officer” means each officer of (i) Buyer who files reports with the SEC pursuant to Section 16(a) of the Exchange Act, and (ii) those officers of Company set forth on Appendix A.

“Exercise Price” has the meaning set forth in Section 2.07(a).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“FHLB” means the Federal Home Loan Bank of Boston.

“Final Index Price” has the meaning set forth in Section 7.01(i).

“FRB” means the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, regulator, administrative agency, or commission or other governmental authority or instrumentality.

“Gramm-Leach-Bliley Act of 1999” means the Financial Services Modernization Act of 1999, as amended, which is commonly referred to as the “Gramm-Leach-Bliley Act.”

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins and airborne pathogens (naturally occurring or otherwise).

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index” has the meaning set forth in Section 7.01(i).

“Index Ratio” has the meaning set forth in Section 7.01(i)(ii).

“Initial Index Price” has the meaning set forth in Section 7.01(i).

“Information Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.32(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to them; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of them); (c) copyrights (including any registrations and applications for any of them); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part of them, together with any amendments and supplements, to be delivered to Company stockholders and Buyer shareholders in connection with the solicitation of their approval of this Agreement.

“KBW” has the meaning set forth in Section 3.15.

“Knowledge” of any Person (including references to a Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Company and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Buyer and the directors of Buyer. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter, or circumstance set forth in any written notice received by Company or Buyer, respectively, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule, or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.30(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that is material and adverse to the financial position, results of operations, or business of such Person and its Subsidiaries, taken as a whole, or which does or would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of: (i) changes in banking and similar Laws of general applicability or interpretations of banking and similar Laws of general applicability by Governmental Authorities; (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP and with Buyer’s prior written consent or at the direction of Buyer; (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer, including, but not limited to, changes in levels of interest rates generally; (v) the effects of compliance with this Agreement on the operating performance, business, or financial condition of Company or Buyer, including the expenses incurred by Company or Buyer in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement or at the direction of Buyer; (vii) the impact of the Agreement and the transactions it contemplates on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (viii) any fact, change, event, development, effect or circumstance resulting from the public disclosure of this Agreement or the transactions it contemplates; (ix) transaction expenses incurred by Company of a type and in an amount customary for transactions of this nature; (x) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; and (xi) natural disaster or other force majeure event.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“MBCA” has the meaning set forth in Section 1.01.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“MGCL” has the meaning set forth in Section 1.01.

“Nasdaq” has the meaning set forth in Section 3.07(a).

“National Labor Relations Act” means the National Labor Relations Act of 1935, as amended.

“New Certificates” has the meaning set forth in Section 2.05(a).

“Notice Period” has the meaning set forth in Section 5.09(d).

“Options” has the meaning set forth in Section 2.07(a).

“OREO” has the meaning set forth in Section 3.23(a).

“Patient Protection and Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, or other organization or firm of any kind or nature.

“Phase I Assessment” has the meaning set forth in Section 5.01(w).

“Phase II Assessment” has the meaning set forth in Section 5.17(a).

“Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank with and into Buyer Bank, with Buyer Bank the surviving entity.

“Registration Statement” has the meaning set forth in Section 3.35.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Release” means, with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Requisite Buyer Shareholder Approval” has the meaning set forth in Section 4.05.

“Requisite Company Stockholder Approval” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities, and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases, and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to them.

“Stock Consideration” has the meaning set forth in Section 2.01(c).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the party. For purposes of this Agreement any reference to a Company Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company. For the avoidance of doubt, Subsidiary shall not include the Company Charitable Foundation.

“Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s stockholders than the transactions contemplated by this Agreement, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Surviving Entity” shall have the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, custom duties, unemployment or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever imposed by a Taxing Authority, together with any interest, additions or penalties, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes required to be filed with a Taxing Authority, including any schedules or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean September 20, 2018.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Treasury” means the United States Department of Treasury.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and its implementing regulations.

“Voting Agreement” has the meaning set forth in the recitals.

“VWAP” means volume-weighted average trading price of a share of (i) Buyer Common Stock on Nasdaq (or if Buyer Common Stock is not then listed on Nasdaq, the principal securities market on which Buyer Common Stock is then listed or quoted), or (ii) the Index, in each case as reported by Bloomberg L.P.

“WARN Act” has the meaning set forth in Section 5.11(f).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements, and covenants contained in this Agreement (other than agreements or covenants that by their express terms are to be performed after the Effective Time) shall survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements, and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

Section 9.02 Waiver; Amendment. Prior to the Effective Time, except for the condition set forth in Section 6.01(e) and the introductory language of Section 6.01 relating to Section 6.01(e), which may not be waived in any circumstance, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by Law requires further approval by the stockholders of Buyer or Company without obtaining that approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted in accordance with, the Laws of the Commonwealth of Massachusetts, without regard for the conflicts of law principles thereof.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party irrevocably and unconditionally waives any right such party may have to a trial by jury in any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions it contemplates. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that any other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section  9.04 Expenses. Except as otherwise provided in Sections 5.05(f). 5.15 and 7.02, each party will bear all expenses incurred by it in connection with this Agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests, and other communications to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested), by properly addressed electronic mail delivery, or sent by reputable courier service to the party at its address set forth below or such other address as such party may specify by notice. All notices shall be deemed effective upon delivery.

If to Buyer:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

E-mail: edward.seksay@rocklandtrust.com

With a copy (which shall not constitute notice) to:

Day Pitney LLP

1 Jefferson Road

Parsippany, NJ 07054

Attention: Michael T. Rave, Esq.

E-mail: mrave@daypitney.com

If to Company:

Blue Hills Bancorp, Inc.

500 River Ridge Drive, Suite 300

Norwood, Massachusetts 02062

Facsimile: (617) 651-8577

Attention: William M. Parent President and CEO

Email: WParent@bluehillsbank.com

With a copy (which shall not constitute notice) to:

Luse Gorman P.C.

5335 Wisconsin Avenue, NW

Suite 780

Washington, D.C. 20015

Attention: Lawrence M.F. Spaccasi, Esq.

E-mail: lspaccasi@luselaw.com

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Exhibits, the Disclosure Schedules, and the confidentiality agreements between Company and Buyer, dated August 1, 2018, represents the entire understanding of the parties with reference to the transactions contemplated by this Agreement, and this Agreement supersedes any and all other oral or written agreements previously made, except that the confidentiality agreements between the parties shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company agree that their respective representations, warranties, and covenants are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Company Employees who might be affected by Section 5.11), other than the parties, any rights or remedies, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in the representations and warranties are subject to waiver by the parties in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intentions of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court in the Commonwealth of Massachusetts having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and that the party seeking an injunction shall not be required to post any bond. Each party to this Agreement (a) irrevocably and unconditionally consents to and submits itself to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (collectively, the “Massachusetts Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Massachusetts Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Massachusetts Courts. Each party to this Agreement waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Massachusetts Courts and waives any bond, surety or other security that might be required of any other party in any such Massachusetts Courts with respect to such action or proceeding. To the full extent permitted by applicable law, any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.05. Nothing in this Section 9.08, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER, BUYER BANK AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.09 Interpretation. When a reference is made in this Agreement to sections, exhibits, or schedules, the reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise expressly indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement and any signed agreement or instrument entered into in connection with this Agreement or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts by their duly authorized officers, all as of the day and year on page one.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name: Christopher Oddleifson
Title: President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson
Name: Christopher Oddleifson
Title: Chief Executive Officer

BLUE HILLS BANCORP, INC.

By:	/s/ William M. Parent
Name: William M. Parent
Title: President and Chief Executive Officer

BLUE HILLS BANK

By:	/s/ William M. Parent
Name: William M. Parent
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B – OPINION OF KEEFE, BRUYETTE & WOODS, INC.

September 19, 2018

The Board of Directors

Blue Hills Bancorp, Inc.

500 River Ride Drive

Norwood, MA 02062

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Blue Hills Bancorp, Inc. (“Blue Hills”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of Blue Hills with and into Independent Bank Corp. (“Independent”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Blue Hills, Blue Hills Bank, a wholly-owned subsidiary of Blue Hills, Independent and Rockland Trust Company, a wholly-owned subsidiary of Independent (“Rockland”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of Blue Hills, Independent or any holder of shares of common stock, par value $0.01 per share, of Blue Hills (“Blue Hills Common Stock”), each share of Blue Hills Common Stock issued and outstanding immediately prior to the Effective Time (excluding each share of Blue Hills Common Stock (i) held as treasury stock or (ii) owned directly by Independent (excluding shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted)) shall become and be converted into the right to receive: (i) $5.25 in cash (the “Cash Consideration”) and (ii) 0.2308 of a share of common stock, par value $0.01 per share, of Independent (“Independent Common Stock,” and such fraction of a share of Independent Common Stock, the “Stock Consideration”). The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that Independent and Blue Hills agree to take action to cause Blue Hills Bank to merge with and into Rockland immediately following the Effective Time, with Rockland as the surviving entity, pursuant to a separate plan of bank merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Blue Hills and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our and their broker-dealer businesses, and further to certain existing sales and trading relationships with each of Blue Hills and Independent, we and our affiliates may from time to time purchase securities from, and sell securities to, Blue Hills and Independent. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Blue Hills or Independent for our and their own accounts and for the accounts of our and their respective

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

212-887-7777 ● www.kbw.com

The Board of Directors – Blue Hills Bancorp, Inc.

September 19, 2018

customers and clients. We have acted exclusively for the board of directors of Blue Hills (the “Board”) in rendering this opinion and will receive a fee from Blue Hills for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Blue Hills has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Blue Hills. In the past two years, KBW has provided investment banking and financial advisory services to Independent and received compensation for such services. KBW has provided certain financial advisory services to Independent in connection with Independent’s publicly announced and pending acquisition of MNB Bancorp (the “MNB Acquisition”). We may in the future provide investment banking and financial advisory services to Blue Hills or Independent and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Blue Hills and Independent and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated September 15, 2018 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Blue Hills; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Blue Hills; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Independent; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Independent; (vi) certain regulatory filings of Blue Hills and Independent and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2017 as well as the quarters ended March 31, 2018 and June 30, 2018; (vii) certain other interim reports and other communications of Blue Hills and Independent to their respective shareholders; and (viii) other financial information concerning the businesses and operations of Blue Hills and Independent that was furnished to us by Blue Hills and Independent or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Blue Hills and Independent; (ii) the assets and liabilities of Blue Hills and Independent; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Blue Hills and Independent with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Blue Hills, as well as assumed Blue Hills long-term growth rates provided to us by Blue Hills management, all of which information was discussed with us by Blue Hills management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Independent (which estimates reflect the estimated pro forma impact of the MNB Acquisition), as well as assumed Independent long-term growth rates provided to us by Independent management, all of which information was discussed with us by Independent management and used and relied upon by us based on such discussions, at the direction of Blue Hills management and with the consent of the Board; (vii) projected balance sheet and capital data of Independent, giving effect to Independent’s estimates and assumptions regarding the pro forma impact of the MNB Acquisition, that was prepared by Independent management, provided to and discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Blue Hills management and with the consent of the Board; and

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

212-887-7777 ● www.kbw.com

The Board of Directors – Blue Hills Bancorp, Inc.

September 19, 2018

(viii) estimates regarding certain pro forma financial effects of the Merger on Independent (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, the management of Independent, and used and relied upon by us based on such discussions, at the direction of Blue Hills management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions with the managements of Blue Hills and Independent regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken, with our assistance, by or on behalf of and at the direction of Blue Hills, to solicit indications of interest from third parties regarding a potential transaction with Blue Hills.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Blue Hills as to the reasonableness and achievability of the publicly available consensus “street estimates” of Blue Hills and the assumed Blue Hills long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information was reasonably prepared and represents, or in the case of the Blue Hills “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of such management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of Blue Hills, upon Independent management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Independent, the assumed Independent long-term growth rates, the projected balance sheet and capital data of Independent, and the estimates regarding certain pro forma financial effects of the Merger on Independent (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information was reasonably prepared and represents, or in the case of the Independent “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Independent management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We express no view or opinion as to the MNB Acquisition (or any terms, aspects or implications thereof) and have assumed, with the consent of Blue Hills, that the MNB Acquisition will be consummated as described to us by Independent management in the fourth quarter of 2018.

It is understood that the portion of the foregoing financial information of Blue Hills and Independent that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Blue Hills and Independent, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Blue Hills and Independent and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor.

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

212-887-7777 ● www.kbw.com

The Board of Directors – Blue Hills Bancorp, Inc.

September 19, 2018

We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Blue Hills or Independent since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Blue Hills and Independent are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Blue Hills or Independent, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Blue Hills or Independent under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed and referred to above) with no adjustments to the Merger Consideration and with no other consideration or payments in respect of the Blue Hills Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Blue Hills, Independent or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Blue Hills that Blue Hills has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Blue Hills, Independent, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Blue Hills Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

212-887-7777 ● www.kbw.com

The Board of Directors – Blue Hills Bancorp, Inc.

September 19, 2018

transaction (including the Bank Merger and the termination of Blue Hills’ Employee Stock Ownership Plan prior to the consummation of the Merger), including without limitation, the form or structure of the Merger (including the form of the Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any related transaction to Blue Hills, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Blue Hills to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any alternative transactions or strategies that are, have been or may be available to or considered by Blue Hills or the Board; (iii) the fairness of the amount or nature of any compensation to any of Blue Hills’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Blue Hills Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Blue Hills (other than the holders of Blue Hills Common Stock solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Independent or any other party to any transaction contemplated by the Agreement; (v) any adjustment (as provided in the Agreement) to the Merger Consideration assumed for purposes of our opinion; (vi) whether Independent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Blue Hills Common Stock at the closing of the Merger; (vii) the actual value of Independent Common Stock to be issued in the Merger; (viii) the prices, trading range or volume at which Blue Hills Common Stock or Independent Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Independent Common Stock will trade following the consummation of the Merger; (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (x) any legal, regulatory, accounting, tax or similar matters relating to Blue Hills, Independent, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Blue Hills Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

212-887-7777 ● www.kbw.com

The Board of Directors – Blue Hills Bancorp, Inc.

September 19, 2018

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Blue Hills Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

212-887-7777 ● www.kbw.com

ANNEX C – OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

September 20, 2018

Board of Directors

Independent Bank Corp.

2036 Washington St.

Hanover, MA 02339

Ladies and Gentlemen:

Independent Bank Corp. (“Buyer”), Rockland Trust Company, a wholly-owned subsidiary of Buyer (“Buyer Bank”), Blue Hills Bancorp, Inc. (“Company”) and Blue Hills Bank, a wholly-owned subsidiary of Company (“Company Bank”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company shall merge with and into Buyer with Buyer being the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Company common stock, $0.01 par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall become and be converted into, as provided in and subject to the limitations set forth in the Agreement, the right to receive (i) $5.25 in cash (the “Cash Consideration”), and (ii) 0.2308 shares of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration, the Stock Consideration and any cash in lieu of fractional shares are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Buyer.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution version of the Agreement, dated as of September 20, 2018; (ii) certain publicly available financial statements and other historical financial information of Buyer and Buyer Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Company and Company Bank that we deemed relevant; (iv) publicly available consensus median analyst GAAP earnings per share and dividends per share estimates for Buyer for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Buyer; (v) publicly available consensus median analyst GAAP earnings per share estimates for Company for the year ending December 31, 2018 and for the quarters ending March 31, 2019 and June 30, 2019, as well as estimated long-term net income and balance sheet growth rates and dividends per share for the quarters ending September 30, 2019 and December 31, 2019 and for the years thereafter, as provided by the senior management of Buyer; (vi) the pro forma financial impact of the Merger on Buyer based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Buyer; (vii) the publicly reported historical price and trading activity for Buyer Common Stock and Company Common Stock, including a comparison of certain stock trading information for Buyer Common Stock and Company Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Buyer and Company with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Buyer the business, financial condition, results of operations and prospects of Buyer and held similar discussions with the Company’s representatives regarding the business, financial condition, results of operations and prospects of Company.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Buyer or its representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the senior management of Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Buyer or Company or any of their respective subsidiaries. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Buyer or Company or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Buyer or Company, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Buyer or Company or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for both Buyer and Company are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus median analyst GAAP earnings per share and dividends per share estimates for Buyer for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Buyer. In addition, Sandler O’Neill used publicly available consensus median analyst GAAP earnings per share estimates for Company for the year ending December 31, 2018 and for the quarters ending March 31, 2019 and June 30, 2019, as well as estimated long-term net income and balance sheet growth rates and dividends per share for the quarters ending September 30, 2019 and December 31, 2019 and for the years thereafter, as provided by the senior management of Buyer. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Buyer. With respect to the foregoing information, the senior management of Buyer confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available estimates of senior management as to the future financial performance of Buyer and Company, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Buyer’s or Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Buyer and Company will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect that would be material to our analysis of Buyer, Company, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Buyer has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We will receive a fee for rendering this opinion. Buyer has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Sandler O’Neill has provided certain other investment banking services to Buyer. Most recently, Sandler O’Neill rendered a fairness opinion to the Board of Directors of Buyer in connection with Buyer’s acquisition of Island Bancorp, Inc., which transaction closed in May 2017. Sandler O’Neill has not provided any investment banking services to Company in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Buyer, Company and their respective affiliates. We may also actively trade the equity and debt securities of Buyer, Company and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Buyer in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Buyer as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to Buyer and does not address the underlying business decision of Buyer to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Buyer or the effect of any other transaction in which Buyer might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Buyer or Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in any regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Buyer from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Independent is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both Chapter 156D, Section 8.57 and Independent’s articles of organization provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Independent’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. Independent currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of Independent from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Independent.

Under Independent’s articles of organization and its bylaws, Independent may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to Independent or its shareholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, (d) was conduct from which the director or officer derived an improper personal benefit, or (e) was at least not opposed to the best interests of Independent, if the conduct was with respect to an employee benefit plan, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

Independent is not obligated under its articles of organization to indemnify or advance expenses to a director or officer of a predecessor of Independent, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.

Independent’s articles provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. Independent’s articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of Independent for acts or omissions occurring prior to the amendment or repeal.

The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 21. Exhibits and Financial Schedules

Number	Description

2.1	Agreement and Plan of Merger, dated as of September 20, 2018, by and among Independent Bank Corp., Rockland Trust Company, Blue Hills Bancorp, Inc. and Blue Hills Bank, included as Annex A to this proxy statement/prospectus.

3.1	Restated Articles of Organization of Independent Bank Corp. (incorporated by reference to Exhibit 3.2 to Independent’s Current Report on Form 8-K filed with the SEC on July 20, 2015).

3.2	Amended and Restated Bylaws of Independent Bank Corp. (incorporated by reference to Exhibit 3.1 to Independent’s Current Report on Form 8-K filed with the SEC on October 23, 2017).

4.1	Specimen certificate for shares of Common Stock, $0.01 par value per share, of Independent Bank Corp. (incorporated by reference to Independent Bank Corp.’s Annual Report on Form 10-K for the year ended December 31, 1992) (SEC File No. 001-09047). (P)

5.1	Opinion of Day Pitney LLP as to the legality of the securities being issued.

8.1	Opinion of Day Pitney LLP as to the tax consequences of the merger.

10.1	Form of Voting Agreement executed in connection with the Agreement and Plan of Merger, dated as of September 20, 2018, among Independent Bank Corp., Rockland Trust Company, Blue Hills Bancorp, Inc. and Blue Hills Bank.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Wolf & Company, P.C.

23.3	Consent of Day Pitney LLP (included in Exhibits 5.1 and 8.1 hereto).

24	Power of Attorney (included as part of the signature page).

99.1	Consent of Sandler O’Neill & Partners, L.P.

99.2	Consent of Keefe, Bruyette & Woods, Inc.

99.3	Form of Proxy Card for Meeting of Shareholders of Independent Bank Corp.*

99.4	Form of Proxy Card for Meeting of Stockholders of Blue Hills Bancorp, Inc.*

*	To be filed by amendment

Financial Statement Schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto which are incorporated by reference into this proxy statement/prospectus.

Item 22. Undertakings

1. The undersigned registrant hereby undertakes:

a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

4. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 3 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, Commonwealth of Massachusetts, on November 6, 2018.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name:	Christopher Oddleifson
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below makes, constitutes and appoints each of Edward H. Seksay and Patricia Natale as his or her true and lawful attorney, with full power of substitution to sign all amendments to this Form S-4 on his or her behalf.

Signature	Title	Date

/s/ Christopher Oddleifson Christopher Oddleifson	President, Chief Executive Officer and Director (Principal Executive Officer)	November 6, 2018

/s/ Donna L. Abelli Donna L. Abelli	Director and Chair of the Board	November 6, 2018

/s/ Robert D. Cozzone Robert D. Cozzone	Chief Financial Officer (Principal Financial Officer)	November 6, 2018

/s/ Mark J. Ruggiero Mark J. Ruggiero	Controller (Principal Accounting Officer)	November 6, 2018

/s/ Michael P. Hogan Michael P. Hogan	Director	November 6, 2018

/s/ Kevin J. Jones Kevin J. Jones	Director	November 6, 2018

/s/ Mary L. Lentz Mary L. Lentz	Director	November 6, 2018

/s/ Eileen C. Miskell Eileen C. Miskell	Director	November 6, 2018

/s/ John J. Morrissey John J. Morrissey	Director	November 6, 2018

/s/ Gerard F. Nadeau Gerard F. Nadeau	Director	November 6, 2018

/s/ Daniel F. O’Brien Daniel F. O’Brien	Director	November 6, 2018

Signature	Title	Date

/s/ Carl Ribeiro Carl Ribeiro	Director	November 6, 2018

/s/ John H. Spurr, Jr. John H. Spurr, Jr.	Director	November 6, 2018

/s/ Frederick Taw Frederick Taw	Director	November 6, 2018

/s/ Brian S. Tedeschi Brian S. Tedeschi	Director	November 6, 2018

/s/ Thomas R. Venables Thomas R. Venables	Director	November 6, 2018